UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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HEALTH NET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTH NET,

INC.

NOTICE OF

2009 ANNUAL

MEETING

AND

PROXY

STATEMENT

April 8, 2009

Dear Stockholders:

It is a pleasure to invite you to attend the 2009 Annual Meeting of Stockholders of Health Net, Inc. to be held at 21281 Burbank Boulevard in Woodland Hills, California 91367 on Thursday, May 21, 2009, at 10:00 a.m. (Pacific Time). For your convenience, we are offering a live webcast of the Annual Meeting on our Internet Web site, www.healthnet.com.

Each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement will be discussed during the Annual Meeting. In addition, a report on our business operations will be presented at the Annual Meeting. Stockholders who attend the Annual Meeting will have an opportunity to ask questions at the meeting; those who participate in the live webcast may submit questions during the meeting via the Internet.

It is important that you vote your shares whether or not you plan to attend the Annual Meeting. We urge you to carefully review the proxy statement and to vote your choices either on the enclosed proxy card, by telephone or via the Internet. You may return your proxy card by mail by using the enclosed self-addressed, postage-paid envelope. If you choose this method, please sign and date your proxy card and return it as soon as possible. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you do attend the Annual Meeting in person, your proxy can be revoked at your request.

We look forward to your attendance at the Annual Meeting.

Sincerely,

Jay M. Gellert

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Health Net, Inc. will hold its 2009 Annual Meeting of Stockholders on Thursday, May 21, 2009 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard in Woodland Hills, California 91367, for the following purposes:

1.	To elect the following nine directors to serve for a term of one year or until the 2010 Annual Meeting of Stockholders: Theodore F. Craver, Jr., Vicki B. Escarra, Thomas T. Farley, Gale S. Fitzgerald, Patrick Foley, Jay M. Gellert, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager.

2.	To approve the Amended and Restated Executive Officer Incentive Plan, which, in part, provides compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

3.	To approve an amendment to the 2006 Long-Term Incentive Plan, which, in part, increases the number of shares of Common Stock reserved for issuance under the plan from 6,750,000 to 13,750,000.

4.	To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2009.

5.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed Friday, March 27, 2009, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

At the Annual Meeting, each share of Common Stock, $.001 par value per share, of Health Net represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. Jay M. Gellert and Linda V. Tiano, Esq. have been appointed as proxy holders, with full rights of substitution, for the holders of Common Stock.

By Order of the Board of Directors,

Linda V. Tiano, Esq.

Senior Vice President, General Counsel and

Secretary

April 8, 2009

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the 2009 Annual Meeting of Stockholders of Health Net, Inc. in person. However, to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you attend the Annual Meeting in person, you may vote at the meeting even if you have previously returned a proxy.

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD

MAY 21, 2009

MEETING AND VOTING INFORMATION

General

The accompanying proxy is solicited by the Board of Directors of Health Net, Inc. (“Health Net,” “we,” “us” or “our”) for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting” or “2009 Annual Meeting”) to be held on Thursday, May 21, 2009 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard, Woodland Hills, California 91367, and at any continuation, adjournments or postponements thereof. Directions to attend the meeting can be found on our Internet Web site, www.healthnet.com. We expect to mail this proxy statement and accompanying proxy card beginning on or about April 8, 2009 to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 21, 2009. This proxy statement and our 2008 Annual Report on Form 10-K are available on our Internet Web site address at http://www.healthnet.com/InvestorRelations/2009Proxy. This Web site address contains the following documents: the notice of the Annual Meeting, this proxy statement, including the proxy card, and the 2008 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

We are offering a live webcast of the Annual Meeting on our Internet Web site, www.healthnet.com. The webcast of the Annual Meeting will consist of live sound, real-time access to printed material and the ability of stockholders to submit questions during the question and answer period. To participate in the webcast of the Annual Meeting, a stockholder should log on to www.healthnet.com on Thursday, May 21, 2009 shortly before 10:00 a.m. (Pacific Time) and follow the instructions provided under the “Investor Relations” section of the Web site. Stockholders will not be permitted to vote over the Internet during the Annual Meeting.

Who Can Vote; Outstanding Shares

Only holders of record of our Common Stock, $.001 par value per share (“Common Stock”), at the close of business on March 27, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. As of the Record Date, we had outstanding 103,851,724 shares of Common Stock.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting in the Investor Relations department at our corporate office at 21650 Oxnard Street, Woodland Hills, California 91367, between the hours of 9:00 a.m. and 4:00 p.m. Pacific time.

Quorum and Votes Required

Our bylaws require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted. Abstentions and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote those shares on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Participation by a stockholder in the live webcast of the Annual Meeting will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholder approval of each proposal requires the following votes:

•

Proposal 1—Election of Directors.    Under our bylaws, the persons receiving a plurality of the votes cast in person or by proxy, up to the number of directors to be elected, will be elected. Thus, the nine nominees receiving the greatest number of votes will be elected directors. Because only nine nominees have been named, proxies cannot be voted for a number of persons greater than nine. Abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers generally have discretionary authority to vote on the election of directors and thus broker non-votes are not expected to result from the vote on election of directors. However, if any broker non-votes result from the vote on election of directors, such non-votes will not affect the outcome of the election. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors.

•

Proposal 2 and Proposal 3—Approval of the Amended and Restated Executive Officer Incentive Plan and Approval of the Amendment to the 2006 Long-Term Incentive Plan.    Approval of proposals 2 and 3 is governed by the New York Stock Exchange, or NYSE, listing standards. The NYSE listing standards require that, to be approved, each of proposals 2 and 3 must receive the affirmative vote of the holders of a majority of shares of Common Stock cast on such proposal, in person or by proxy; provided that the votes cast on the proposal represent over 50% of the total outstanding shares of Common Stock entitled to vote on the proposal. Votes “FOR” and “AGAINST” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “FOR,” plus votes “AGAINST,” plus abstentions, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our Common Stock. Broker non-votes could impair our ability to satisfy the requirement that votes cast represent over 50% of our outstanding shares of Common Stock. Once the NYSE Votes Cast threshold is satisfied, the number of votes “FOR” the proposal must be greater than 50% of NYSE Votes Cast. Thus, abstentions have the same affect as a vote against the proposals. Brokers do not have discretionary authority to vote shares on proposals 2 and 3 without direction from the beneficial owner.

•

Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm.    Approval of proposal 4, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote on this proposal.

Voting by Proxy

If you hold your shares of Common Stock as a record holder, you may vote by specifying your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the card and returning it in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on May 20, 2009. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. Voting over the Internet or telephone will not be permitted after 12:00 p.m. (Central Time) on Wednesday, May 20, 2009.

Instructions on how to submit a proxy via the Internet and telephone are located on the attachment to the proxy card included with this proxy statement. The Internet and telephone voting procedures are designed to authenticate our stockholders by use of a control number located on the attachment to the proxy card included herewith.

If you hold your shares through a bank, broker or other nominee, check the instructions provided by that entity to determine which voting options are available to you. Please be aware that any costs related to voting over the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are received before the polls are closed at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the nine nominees for director and proposal 4 and no action will be taken with respect to proposals 2 and 3.

Voting in Person

If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the Annual Meeting. A proxy may be revoked in any of the following three ways:

(1)	By delivering to our Corporate Secretary (at our executive offices at 21650 Oxnard Street, Woodland Hills, California 91367) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked before 6:00 p.m. (Central Time) on May 20, 2009;

(2)	By duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to our Corporate Secretary or submitting it by telephone by calling 1-800-560-1965, or electronically via the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on May 20, 2009; or

(3)	By attending the Annual Meeting in person and voting such shares during the Annual Meeting, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held by a broker bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Solicitation

We will bear the entire cost of the solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket costs and expenses. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact our Investor Relations department at (800) 291-6911.

Your vote is important. Please sign, date and return a proxy card (or vote your shares over the Internet or by telephone) promptly so your shares can be represented, even if you plan to attend the Annual Meeting in person. The voting results will be included in our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2009.

INTRODUCTION

We are an integrated managed care organization that delivers managed health care services through health plans and government sponsored managed care plans. We operate and conduct our businesses through subsidiaries of Health Net, Inc., which is among the nation’s largest publicly traded managed health care companies. Unless the context otherwise requires, the terms “Company,” “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries.

Our health plans and government contracts subsidiaries provide health benefits through our health maintenance organizations (“HMOs”), insured preferred provider organizations (“PPOs”) and point-of-service (“POS”) plans to approximately 6.7 million individuals across the country through group, individual, Medicare, (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, TRICARE and Veterans Affairs programs. Our behavioral health services subsidiary, Managed Health Network, provides behavioral health, substance abuse and employee assistance programs to approximately 6.9 million individuals, including our own health plan members. Our subsidiaries also offer managed health care products related to prescription drugs and offer managed health care product coordination for multi-region employers and administrative services for self-funded benefits programs. In addition, we own health and life insurance companies licensed to sell PPO, POS, exclusive provider organization and indemnity products, as well as auxiliary non-health products such as life and accidental death and dismemberment, dental, vision, behavioral health and disability insurance, including our Medicare Part D Pharmacy coverage under Medicare.

We were incorporated in 1990. Our current operations are the result of the April 1, 1997 merger transaction (the “FHS Combination”) involving Health Systems International, Inc. (“HSI”) and Foundation Health Corporation (“FHC”). We changed our name to Health Net, Inc. in November 2000. Prior to the FHS Combination, we were the successor to the business conducted by Health Net of California, Inc., now our HMO subsidiary in California, and HMO and PPO networks operated by QualMed, Inc. (“QualMed”), which combined with us in 1994 to create HSI.

The mailing address of our principal executive office is 21650 Oxnard Street, Woodland Hills, CA 91367, and our Internet Web site address is www.healthnet.com.

PROPOSAL 1—ELECTION OF DIRECTORS

General; Board Structure

Our certificate of incorporation provides for directors to be elected on an annual basis. Under our certificate of incorporation and bylaws, the Board of Directors will consist of between three and twenty members, with the exact number to be fixed from time to time by the Board of Directors. The number of members constituting the Board of Directors has been fixed by the Board of Directors at twelve.

Our Board of Directors currently consists of nine members. Assuming the election of each of the director nominees at the Annual Meeting, the Board will continue to consist of nine members. We have engaged a third party search firm to assist the Governance Committee of our Board of Directors in the process of identifying and evaluating potential new director candidates.

Our bylaws contain certain mandatory retirement and resignation provisions that apply to members of our Board of Directors. Specifically, a director will be deemed to have retired and resigned from the Board of Directors effective immediately prior to the first annual meeting of stockholders occurring after such director attains seventy-two years of age. However, with respect to members of the Board of Directors who were serving as of February 4, 1999, this retirement and resignation applies once such director reaches seventy-five years of age. Additionally, the Board of Directors has the power to waive the application of these provisions on a case-by-case basis by affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances. The Board of Directors has waived the application of such provisions with respect to Patrick Foley (who is seventy-seven years of age and was a member of the Board of Directors on February 4, 1999) for one year. None of the other director nominees are affected by this mandatory retirement provision.

Our bylaws also provide that a director who has held office for any period of nine consecutive years after October 14, 2003, shall not be qualified to be elected as a director at the first annual meeting of stockholders occurring after the end of such ninth consecutive year and shall be deemed to have retired and resigned from the Board of Directors effective immediately upon the completion of such ninth consecutive year in office; provided, however, that the Board of Directors shall have the power to waive the application of such provisions to a given director on a case-by-case basis by an affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances. This provision does not affect any of the director nominees.

Director Nominees

At the Annual Meeting, stockholders will elect nine directors. Each director will be re-elected to hold office for a term of one year or until the 2010 Annual Meeting of Stockholders. Each elected director will continue in office until such director’s successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Pursuant to our bylaws, the Governance Committee of our Board of Directors has designated the following nine nominees for election. Each of the nominees has consented to serve as a director if elected. There are no family relationships among any directors. The following table sets forth certain information with respect to the nominees:

Name	Age	Director Since	Principal Occupation or Employment	Position(s) with Health Net
Theodore F. Craver, Jr.(1)(4)	57	2004	Chairman, President and Chief Executive Officer of Edison International	Director
Vicki B. Escarra(2)(3)	54	2006	President and Chief Executive Officer of Feed America	Director
Thomas T. Farley(1)(2)(4)	74	1997	Senior Partner of Petersen & Fonda, P.C.	Director
Gale S. Fitzgerald(1)(3)	58	2001	Former Chair and Chief Executive Officer of the Computer Task Group, Inc.	Director
Patrick Foley(2)(3)(4)	77	1997	Former Chairman, President and Chief Executive Officer of DHL Airways, Inc. and Director of various companies	Director
Jay M. Gellert	55	1999	Our President and Chief Executive Officer	President and Chief Executive Officer, Director
Roger F. Greaves	71	1997	Our Chairman of the Board, Former Co-President and Co-Chief Executive Officer and Director of various companies	Chairman of the Board
Bruce G. Willison(2)(3)(4)	60	2000	President and director of Grandpoint Capital, Inc., Former Dean and Current Professor in Management, UCLA Anderson School of Management	Director
Frederick C. Yeager(1)(3)	67	2004	Senior Vice President, Finance of Time Warner, Inc.	Director

(1)	Current member of the Audit Committee
(2)	Current member of the Governance Committee
(3)	Current member of the Compensation Committee
(4)	Current member of the Finance Committee

As set forth under “Meeting and Voting Information—Quorum and Votes Required,” the persons receiving a plurality of the votes cast, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes will not be counted, and stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of the nine nominees named above. Since only nine nominees have been named, proxies cannot be voted for a number of persons greater than nine.

It is expected that the nominees named above will stand for election at the 2009 Annual Meeting of Stockholders, but if any of the nominees declines or is unable to do so, the proxies will be voted for another person or persons designated by the Governance Committee of our Board of Directors.

The Board of Directors recommends a vote

“FOR” each named nominee.

Information Concerning Current Members of the Board of Directors and Nominees

Mr. Craver has served as our director since March 2004. Mr. Craver has served in many different capacities at Edison International (“Edison”), an international electric power generator, distributor and structured finance provider since 1996. Since August 2008, Mr. Craver has served as Chairman, President and Chief Executive Officer of Edison International, having been President of such entity since April 2008. Prior to that, Mr. Craver was Chairman and Chief Executive Officer of Edison Mission Group since 2005, one of the principal subsidiaries of Edison International that owns and operates independent power production facilities, and Chief Executive Officer of Edison Capital, an Edison company that is a provider of capital and financial services. Mr. Craver has served as Executive Vice President, Chief Financial Officer and Treasurer of Edison International since January 2000, and in other financial and executive management positions since 1996. From 1984 to 1996, Mr. Craver held various financial management positions at First Interstate Bancorp, including Executive Vice President and Corporate Treasurer and Executive Vice President and Chief Financial Officer of a banking subsidiary. Mr. Craver served in various capital markets trading, underwriting and marketing positions at Bankers Trust Company of New York from 1980 to 1984 and at Security Pacific National Bank from 1973 to 1980. Mr. Craver is also currently a director of Edison Electric Institute and the Electric Power Research Institute, both industry trade organizations, and of the Autry National Center, a non-profit organization.

Ms. Escarra has served as our director since July 2006. Ms Escarra has served as President and CEO of Feed America since March 2006. Prior thereto, Ms. Escarra had a 30-year career at Delta Air Lines, Inc. (“Delta”). Most recently, from May 2001 until October 2004, Ms. Escarra served as Delta’s Executive Vice President and Chief Marketing Officer. Ms. Escarra is a former director of A.G. Edwards Inc. and former Chair of the Board of the Atlanta Convention and Visitors Bureau.

Mr. Farley has served as our director since April 1997. Previously, he served as a director of HSI since January 1994. Mr. Farley served as a director of QualMed from February 1991 until February 1995 and is a senior partner in the law firm of Petersen & Fonda, P.C., Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley was a director of the Public Service Company of Colorado, a public gas and electric company, from 1983 to 1997, and is a former director of Colorado Public Radio. Mr. Farley is a current director/advisor of Wells Fargo Bank of Pueblo and Sunset, and a member of the Board of Regents of Santa Clara University, a Jesuit institution. He was recently appointed by the Governor of Colorado to the Board of Governors, the nine member governing board of the Colorado State University System.

Ms. Fitzgerald has served as our director since March 2001. From July 2002 through October 2002, Ms. Fitzgerald served as President and Chief Executive Officer of QP Group, a procurement solutions company. From October 1994 to June 2000, Ms. Fitzgerald served as Chair and Chief Executive Officer of Computer Task Group, Inc., an international information technology services firm. Ms. Fitzgerald also served on the Board of Directors of Kaleida Health System in Buffalo, New York from 1995 to 2002, and was Vice Chair from 2000 to 2002, and served on the Advisory Board of the University of Buffalo’s School of Management from 1993 to 2001. Ms. Fitzgerald served on the Boards of Directors of the Information Technology Services (“ITS”) Division of Information Technology Association of America (“ITAA”) and of ITAA from 1992 to 2002, and was Chair of the ITS Board from 1998 to 2002. Ms. Fitzgerald is a director of Diebold, Inc., Chair of Diebold’s governance committee and a member of its compensation committee. Diebold is a public company which specializes in providing integrated self-service delivery systems and services. Ms. Fitzgerald is a director and a member of the audit committee of Cross Country Healthcare, Inc., a healthcare staffing company. Ms Fitzgerald is also a founding partner and director of TranSpend, Inc. a privately held firm focused on total spend optimization.

Mr. Foley has served as our director since April 1997. Mr. Foley served as a director of FHC from 1996 until the FHS Combination in April 1997. Mr. Foley served as Chairman and Chief Executive Officer of DHL Airways, Inc. from September 1988 through July 1999.

Mr. Gellert has served as our director since February 1999 and has served as our President and Chief Executive Officer since August 1998. Previously Mr. Gellert served as our President and Chief Operating Officer from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as our Executive Vice President and Chief Operating Officer. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, he was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert has been a director of Ventas, Inc. since August 2001. Mr. Gellert is currently Chairman of America’s Health Insurance Plans.

Mr. Greaves has served as our director since April 1997 and was appointed Chairman of the Board of Directors in January 2004. Mr. Greaves served as a director of HSI from January 1994 until the FHS Combination in April 1997. Mr. Greaves served as our Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc. (a predecessor to Health Net) since its incorporation in June 1990. Mr. Greaves currently serves as Chairman of the Board of Directors of Health Net of California, Inc. (“HN California”), our subsidiary. Mr. Greaves also served a prior term as Chairman of the Board of Directors of HN California, and concurrently served as President and Chief Executive Officer of HN California. Prior to joining HN California, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968. Mr. Greaves serves as an Honorary Member of the Board of Trustees of California State University at Long Beach.

Mr. Willison has served as our director since December 2000. Mr. Willison currently serves as President and a director of Grandpoint Capital, Inc., a bank-holding company, since January 2009. Mr. Willison served as Dean, UCLA Anderson School of Management from July 1999 to January 2007, and is currently a Professor in Management of UCLA Anderson School of Management. From April 1996 to October 1998, Mr. Willison served as President and Chief Operating Officer of H.F. Ahmanson, Inc. (Home Savings of America). Prior thereto, Mr. Willison was Chairman, President and Chief Executive Officer of First Interstate Bank of California from February 1991 to April 1996. Mr. Willison is also a director of Move, Inc. and is a trustee of SunAmerica’s Seasons and Series Trusts.

Mr. Yeager has served as our director since March 2004. Mr. Yeager has served as Senior Vice President, Finance of Time Warner, Inc., a media and entertainment company, since December 2000, and since January 2009, has served as Chairman of the Time Warner’s Investment Committee, a trustee of Time Warner’s U.K. Pension Plans. From December 2000 to January 2009, Mr. Yeager led teams responsible for global strategic sourcing, supplier diversity and investment of employee benefits assets, and served as the chair of the Time Warner Investment Committee. From May 1995 to December 2000, Mr. Yeager was Vice President, Finance and Development for Time Warner and led teams responsible for financial and business planning, mergers and acquisitions, treasury, capital structure planning and capital markets transactions, and for managing Time Warner’s relationships with commercial and investment banks and debt-rating agencies. Prior thereto, Mr. Yeager had a 27-year career with Ford Motor Company where he held executive and management positions in the Finance Staff, the Treasurer’s Office, the Product Development Group, the Financial Services Group, Ford of Europe and Ford Motor Credit Company. Mr. Yeager began his career at Ford in 1968 as an Operations Research Analyst.

EXECUTIVE OFFICERS

The following sets forth certain biographical information with respect to our executive officers, as of March 27, 2009, and all individuals who served as our executive officers during 2008.

Name	Age	Position
Jay M. Gellert	55	President and Chief Executive Officer
James E. Woys	50	Executive Vice President, Chief Operating Officer
Joseph C. Capezza, CPA	54	Executive Vice President, Chief Financial Officer
Patricia T. Clarey	55	Senior Vice President, Chief Regulatory and External Relations Officer
Stephen D. Lynch	58	Former President, Health Plan Division
Karin D. Mayhew	58	Senior Vice President of Organization Effectiveness
John P. Sivori	45	President of Regional Health Plans and Health Net Pharmaceutical Services
Linda V. Tiano, Esq.	51	Senior Vice President, General Counsel and Secretary
Steven D. Tough	58	President of Health Plans and Government Programs
David W. Olson	58	Former Senior Vice President, Corporate Communications

Mr. Gellert has served as our President and Chief Executive Officer since August 1998. Previously, Mr. Gellert served as our President and Chief Operating Officer from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as our Executive Vice President and Chief Operating Officer. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Mr. Gellert has been our director since March 1999. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, Mr. Gellert was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert has been a director of Ventas, Inc. since August 2001. Mr. Gellert is currently Chairman of America’s Health Insurance Plans.

Mr. Woys has served as our Executive Vice President, Chief Operating Officer since November 2007. Previously, Mr. Woys served as our Interim Chief Financial Officer from November 2006 until November 2007, and served as President, Government and Specialty Services from October 2005 until November 2007. Prior thereto, he served as President of Health Net Federal Services from February 2001 to October 2005. Mr. Woys served as Chief Operating Officer and President of Health Net Federal Services from November 1999 to February 2001. Mr. Woys served as Chief Operating Officer and Senior Vice President for Foundation Health Federal Services from February 1998 to November 1999. Mr. Woys served as Senior Vice President of Foundation Health Federal Services from January 1995 to February 1998. From January 1990 to January 1995, Mr. Woys served as Vice President and Chief Financial Officer of the Government Division of FHC. Mr. Woys served as Director of Corporate Finance/Tax for FHC from October 1986 to January 1990. Prior to Mr. Woys’ employment with FHC, he was employed by Price Waterhouse from 1982 to 1986 and by Arthur Andersen & Co. from 1980 to 1982.

Mr. Capezza has served as our Executive Vice President, Chief Financial Officer since November 1, 2007. Prior to joining Health Net, Mr. Capezza served as Chief Financial Officer at Harvard Pilgrim Health Care from January 2002 to October 2007. From June 2000 to December 2001, Mr. Capezza served as Senior Vice President and Chief Financial Officer at Group Health Incorporated. Prior thereto, Mr. Capezza had a long career with Reliance Insurance Group, where he served as Senior Vice President and Chief Financial Officer at Reliance Reinsurance Corp. from February 1990 to May 2000. From 1985 to 1990, Mr. Capezza served as Vice President and Chief Financial Officer at Willcox Incorporated Reinsurance Intermediaries, and from 1983 to 1985, Mr. Capezza served as Vice President and Controller at Skandia America Reinsurance Company. From 1976 to 1983, Mr. Capezza served as General Practice Manager—Insurance Industry Specialist at Coopers & Lybrand, LLP.

Ms. Clarey has served as our Senior Vice President, Chief Regulatory and External Relations Officer since June 2008. Previously, Ms. Clarey served as Chief Operating Officer of our Health Plan Division and Health Net of California from April 2006 through May 2008. In 2003, Ms. Clarey left us to serve as a member of the senior leadership team for the campaign for Arnold Schwarzenegger for Governor of California, and after his election served as Governor Schwarzenegger’s Chief of Staff. Prior thereto, from March 2001 to November 2003, Ms. Clarey served as our Vice President of Government Relations. Prior to her service at Health Net, from 1998 through 2001 Ms. Clarey held senior management positions at Transamerica Corporation, and from 1991 to 1998 she served as deputy chief of staff to former California Governor Pete Wilson. Ms. Clary is currently a director of California Public Employees’ Retirement System, State Personnel Board and California Foundation on the Environment and the Economy.

Mr. Lynch served as our President, Health Plan Division from November 2007 until November 8, 2008. On November 8, 2008, Mr. Lynch announced he would retire from the Company effective February 28, 2009. From November 2008 until February 28, 2009, Mr. Lynch served as our Special Advisor, Health Plan Division. Previously, Mr. Lynch served as our President, Regional Health Plans since January 2005. Prior thereto, Mr. Lynch served as Chief Operating Officer for our Western Region since June 2004. Mr. Lynch served as President, Health Net of Oregon from August 2001 to June 2004.

Ms. Mayhew has served as our Senior Vice President of Organization Effectiveness since April 1999. Prior to joining us, Ms. Mayhew served as Senior Vice President, Organization Development of Southern New England Telecommunications Company (“SNET”), a northeast regional information, entertainment and telecommunications company based in Connecticut. Prior thereto, Ms. Mayhew served in various capacities at SNET, including Vice President, Human Resources, since 1972.

Mr. Sivori has served as our President of Regional Health Plans and Health Net Pharmaceutical Services since November 2008. Previously, Mr. Sivori served as our President of Health Net Pharmaceutical Services from September 2001 to November 2008. Prior thereto, Mr. Sivori was appointed Senior Vice President and Chief Financial Officer of Integrated Pharmaceutical Services, now Health Net Pharmaceutical Services, from December 1998 until September 2001. Mr. Sivori originally joined FHC in August 1994 and held various senior management positions prior to December 1998.

Ms. Tiano has served as our Senior Vice President, General Counsel and Secretary since February 1, 2007. Ms. Tiano served as Senior Vice President and General Counsel for WellChoice, Inc., the parent of Empire Blue Cross and Blue Shield of New York, from September 1995 to December 2005. Following WellChoice’s acquisition by WellPoint, Inc. in late 2005, Ms. Tiano served as Vice President and Deputy General Counsel for the East Region and National Accounts for WellPoint until November 1, 2006. Before WellChoice, Ms. Tiano was Vice President and General Counsel of MVP Health Plan in New York (“MVP”) from August 1992 to September 1995. Prior to MVP, Ms. Tiano was a partner in the New York office of Epstein Becker & Green.

Mr. Tough has served as our President of Health Plans and Government Programs since November 2008, the President of Health Net Federal Services since January 2006, and the President of our Government and Specialty Services division since February 2008. From 1978 to 1998, Mr. Tough spent 20 years at FHC, nine of which he served as President and Chief Operating Officer of our Government and Specialty Services groups. Upon leaving FHC in 1998, and prior to joining us in 2008, Mr. Tough started his own firm providing health care consulting services to a variety of companies, and served as President and CEO of the California Association of Health Plans and President, Western Region, MAXIMUS Health Care Services Group, a health care services organization.

Mr. Olson served as our Senior Vice President, Corporate Communications from May 1999 until his retirement from Health Net effective June 1, 2008. Mr. Olson was previously Vice President, Investor and Public Relations for HSI, one of Health Net’s predecessor companies.

Certain Relationships and Related Party Transactions

We have adopted a written Related Party Transaction Policy (the “Policy”), which Policy has been approved by the Audit Committee of the Board of Directors (“Audit Committee”) in accordance with its charter. The Policy outlines our policies and procedures for the review, approval or ratification of certain transactions in which any of our directors or director nominees, our executive officers, holders of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. The Policy provides, among other things, for any proposed related party transaction to be submitted to the Audit Committee, or under delegated authority to the Chair of the Audit Committee (the “Chair”) for approval. The factors to be considered by the Audit Committee, or Chair, as applicable, when reviewing such related party transaction shall include, but are not limited to, the following: (i) the benefits to Health Net; (ii) the impact on a director’s independence in the event the related party is a member of the board, an immediate family member of a member of the Board or an entity in which a member of the Board is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

The Policy also provides that if we find that a related party transaction is ongoing that did not receive prior approval by the Audit Committee, or Chair, as applicable, then such transaction will be promptly submitted to the Audit Committee or Chair, for consideration of all of the relevant facts and circumstances available, and taking into account the same factors as described above, to determine whether the transaction should be ratified, amended or terminated. If a related party transaction is completed that did not receive prior approval, the Audit Committee, or Chair, as applicable, shall evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction is appropriate. In the case of an ongoing or completed related party transaction that did not receive prior approval in accordance with the Policy, the General Counsel shall evaluate our controls and procedures to ascertain the reason(s) the transaction was not submitted for prior approval and whether any changes to these procedures are recommended. The Chair shall report to the Audit Committee at the next Audit Committee meeting any approval, ratification, amendment or rescission of a related party transaction made by such Chair under his or her delegated authority pursuant to the Policy.

On March 28, 2007, the Audit Committee, in accordance with the Policy, pre-approved the following related party transaction: Jonathan Mayhew, the step-son of our Senior Vice President of Organization Effectiveness, is the President and the 55% equity owner of two limited liability companies (the “LLCs”) that entered into a contract with Health Net to provide certain disability advocacy services to eligible health plan members (the “Agreement”). In 2008, we paid the LLCs, for services provided pursuant to the Agreement, approximately $2,000,000. During 2008 the Agreement was amended several times. These amendments were brought to the attention of the Audit Committee in accordance with the Policy.

In addition, we reimburse the expenses of Erika Greaves, the spouse of our Chairman of the Board, related to her attendance (including the costs of travel, food and lodging) at Celebration of Children meetings and events. Mrs. Greaves serves as a volunteer for Celebration of Children, which is a company sponsored charity program. In 2008, we reimbursed Mrs. Greaves approximately $22,094 in connection with her attendance at Celebration of Children meetings and events.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Conduct

Members of our Board of Directors are elected by the holders of Common Stock and represent the interests of all stockholders. Our Board of Directors meets periodically to review significant developments affecting us and to act on matters requiring Board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself.

Our Board of Directors has established Corporate Governance Guidelines that it follows in matters of corporate governance. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are published on our Web site at www.healthnet.com and are available in print upon written request, addressed to our Corporate Secretary.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors met a total of twenty four times in 2008. Each member of our Board of Directors was present for 75% or more of the combined total of (i) all meetings of the Board of Directors held in 2008 (during the period he/she served as a director) and (ii) all meetings of all committees of the Board of Directors held in 2008 on which he/she served (during the period he/she served). Our non-management directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The non-executive Chairman presides at such executive sessions, or in his absence, a non-management director designated by our non-executive Chairman. In addition, it is our policy that each of our directors attend the Annual Meeting. All of our current directors, excluding Mr. Foley, were in attendance at the 2008 Annual Meeting.

Director Independence

On an annual basis, with the assistance of the Governance Committee, our Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. To assist in making this determination, the Board has adopted independence guidelines which are designed to conform to, or be more exacting than, the independence requirements set forth in the listing standards of the NYSE. The director independence guidelines are published on our Web site at www.healthnet.com and are available in print upon written request, addressed to our Corporate Secretary . In addition to applying these guidelines, the Board considers any and all additional relevant facts and circumstances in making an independence determination.

Our Board of Directors has determined that the following directors qualify as independent under NYSE listing standards: Theodore F. Craver, Jr., Vicki B. Escarra, Thomas T. Farley, Gale S. Fitzgerald, Patrick Foley, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager. Under the NYSE listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making such determination the Board of Directors reviewed all current and past relationships between Health Net and members of the Board of Directors and their immediate family members. Additionally, the Board of Directors reviewed and considered certain expense reimbursements paid by Health Net to members of the Board of Directors or their immediate family members, which were determined to be either directly related to a bona fide business purpose or immaterial in amount.

In determining that Mr. Greaves is independent, the Board considered the following additional factors: (i) Mr. Greaves’ prior employment with Health Net, which ended more than thirteen years ago; (ii) the lifetime health benefits from Health Net (or any successor) that Mr. Greaves and his spouse received in conjunction with his retirement from Health Net as an employee; and (iii) the fact that his wife serves as a volunteer with Celebration of Children, a Health Net-sponsored charity, and receives certain expense reimbursements related to such service. In light of the significant time period since Mr. Greaves’ resignation and the fact that his receipt of health benefits is in no way contingent upon continued service to Health Net, the business purpose of the expense reimbursements, and the fact that Mrs. Greaves receives no salary compensation (only reimbursement of documented expenses) for her service to Celebration of Children, the Board determined that these were not material relationships under NYSE listing standards and therefore determined Mr. Greaves to be independent under such standards.

Committees of the Board of Directors

Our bylaws establish the following standing committees of the Board of Directors: the Audit Committee, the Governance Committee, the Compensation Committee and the Finance Committee. Our bylaws further provide that additional committees may be established by resolution adopted by a majority of the Board. From time to time, the Board establishes various ad hoc committees by resolution. A majority of the Board of Directors selects the directors to serve on the committees of the Board of Directors upon recommendation of the Governance Committee.

Audit Committee.

The Audit Committee of our Board of Directors currently consists of Messrs. Craver (Chairman), Farley, Yeager and Ms. Fitzgerald. Each of the current members of the Audit Committee served on the Audit Committee from January 2008 to December 2008. Our Board of Directors has determined that all current Audit Committee members are financially literate under the NYSE listing standards and that all current members of the Audit Committee are independent under NYSE listing standards and under the requirements of SEC Rule 10A-3. Messrs. Craver and Yeager have each been determined by the Board to be an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. Our Audit Committee held eleven meetings in 2008.

Audit Committee Responsibilities.    The Audit Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to our Corporate Secretary. Pursuant to the Audit Committee charter, the Audit Committee is responsible for, among other things:

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appointing, compensating, retaining, terminating and overseeing the work of any registered public accounting firm (“independent auditors”) engaged to prepare or issue an audit report or perform other audit or non-audit services for us;

•	pre-approving all audit services and permitted non-audit services, including the proposed fees related thereto, to be performed for us by the independent auditors;

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obtaining and reviewing, at least annually, a report from the independent auditors with respect to matters affecting the independent auditors’ internal quality-control procedures, independence and other material issues surrounding the auditing process;

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reviewing and discussing with the independent auditors their annual audit plan (for annual and quarterly reporting purposes), including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

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reviewing with management and the independent auditors our practices with respect to, among other things: the disclosures in our annual audited financial statements and quarterly financial statements; the process surrounding certain accounting estimates; treatment of significant transactions not a part of our regular operations; significant adjustments to our financial statements; risk assessment; risk management; and our critical accounting policies;

•	reviewing and resolving all disagreements, problems or difficulties between our independent auditors and management regarding financial reporting;

•	reviewing and reporting to the Board on the performance and the independence of the independent auditors;

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reviewing, on a regular basis, the adequacy and effectiveness of our accounting and internal control policies and procedures, through inquiry and discussions with management and the independent auditors;

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reviewing the Audit Committee’s involvement and interaction with our internal audit function; the services provided by our internal audit function; and the controls that management has established to protect the integrity of the quarterly reporting process;

•	reviewing our policies relating to the ethical handling of conflicts of interest and reviewing transactions between us and members of our management;

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monitoring compliance with our Code of Business Conduct, including discussing with management and the independent auditors established standards of conduct and performance, and deviations therefrom; and

•	reviewing with management, at the request of the Board, significant financial matters affecting us, whether or not related to a review of quarterly or annual financial statements.

Governance Committee.

The Governance Committee of our Board of Directors is currently comprised of Messrs. Willison (Chairman), Farley, Foley, and Ms. Escarra. Each of the current members of the Governance Committee served on the Governance Committee from January 2008 to December 2008. Each of the current members of the Governance Committee is independent under NYSE listing standards. The Governance Committee held five meetings in 2008.

Governance Committee Responsibilities.    The Governance Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to our Corporate Secretary. Pursuant to the Governance Committee charter, the Governance Committee is responsible for, among other things:

•	establishing procedures for evaluating the credentials and suitability of potential director nominees proposed by our management or stockholders;

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reviewing qualifications of candidates for Board membership from whatever source received and identifying individuals qualified to serve as our directors, consistent with the criteria established by the Board of Directors;

•	selecting individuals qualified to serve as director nominees for election by the stockholders at each annual meeting of our stockholders;

•	nominating qualified individuals to fill vacancies on the Board of Directors which occur between annual meetings of our stockholders;

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reviewing annually the relationship each director has with us (i.e. directly, as a partner, shareholder or officer of an organization that has a relationship with us) and the categorical director independence standards adopted by the Board;

•	recommending individual Board members for designation as members of committees on the Board of Directors;

•	advising the Board of Directors with respect to the Board’s procedures and committees;

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developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to us and advising the Board of Directors with respect to the corporate governance guidelines applicable to us;

•	overseeing the evaluation of the Board of Directors and our management; and

•	evaluating our succession plans for the Chairman of the Board, Chief Executive Officer and other senior officers.

In addition, the Governance Committee has responsibility for consideration and recommendation to the Board of Directors the compensation of the Board of Directors. Periodically, the Governance Committee reviews compensation survey data for peer board of director compensation and determines whether any adjustments to the Board of Directors’ compensation are appropriate, and if yes, recommends such adjustments to the Board of Directors. Historically, reviews and adjustments to the Board of Directors’ compensation have occurred less frequently than annually.

The Governance Committee selects director nominees on the basis of the nominee’s possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards and our bylaws and other corporate governance documents.

The Governance Committee identifies potential director nominees from many sources. The Governance Committee asks current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board. From time to time, the Governance Committee also engages third party search firms that specialize in identifying director candidates. The Governance Committee is currently working with a third party search firm to assist the Governance Committee in the process of identifying and evaluating potential new director candidates. The Governance Committee also considers director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a director candidate considered by the Governance Committee for inclusion on the slate of nominees, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and record address of the stockholder;

•	evidence of number of shares of our Common Stock which are owned beneficially or of record by the stockholder and the length of time owned;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Health Net; and

•	the candidate’s signed consent to be named as a director if selected by the Governance Committee and nominated by the Board of Directors.

The stockholder’s recommendation and information described above must be sent to our Corporate Secretary at 21650 Oxnard Street, Woodland Hills, California 91367 and received by the Secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Once a person has been identified by the Governance Committee as a potential candidate, the Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Chairman of the Governance Committee or another member of the Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the 2009 Annual Meeting and in accordance with the above guidelines, the Governance Committee nominated for re-election each of the following nine nominees: Ms. Escarra, Ms. Fitzgerald and Messrs. Craver, Farley, Foley, Gellert, Greaves, Willison and Yeager.

Compensation Committee.

The Compensation Committee currently consists of Ms. Fitzgerald (Chair), Ms. Escarra and Messrs. Foley, Willison and Yeager. Each of the current members of the Compensation Committee served on the Compensation Committee from January 2008 through December 2008. Each of the current members of the Compensation Committee is intended to qualify as a “non-employee director” within the meaning of Section 16 of the Exchange Act, an “outside director” for Section 162(m) purposes and independent under NYSE listing standards. Mr. Greaves, in his capacity as Chairman of the Board, regularly attends Compensation Committee meetings but, since he is not a member of the Compensation Committee, he does not vote on any Compensation Committee actions. In 2008, our Compensation Committee held nine meetings.

Compensation Committee Responsibilities.    The Compensation Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to our Corporate Secretary. Pursuant to the Compensation Committee charter, the Compensation Committee is responsible for, among other things:

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evaluating annually the performance of the Chief Executive Officer (the “CEO”) in light of the goals and objectives of our executive compensation plans, and, either as a committee or together with other independent directors (as directed by the Board), determining and recommending for approval by the independent directors of the Board of Directors, the CEO’s compensation level based on this evaluation, which recommendation is subject to ratification, modification or rejection by the independent directors of the Board of Directors;

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evaluating annually the performance of our most highly compensated officer (other than the CEO) (for 2008, the EVP, Chief Operating Officer) in light of the goals and objectives of our executive compensation plans, and recommending to the Board such officer’s compensation level, which recommendation is subject to ratification, modification or rejection by the Board of Directors;

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evaluating annually the performance of our senior officers who occupy jobs that the Compensation Committee, solely for purposes of evaluating compensation, determines to have the highest impact on us (the “Senior Officers”), including the “Executive Officers” listed previously herein (excluding the CEO and the second most highly compensated officer, as provided above), and approving each such Senior Officer’s compensation level;

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reviewing and approving, on a general and policy level basis only, the compensation and benefits of officers, managers and employees other than the CEO, our second mostly highly compensated officer and the Senior Officers, and advising the Board of Directors of actions taken;

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reviewing the goals and objectives of our compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•	reviewing and approving any severance or termination arrangements to be made with any of our Senior Officers;

•	reviewing perquisites or other personal benefits to our Senior Officers and recommending any changes to the Board of Directors; and

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performing such duties and responsibilities as may be assigned to the Board of Directors or the Compensation Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

As provided in its charter, the Compensation Committee has the responsibility to review at least annually the performance of the CEO, the second-highest paid executive officer and the Senior Officers (the “Oversight

Positions”). The Compensation Committee has the authority to approve the compensation for all Oversight Positions, except that the Board of Directors has the responsibility to determine the compensation for the CEO and second-highest paid executive. When making such determination, the Board of Directors takes into consideration the Compensation Committee’s recommendation regarding the compensation for the CEO and second-highest paid executive, and may choose to ratify, modify or reject such recommendation. The annual performance review of the Oversight Positions occurs in the first quarter of the calendar year following the previous 12-month performance period, and such review cannot be delegated to anyone other than the Compensation Committee. The Compensation Committee reviews all relevant data when determining, and recommending to the Board of Directors, as the case may be, executive compensation including, but not limited to, salary survey/market data for the job; individual and Health Net’s overall performance compared to our business plan; relative performance to our peer group; industry factors during the performance period; and the executive’s compensation progression over time compared to their development, expected future contributions to our success and retention concerns. The CEO and his direct reports have the responsibility to review and approve all executive compensation, other than the “Oversight Positions”, on an annual basis. This annual review process includes the same relevant factors listed above. The Compensation Committee is not responsible for considering or determining compensation for the Board of Directors, this is the responsibility of the Governance Committee and Board of Directors as discussed above in the “Governance Committee” section of this proxy.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Health Net’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee has directly selected and retained the services of the consulting firm Semler Brossy Consulting Group, Inc. to assist the Compensation Committee in evaluating executive compensation matters. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the compensation consultant in order to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the compensation consultant’s fees and other retention terms that relate to the compensation consultant’s work. The compensation consultant reports directly and exclusively to the Compensation Committee. During 2008, the Compensation Committee directed Semler Brossy to provide the following services:

•	survey benchmarking analysis;

•	peer group competitive review;

•	a review of market trends in executive compensation;

•	review of the compensation committee charter;

•	review of equity ownership guidelines;

•	guidance on retirement provisions for outstanding equity awards; and

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advice regarding competitive levels of executive base salaries, annual performance-based incentive cash awards and annual equity awards, and advice regarding managements proposed salary structure and equity grant guidelines for 2009.

For a full discussion of the services that the consulting firm provides to our Compensation Committee to assist it in structuring and evaluating our executive compensation programs, plans and practices, see the “Compensation Discussion and Analysis” section of this proxy.

Finance Committee.

The Finance Committee of the Board of Directors currently consists of Messrs. Foley (Chairman), Craver, Farley and Willison. Each of the current members of the Finance Committee served on the Finance Committee from January 2008 through December 2008. In 2008, our Finance Committee held nine meetings.

Finance Committee Responsibilities.    The Finance Committee is responsible for, among other things:

•	reviewing our investment policies and guidelines;

•	monitoring the performance of our investment portfolio;

•	reviewing, in coordination with the Audit Committee, our financial structure and operations in light of our long-term objectives;

•	reviewing and recommending to the Board of Directors appropriate action on proposed acquisitions and divestitures;

•	establishing appropriate authority levels for various officials of Health Net with respect to mergers and acquisitions transactions, divestiture transactions and capital expenditures; and

•	reviewing and recommending appropriate action with respect to our short- and long-term debt structure.

DIRECTORS’ COMPENSATION

Directors’ Compensation Table for 2008

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)
Theodore F. Craver, Jr.	128,000		105,469	(3)	0		233,469
Vicki Escarra	99,000		93,808	(4)	0		192,808
Thomas T. Farley	126,000		105,469	(5)	0		231,469
Gale S. Fitzgerald	128,000	(6)	105,469	(7)	0		233,469
Patrick Foley	108,000		105,469	(8)	0		213,469
Roger F. Greaves	220,000		105,469	(9)	18,967	(10)	344,436
Bruce G. Willison	122,000	(6)	105,469	(11)	0		227,469
Frederick C. Yeager	122,000		105,469	(12)	0		227,469

(1)	Consists of all fees earned by each non-employee director for his or her services to us during 2008.

(2)	Consists of compensation cost recognized in our financial statements for 2008 with respect to awards granted in 2008 and prior fiscal years under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), excluding the effect of estimated forfeitures related to service-based vesting conditions. See Notes to Consolidated Financial Statements, Note 2-Summary of Significant Accounting Policies Share-Based Compensation Expense and Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a description of the valuation used in determining this amount.

(3)	During 2008, Mr. Craver received an option grant of 11,600 shares of our Common Stock on May 9, 2008, with an aggregate grant date fair market value of $122,058. See Notes to Consolidated Financial Statements, Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2008, Mr. Craver held 42,627 options to acquire shares of our Common Stock, 23,527 of which were exercisable.

(4)	During 2008, Ms. Escarra received an option grant of 11,600 shares of our Common Stock on May 9, 2008, with an aggregate grant date fair market value of $122,058. See Notes to Consolidated Financial Statements, Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2008, Ms. Escarra held 24,813 options to acquire shares of our Common Stock, 6,905 of which were exercisable.

(5)	During 2008, Mr. Farley received an option grant of 11,600 shares of our Common Stock on May 9, 2008, with an aggregate grant date fair market value of $122,058. See Notes to Consolidated Financial Statements, Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2008, Mr. Farley held 51,600 options to acquire shares of our Common Stock, 32,500 of which were exercisable.

(6)	The amount shown was deferred under the non-employee director deferred compensation plan.

(7)	During 2008, Ms. Fitzgerald received an option grant of 11,600 shares of our Common Stock on May 9, 2008, with an aggregate grant date fair market value of $122,058. See Notes to Consolidated Financial Statements, Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2008, Ms. Fitzgerald held 65,395 options to acquire shares of our Common Stock, 46,295 of which were exercisable.

(8)	During 2008, Mr. Foley received an option grant of 11,600 shares of our Common Stock on May 9, 2008, with an aggregate grant date fair market value of $122,058. See Notes to Consolidated Financial Statements, Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2008, Mr. Foley held 81,600 options to acquire shares of our Common Stock, 62,500 of which were exercisable.

(9)	During 2008, Mr. Greaves received an option grant of 11,600 shares of our Common Stock on May 9, 2008, with an aggregate grant date fair market value of $122,058. See Notes to Consolidated Financial Statements, Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2008, Mr. Greaves held 81,600 options to acquire shares of our Common Stock, 62,500 of which were exercisable.

(10)	The amount shown is also comprised of the following expenses reimbursed to Mr. Greaves’ by Health Net in connection with his, and his spouses’, attendance at certain Health Net functions where Mr. Greaves served a bona fide business purpose that was not directly related to his service as Chairman of the Board, or service as a member on a Health Net subsidiary board: $1,311, $499 and $501 for Mr. Greaves’ airfare, lodging and automobile transportation expenses, respectively, and $16,656 for Mrs. Greaves’ airfare, automobile transportation and food expenses when accompanying Mr. Greaves to Health Net related business meetings and events unrelated to Celebration of Children.

(11)	During 2008, Mr. Willison received an option grant of 11,600 shares of our Common Stock on May 9, 2008, with an aggregate grant date fair market value of $122,058. See Notes to Consolidated Financial Statements, Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2008, Mr. Willison held 59,518 options to acquire shares of our Common Stock, 40,418 of which were exercisable.

(12)	During 2008, Mr. Yeager received option grant of 11,600 shares of our Common Stock on May 9, 2008, with an aggregate grant date fair market value of $122,058. See Notes to Consolidated Financial Statements, Note 8-Long-Term Equity Compensation of our 2008 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2008, Mr. Yeager held 38,627 options to acquire shares of our Common Stock, 19,527 of which were exercisable.

Cash Retainers and Meeting Fees.    For 2008, the annual retainer payable to our non-employee directors was $45,000 per year. During 2008, each non-employee director who chaired the Compensation Committee, Governance Committee and Finance Committee received an additional annual retainer of $10,000 per year. The non-employee director who chaired the Audit Committee received an additional annual retainer of $15,000. Each non-employee director also received a $2,000 fee for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee. Non-employee directors received a $2,000 fee for each Audit Committee meeting attended. In lieu of these retainer and meeting fees, Mr. Greaves received $18,833.34 per month for his services during 2008 as Chairman of the Board of Directors and as a member of other Health Net subsidiary boards. No fees are paid to Health Net employees for service as a director.

Option Grants.    Our non-employee directors receive initial grants of nonqualified stock options when they join our Board and automatic annual grants of nonqualified stock options upon their re-election to our Board. These grants are currently made under our 2006 Long-Term Incentive Plan (the “2006 Plan”). Non-employee directors are granted options to purchase 7,500 shares when they join our Board. Upon re-election to the Board, the number of shares granted to non-employee directors has a target value equal to $130,000, based on the Black-Scholes method of option valuation. Each non-employee director grant entitles the optionee to purchase the granted number of shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of such grant. Each grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a “change in control” of Health Net, as defined in the 2006 Plan. On May 9, 2008, options to purchase 11,600 shares at an exercise price of $28.08 per share were granted to each of Messrs. Craver, Farley, Foley, Greaves, Willison, Yeager and Ms. Escarra and Ms. Fitzgerald, under the 2006 Plan.

We also maintain a Third Amended and Restated Non-Employee Director Stock Option Plan (the “NED Plan”) pursuant to which nonqualified stock option grants to non-employee directors are outstanding. There are no longer enough shares available under the NED Plan to make annual grants to non-employee directors, and, as such, we no longer utilize this plan for such grants. The terms and conditions of the grants made to non-employee directors under the NED Plan are substantially the same as grants made under the 2006 Plan, except that the definition of “change in control” is different in the NED Plan.

Expenses.    We generally provide for, or reimburse the reasonable expenses of (including costs of travel, food and lodging), our directors incurred in connection with attending Board of Directors, committee and stockholder meetings. We also reimburse directors for their reasonable expenses associated with attendance at other Heath Net-related business meetings and events. In addition, we invite our directors and their companions to attend the annual Health Net Board retreat, and generally reimburse the reasonable expenses of their companions’ travel, food and lodging. Health Net does not own its own aircraft, and as such our directors generally use commercial air, rail or automobile transportation when traveling to Health Net related business meetings. In addition, we also provide for, or reimburse the expenses of, the Chairman of the Board’s spouse, Erika Greaves, related to her attendance (including the costs of travel, food and lodging) at Celebration of Children meetings and events. Mrs. Greaves serves as a volunteer for Celebration of Children, which is a Health Net-sponsored charity program. In addition, we also reimburse the expenses of Erika Greaves when she accompanies Mr. Greaves to Health Net related business meetings and events.

Stock Ownership Requirements.    Our governance policy provides that non-employee directors are encouraged to own our Common Stock (whether as a result of exercising stock options or the purchase of shares) and it is expected that, within four years of joining the Board, a non-employee director will own shares of our Common Stock having a value of at least three (3) times the annual retainer paid to such director during our most recently completed fiscal year, based on the average NYSE closing price per share of our Common Stock (as adjusted for stock splits and similar changes to the Common Stock) for our most recently completed fiscal year; provided, that the following shall not count toward the director’s target level of ownership: (i) shares of stock gifted to others, (ii) outstanding stock options and (iii) restricted stock grants made to non-employee directors that are not yet vested. All of our directors met these stock ownership guidelines as of December 31, 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Health Net, Inc. is an integrated managed care organization that delivers services through commercial and government sponsored managed care plans. Our business requires a talented, motivated and capable leadership team. To that end, executive compensation plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

This Compensation Discussion and Analysis (“CD&A”) section discusses the compensation programs and policies in place for our named executive officers, as well as the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our named executive officers. Our named executive officers consist of the following executives: Jay M. Gellert, our President and Chief Executive Officer; James E. Woys, our Executive Vice President and Chief Operating Officer; Joseph C. Capezza, CPA, our Executive Vice President and Chief Financial Officer; Stephen D. Lynch, Former President, Health Plan Division, who retired on February 28, 2009; and Linda V. Tiano, Esq., our Senior Vice President, General Counsel and Secretary. The Compensation Committee has primary authority to structure our compensation programs and establish compensation levels for our executives, including our named executive officers; however, our Board approves final compensation decisions with regard to our Chief Executive Officer and our second highest paid executive. A detailed discussion of the Compensation Committee’s roles and responsibilities can be found under the “Corporate Governance” section of this proxy statement.

What are the objectives of our executive officer compensation programs?

Managed care is a complex industry that faces regulatory and marketplace challenges. We have found that the pool of executives with the relevant industry experience and skills to provide effective leadership in this complex health care environment is limited. Therefore, our compensation program must support our goal of attracting and retaining executive talent with the leadership capability needed to operate successfully. Of equal importance, our compensation program must align the interests of our executives with those of our stockholders by rewarding our executives for results that create long-term stockholder value.

The objectives of our compensation program are to:

•

motivate our executive officers by aligning pay and performance and subjecting a significant portion of our executive officers’ compensation to the achievement of pre-established corporate and business unit objectives;

•

attract and retain highly qualified and talented executive officers and other key employees by providing a total compensation program that is competitive with companies with whom we compete for executive talent;

•	align the interests of our executive officers with those of our stockholders though equity-based long-term incentive awards that link executive compensation to stockholder value;

•	provide financial stability to our executive officers while recognizing individual performance and achievements;

•	consider plan affordability and our capacity to pay; and

•	promote executive share ownership.

What are the elements of named executive officer compensation and why do we provide each element?

The major compensation elements for our named executive officers are:

•	base salaries;

•	annual performance-based incentive cash awards;

•	equity awards, primarily in the form of restricted stock unit awards and performance shares;

•	severance and change in control benefits; and

•	limited perquisites and other benefits.

We use each element of compensation to satisfy one or more of our compensation objectives and each element is an integral part of and supports our overall compensation program. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance-based programs. Our annual performance-based incentive cash award program rewards short-term financial performance, while our long-term equity compensation program rewards sustained performance and financial growth and aligns the interests of our senior management with those of our stockholders. Each of these elements helps us to attract and retain qualified and capable executive officers. The specific purposes of each element are identified in the descriptions that follow.

Base Salary.

Base salaries provide our named executive officers with a degree of financial certainty and stability, compensating them for performing their core job duties and recognizing individual achievements and contributions. In 2008, it was determined that none of the named executive officers would receive a base salary increase because they were already in the desired range of salaries, based on the market median for their positions (the market median is discussed further below under “How do we determine the amount for each element of executive officer compensation?”). In addition, 2008 performance did not support pay adjustments. Mr. Gellert’s base compensation of $1,200,000 was above the market median of $1,077,000 and only slightly below the market 75th percentile of $1,279,000. Mr. Woys received a 10% increase to his base salary in November 2007 in conjunction with his promotion to Executive Vice President, Chief Operating Officer. His base salary of $700,000 was slightly above the market median of $666,000 for his position. Mr. Capezza was hired in November 2007, and his base salary of $550,000 was slightly above the market median of $531,000 for his position. Mr. Lynch received a 9% increase to his base salary in December 2007 in conjunction with his promotion to President, Health Plan Division. His base salary of $600,000 was near the market 75th percentile of $614,000. Ms. Tiano was hired in February 2007 with a base salary of $500,000. In February, 2008, her base salary was between the market median and 75th percentile, $483,000 and $539,000, respectively.

Annual Performance-Based Incentive Cash Awards.

Annual performance-based incentive cash awards help to motivate our named executive officers to meet or exceed our Company-wide and business unit short-term performance objectives. The Executive Officer Incentive Plan (the “EOIP”) is only funded if we attain a pre-established performance threshold. For 2008, we used earnings per share as our performance threshold. For 2009, our performance threshold for funding of the EOIP will be based on pre-tax income, which is generally defined as total revenue less payments to providers, sales, and general and administrative expenses. This change creates emphasis on operational performance, which is critical for our 2009 plan, because improved operational performance leads to increased long-term value for our stockholders while enabling our economic growth and performance development. In addition, awards to participants in the EOIP are tied to specific pre-established Company-wide and business unit performance objectives. EOIP awards in 2008 were also tied to specific pre-established individual performance objectives, which further contribute to successful Company and business unit results. Under the EOIP, assessment of performance is based both on what is achieved and how it is achieved, so that goals are accomplished in a manner that strengthens Health Net’s climate, as reflected in our annual associate climate survey, as well as achieves our business objectives. A description of the material terms of the EOIP can be found below in the section entitled

“Analysis of Compensation During Fiscal 2008—Annual Performance-Based Incentive Cash Awards,” as well as Proposal 2 to amend and restate the EOIP. Because the Company did not meet our financial performance thresholds in 2008, the EOIP was not funded and no bonuses were paid, as discussed in detail below under “Annual Performance-based Incentive Cash Awards.”

Long-Term Equity Compensation.

Our annual long-term incentive awards are generally provided in the form of restricted stock units and performance shares. For out-of-cycle grants (i.e., grants that are not annual grants, such as new hire or promotion grants), we occasionally issue equity grants in the form of stock options. Our Chief Executive Officer has been delegated the authority to grant stock options in certain instances; however, any grants to the named executive officers must be approved by the Compensation Committee. Further, any grants to the Chief Executive Officer and the second highest paid officer must be recommended by the Compensation Committee and approved by the Board of Directors.

Each year, the Compensation Committee approves our equity grant guidelines for equity awards to all eligible participants Company-wide, including the named executive officers, based on the participants’ salary grade levels in the organization. The guidelines provide a range of shares for participants at each salary grade level to provide competitive equity value to the eligible recipient population and ensure that we maintain our targeted rate of share usage, or our burn rate, as approved by the Compensation Committee. Our 2008 burn rate was 2% and our 2009 burn rate is expected to be 2.5% of our outstanding Common Stock measured in stock option equivalents. Our 2008 burn rate considers a conversion factor of two option equivalents for every full value share granted. Beginning March 6, 2009, our 2009 burn rate considers a conversion factor of 1.75 option equivalents for every full value share granted. Our targeted rate of share usage controls the rate of dilution for stockholders, is competitive with industry practice and provides a reasonable amount of value sharing with executives.

Our historical dilution and rate of usage over the past five years, as shown in the table below, illustrates our ability to maintain our rate of usage at or near 2% of our outstanding Common Stock in recent years.

Stockholder Dilution From Stock Grants: Historic Rates of Usage at Health Net

	FY 2004	FY 2005	FY 2006	FY 2007	FY 2008
Diluted Weighted Average Shares:	113,038,000	115,641,000	118,310,000	113,829,000	107,610,000
Option-Equivalent Shares Granted:	3,387,413	2,192,867	2,508,187	2,223,821	2,326,443
Rate of Share Usage	3.00%	1.90%	2.12%	1.95%	2.16%

In determining the 2008 annual equity grant program, the Compensation Committee reviewed market trends in equity grant guidelines based on the market median of general industry survey data provided by Semler Brossy, the compensation consultant to the Compensation Committee. Grant ranges are established for each salary grade for associates at the director and above level. Each year, we balance competitive grant values from the market median with our burn rate objectives, participation guidelines and shares available. In order to balance these objectives, we are not able to provide grants to all eligible associates each year. In addition, depending on our stock price and burn rate objectives, our equity grant guidelines may reflect below market median competitive levels. For 2008, we developed equity grant guidelines based on targeted dollar values as the reference points to accommodate fluctuations in our stock price. The midpoint of the equity grant guideline range was aligned with the median market survey data. For 2009, due to the reduction in our stock price and our objective to manage to a 2.5% burn rate, the midpoint of our equity ranges represents approximately 30% of the targeted market median equity value at the time that our guidelines were created in the fourth quarter of 2008. Our stock price would need to be $35 per share for our 2009 equity grant guidelines to match the median of the market competitively, and therefore, we established our equity grant guidelines using the number of full value shares, rather than targeted dollar values, as reference points.

For 2008, the Compensation Committee determined it was appropriate to award 50% of long-term incentive compensation as performance-based shares to provide a proper incentive for executive performance and to award 50% of long-term incentive compensation as time-vested restricted stock units to balance motivation and retention objectives.

The 2008 annual equity grant value for the named executive officers, other than Mr. Gellert, was provided 50% in the form of time-vested restricted stock units and 50% in the form of performance shares, which followed our 2007 annual equity grant guidelines. The value of Mr. Gellert’s 2008 annual grant was provided 75% in the form of performance shares and 25% in the form of time-vested restricted stock units. The Compensation Committee and Board of Directors agreed that his compensation should be weighted more heavily towards performance measures for vesting as opposed to time-vested equity. These awards align the interests of our named executive officers and our stockholders by providing an incentive for our executives to increase our market value, as reflected by the market price of our stock (for time-vested shares) as well as attain pre-tax income targets (for performance shares). The equity awards also contain vesting provisions that encourage continued employment, helping us retain our executives by providing the opportunity for long-term gain through the value of their equity.

During 2008, Messrs. Capezza and Lynch were not eligible to receive a 2008 long-term performance incentive award because Mr. Capezza received an equity grant as part of his employment offer in November 2007, just four months prior to our annual program, and Mr. Lynch was placed on a special cash performance bonus program for 2008 which did not include an equity grant.

Under the 2008 Performance Share Program, performance shares vest only upon the attainment of minimum pre-tax income and pre-tax income margin (pre-tax income as a percent of total revenues) in fiscal 2010. The Compensation Committee’s intent was to motivate our executives to enhance our financial performance over the three-year performance period. In addition, the Compensation Committee noted that our peer companies (i.e., Aetna Inc., AMERIGROUP Corporation, Anthem, CIGNA Corporation and UnitedHealth Group) that had performance-based awards, in addition to other forms of equity grants, had performance periods ranging from three to four years. As discussed more fully below under “Long-Term Equity Compensation Program,” vesting of these awards is determined by Company performance with respect to certain pre-established threshold, target, median and maximum levels.

Retirement Plans.

Defined benefit pension plan—Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan (“SERP”). We maintain a nonqualified supplemental executive retirement program, which was adopted by Health Net, Inc. in January 1996 and amended and restated in December 2008, to provide benefits to a very limited number of our executives with supplemental retirement income beyond the IRS limits on qualified plans, affording participants a measure of financial stability and security and building the participants’ long-term commitment to Health Net. The Compensation Committee has been extremely selective in approving participants in the SERP. Messrs. Gellert and Woys are the only named executive officers who participate in the SERP. Mr. Woys was approved by the Compensation Committee to participate in the SERP effective November 16, 2007 in conjunction with his promotion to Chief Operating Officer. The Compensation Committee believes that Mr. Woys’ position in Health Net, as well as his 22 years of service, warrants participation in the SERP. Messrs. Gellert and Woys are 100% vested in their accounts under the SERP.

Nonqualified deferred compensation plan. The named executive officers and certain other management employees are eligible to defer salary and annual incentive payments under the Health Net, Inc. Nonqualified Deferred Compensation Plan that facilitates tax planning and personal savings beyond the IRS limits on qualified plans. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit, enhancing our ability to attract and retain talented managers while building plan participants’ long-term commitment to Health Net. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the plan.

A description of the material terms of the SERP and deferred compensation plan can be found in this proxy statement under the “Pension Benefits for 2008” and “Nonqualified Deferred Compensation for 2008” tables.

Severance and Change in Control Benefits.

We have entered into employment agreements with each of our named executive officers, pursuant to which they are eligible for severance and change in control benefits from Health Net. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Severance and Change in Control Arrangements.”

The Compensation Committee believes that employment agreements benefit Health Net by clarifying the terms of employment and ensuring that we are protected by non-solicitation, non-disclosure and reimbursement of sign-on/engagement bonus provisions. The Compensation Committee believes that severance and change in control benefits are necessary to attract and retain senior talent in the managed care industry and to protect the interests of our stockholders. Our agreements are designed to attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

The Compensation Committee periodically reviews payments, benefit levels and the estimated costs related to such arrangements in order to ensure that the arrangements continue to serve Health Net’s and our stockholders’ best interests in retaining key executives.

Perquisites and other Personal Benefits.

General.    During 2008, as indicated below, we provided tax gross-up payments in connection with certain perquisites provided to executive officers. Starting in 2009, the Compensation Committee has determined to discontinue its policy of permitting tax gross-up payments in connection with perquisites provided to executive officers, except with respect to standard relocation benefits and spousal travel for limited Company-sponsored events, which typically includes sales and broker events that serve as an important part of our business. The Compensation Committee determined it would be appropriate to continue to provide tax gross-up payments with respect to relocation benefits, to the extent permitted by applicable tax law, because such tax gross-up payments are broad-based benefits provided to all candidates and/or employees who are requested to relocate on behalf of the Company and are not limited to our executive officers. The Compensation Committee determined it would be appropriate to provide tax gross-up payments with respect to spousal travel for limited Company-sponsored events in order to encourage our officers to travel to such events.

Financial Counseling.    All named executive officers are entitled to reimbursement of up to $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as the executive remains employed by us. We provide these benefits to assist our named executive officers in efficiently managing their time and financial affairs, allowing them to maintain focus on business issues and minimizing distractions of this type. In 2008, we provided tax gross-up amounts to reimburse our executives for their income taxes paid in connection with this benefit. However, as stated above, beginning in 2009, tax gross-ups will no longer be provided to executive officers for this benefit.

Relocation Benefits/Engagement Bonuses. In order to prevent geographic restrictions on our recruitment and hiring opportunities, we periodically provide new hires with relocation benefits and/or engagement bonuses. Our executives, including our named executive officers, are eligible to receive relocation benefits as part of our relocation policy when it is determined that relocation is desired and/or required due to the specific circumstances of the assignment. In addition, we provide additional tax gross-up amounts to reimburse our executives for their income taxes paid in connection with this benefit. In 2008, Mr. Capezza and Ms. Tiano received payments and associated tax gross-up payments in connection with their earlier relocations.

In 2007, Mr. Capezza and Ms. Tiano received engagement bonuses of $350,000 and $200,000, respectively, in part to offset the costs associated with their relocations from the East coast. In 2008, Mr. Capezza received an additional $100,000 payment in connection with additional costs related to his relocation. This lump sum payment was in addition to his regular compensation and our typical relocation policy terms. From our experience, relocation from the East coast to the West coast results in significant additional costs to address cost of living and housing differentials, double mortgage payments during the transition period, and other miscellaneous transition expenses. We provided engagement bonuses to Mr. Capezza and Ms. Tiano in order to address these additional costs and in order to protect our interests so that the executives could relocate quickly and without undue additional stress. We attached a “claw back” provision to the engagement bonus, which provides that if, within the first two years of their employment, Mr. Capezza or Ms. Tiano voluntarily terminate their employment or we terminate them for cause (as defined in their employment agreements), they will be required to repay us a prorated portion of these engagement bonuses. Our right to claw back Ms. Tiano’s engagement bonus terminated on December 27, 2008. Our right to claw back Mr. Capezza’s engagement bonus will terminate on November 1, 2009. We find such engagement bonuses to be a practical necessity in limited circumstances, and we will continue to evaluate the necessity of providing such engagement bonuses on a case-by-case basis in the future. These engagement bonuses further enhance and support the retention objectives of our compensation program.

In addition, our employment agreement with Mr. Capezza provides that in the event we terminate his employment without cause within the first two years of his employment and Mr. Capezza is unable to secure new employment, we will provide Mr. Capezza with relocation services in an amount not to exceed $80,000. Mr. Capezza requested these terms to mitigate the risk of relocating during the current period of economic decline and to partially offset the uncertainty of the California housing market.

Housing Allowance.    We provide corporate housing to Mr. Gellert, as part of his original employment agreement from 1997, in order to permit him to reside close to our offices in Woodland Hills and perform his daily duties as our Chief Executive Officer while he continues to maintain his personal residence in the San Francisco area. In 2008, we provided tax gross-up payments to Mr. Gellert in connection with income taxes paid with respect to this benefit. Beginning in 2009, tax gross-up payments will no longer be provided to Mr. Gellert for this benefit.

During 2007, Mr. Woys assumed the role of Interim Chief Financial Officer, based in Woodland Hills, California, and he was provided corporate housing in Woodland Hills to avoid hotel and other temporary living costs, as he was previously based in Rancho Cordova, California. When Mr. Woys accepted the position of Executive Vice President, Chief Operating Officer in November 2007, also based in Woodland Hills, California, he agreed to relocate his family from Rancho Cordova, California, during the summer of 2008. To aid the transition, we provided Mr. Woys with corporate housing in Woodland Hills, California through June 2008 and an associated tax gross-up payment with respect to this one-time benefit.

Life Insurance.    We provide Company-paid life insurance to our named executive officers and all of our associates in an amount equal to one times base salary. Our named executive officers and all associates may purchase additional life insurance for themselves and/or their dependents at their own expense.

Automobile Allowance or Company Car.    Three of our named executive officers received an automobile allowance or Company car in 2008. Messrs. Woys and Lynch received a monthly automobile allowance in 2008, and Mr. Gellert has been provided with a Company car in lieu of a cash automobile allowance as well as a corresponding tax gross-up. Although our automobile allowance program was terminated in 2003 after a review of market practices and as a cost-cutting measure, individuals participating in the program at the time of the plan’s termination, including Messrs. Gellert, Woys and Lynch, were “grandfathered” under the program and continue to receive this benefit. Beginning in 2009, the Compensation Committee has determined to discontinue its policy of permitting tax gross-up payments with respect to Mr. Gellert’s personal use of his Company car.

Physical Exams.    All named executive officers are required, on an annual basis, to undergo a physical examination. We reimburse the executive for any out-of-pocket expenses relating to the physical examination that are not otherwise covered by the executive’s health insurance plan. The purpose of this policy is to ensure proactive health management for our executive officers. In 2008, we provided additional tax gross-up payments to reimburse our executives for their income taxes paid in connection with this benefit. Beginning in 2009, tax gross-up payments will no longer be provided to executive officers for this benefit.

The benefits described above are disclosed and quantified in the “Summary Compensation Table” and described in the accompanying narrative following the “Grants of Plan-Based Awards for 2008” table in this proxy statement.

How do we determine the amount for each element of executive officer compensation?

We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The Compensation Committee uses comparative market data as a guide in its review and determination of base salaries, annual performance-based incentive cash awards and long-term incentive compensation, as discussed below. The Compensation Committee also considers total direct compensation (consisting of base salaries, annual performance-based cash incentive awards plus long-term incentive compensation) in making its compensation determinations with respect to each component of compensation. The Compensation Committee’s approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

The Compensation Committee annually determines the compensation levels for our named executive officers by considering several factors, including:

•	analysis of competitive compensation practices and market data;

•	information and advice from our compensation consultant engaged by the Compensation Committee;

•	each executive’s individual performance, the performance of his or her business unit or functional unit and our overall Company performance;

•	labor market conditions, including any retention concerns;

•

historical compensation, including the progression of salary increases over time compared to the individual’s development and performance and the unvested and vested value inherent in outstanding equity awards;

•	motivational factors and the potential to assume increased responsibilities within Health Net;

•	the recommendations of our Chief Executive Officer in the case of the other named executive officers;

•	internal comparables; and

•	our financial performance.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Ultimately, it is the judgment of the Chief Executive Officer in conjunction with the Compensation Committee to determine compensation for our executive officers, with the exception of his own compensation and the second highest paid executive. The Compensation Committee recommends the compensation for our Chief Executive Officer and the second highest paid officer to our Board of Directors for approval. The compensation recommendations for the second highest paid officer include input from our Chief Executive Officer. Semler Brossy, the compensation consultant to the Compensation Committee, analyzes and synthesizes various sets of data in order to come up with a competitive market reference for the Compensation Committee to use when making compensation determinations for our executive officers, which we often refer to in this CD&A as the “market median.”

As indicated above, while the Compensation Committee uses the market median data as one factor in making its compensation determinations, it does not rely solely on market data to make such decisions. For further discussion on how Semler Brossy determines the market median and how this data affected the Compensation Committee’s 2008 compensation decisions, please see “Competitive compensation analysis for fiscal 2008,” below.

Emphasis on long-term, performance-based compensation.    Consistent with our philosophy to align total compensation paid to the named executive officers with long-term stockholder interests, the Compensation Committee sets total compensation to ensure that more than half of annual compensation is in the form of long-term equity, rather than cash, and is oriented to rewarding longer-term performance, as opposed to annual performance. The 2008 target pay mix is shown in the table below:

Target Pay Mix

Named Executive Officer	Base Salary	Target Annual Incentive Cash Award(1)	Target Long-Term Equity(2)
Jay M. Gellert President and Chief Executive Officer	12%	15%	73%

James E. Woys Executive Vice President and Chief Operating Officer	13%	13%	74%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	18%	15%	67%

Stephen D. Lynch Former President, Health Plan Division	17%	13%	70%

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	22%	15%	63%

(1)	Represents 2008 target annual incentive bonus. Actual 2008 cash bonus payments were zero in the case of all of the named executive officers.

(2)	In the case of all of the named executive officers, other than Mr. Gellert, the 2008 equity grant value is based on our established 2008 equity grant guidelines established for each salary grade.

Consultants and advisors.    Since May 2007, the Compensation Committee has used Semler Brossy Consulting Group, LLC exclusively as its compensation consultant, and Semler Brossy has provided only services directed by the Compensation Committee related to executive compensation and services directed by the Governance Committee related to director compensation. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the compensation consultant’s fees and other retention terms that relate to the compensation consultant’s work. The compensation consultant reports directly and exclusively to the Compensation Committee. Semler Brossy has not provided any other services directly to Health Net.

During 2008, Semler Brossy provided the Compensation Committee with:

•	survey benchmarking analysis;

•	peer group competitive review;

•	review of market trends in executive compensation;

•	review of the Compensation Committee charter;

•	review of equity ownership guidelines;

•	guidance on retirement provisions for outstanding equity awards;

•	advice regarding competitive levels of executive base salaries, annual performance-based incentive cash awards and annual equity awards; and

•	advice regarding management’s proposed salary structure and equity grant guidelines for 2009.

Competitive compensation analysis for fiscal 2008.

In November 2007, Semler Brossy provided the Compensation Committee with a market overview approach to competitive analysis that considered four data sources: (i) the modeled peer group, comprised of data from general industry survey adjusted for the historical relationship with the peer group over the last five years; (ii) managed care and general industry survey data developed by Mercer, Towers Perrin and Watson Wyatt which includes both public and private managed care companies; (iii) a “cost of management” analysis that provides information of what other companies are paying by pay rank and in aggregate for their top positions, and (iv) traditional peer group proxy data for the top five executives. This approach was recommended and approved by the Compensation Committee as a way to address the consolidation in our industry as well as inconsistencies in size (revenue, associates, etc.) among the traditional peer group companies.

In effect, the “modeled peer group” uses survey data based on a larger sample set than the traditional peer group data and provides greater data stability and allows for meaningful summary statistics. Details concerning the companies participating in the managed care surveys developed by Mercer, Towers Perrin and Watson Wyatt are summarized below:

Participant Description	Mercer Integrated Health Network (IHN)	Mercer Custom Data	Towers Perrin Custom Data	Watson Wyatt Custom Data
For Profit—Public Companies	18%	60%	53%	52%
For Profit—Private/Mutual Companies	10%	0%	7%	13%
Not for Profit Companies	72%	40%	40%	39%

Total Number of Participant Companies	82	20	15	23

Semler Brossy then conducted an analysis of the market data as follows: (i) an analysis of the general industry survey data versus the proxy data for our peer group companies over the last five years; (ii) a review of managed care and general industry survey data for those executives who did not have proxy matches; and (iii) a “cost of management” analysis for both survey and peer group companies utilizing Towers Perrins’ Executive Compensation Database for the 16 highest paid executives at these companies. The Compensation Committee determined that this approach provides appropriate perspectives to consider, as well as a more meaningful view of relevant executive compensation practices in our market.

Semler Brossy advised that our base salaries and total targeted cash compensation are generally competitive within ten percentage points above or below the market median, although we have historically paid out cash bonuses below target (or not at all), resulting in total actual cash compensation being below the market median. Semler Brossy further advised that long-term incentive levels have been generally well above median, resulting in total direct compensation well above median for many executives.

This approach was used as one factor in determining Messrs. Gellert’s, Woys’, Lynch’s and Capezza’s 2008 and 2009 compensation. For Ms. Tiano, and other staff officers whose jobs are not matched with proxy market data, Semler Brossy recommended using market data consisting of managed care survey data and general industry survey data, with weighting at 25% and 75%, respectively.

Management involvement in compensation decisions.    In addition to market factors, the Compensation Committee considers input from our Chief Executive Officer in determining the compensation of the other named executive officers.

In the fourth quarter of each calendar year, our Board reviews and approves Company and business unit plans for the upcoming calendar year. Subsequently, the named executive officers also establish their performance objectives for their areas of responsibility for the year based on the approved Company and business unit plans. The annual business unit goals for our Chief Executive Officer as well as for all of his direct reports are reviewed and approved by the Compensation Committee no later than March 31st of the upcoming calendar year. In the first quarter following the performance year, our Chief Executive Officer, in partnership with the Chief Financial Officer, and the Senior Vice President, Organization Effectiveness conduct a formal assessment (including individual self-assessments) of each named executive officer against his or her business unit goals for the prior calendar year. Our Chief Executive Officer then provides the Compensation Committee with his assessment of the performance of the other named executive officers and provides recommendations for each named executive officer’s compensation, including salary adjustments and equity grants, based on this assessment.

The performance evaluation of our Chief Executive Officer includes key leadership competencies and skills, in addition to financial and operational measures. The evaluation is a formal process, conducted under the auspices of our Governance Committee, with all Board members having the opportunity to provide input. Our Chief Executive Officer provides a self-assessment to the Compensation Committee each year that is shared with all Board members. Each Board member is then asked to appraise the Chief Executive Officer’s achievements in each area and provide comments. The individual Board members’ ratings are consolidated and sent back to each Board member. The Compensation Committee uses this consolidated feedback as a basis for its recommendation with regard to the Chief Executive Officer’s compensation.

Analysis of Compensation During Fiscal 2008.

General.    Consistent with our objectives of tying executive pay with performance and aligning the interests of our executives with those of our stockholders, we continued to place an emphasis on long-term incentive awards in determining executive compensation. In 2008, we provided our named executive officers with base salaries which were around the 50th percentile of our peer group companies, target annual incentive opportunities which were at or below the 50 th percentile of our peer group companies, and long-term incentive grants which were at or above the 50th percentile of our peer group companies.

Base Salary.    The table below shows the base salary approved by the Compensation Committee in 2008 for each of the named executive officers as well as the market positions of the base salaries based on the peer group data. As discussed above under “What are the elements of named executive officer compensation and why do we provide each element?—Base Salary,” it was determined that none of the named executive officers would receive a base salary increase for 2008.

2008 Base Salary Increases

Named Executive Officer	2007 Base Salary	% of 50th Percentile of Market	2008 Base Salary (% increase)		% of 50th Percentile of Market (1)
Jay M. Gellert President and Chief Executive Officer	$1,200,000	103%	$1,200,000 (0%	)	111%

James E. Woys Executive Vice President and Chief Operating Officer	$700,000	105%	$700,000 (0%	)	105%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	$550,000	104%	$550,000 (0%	)	104%

Stephen D. Lynch Former President, Health Plan Division	$600,000	105%	$600,000 (0%	)	115%

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	$500,000	97%	$500,000 (0%	)	104%

(1)	Describes percentage of 50th percentile of market based on general industry data adjusted for historical managed care industry premium.

We consider base salaries between 90% and 110% of the market 50th percentile to be competitive (the “Competitive Range”). The base salaries for Ms. Tiano and Mr. Capezza, who were hired in February and November 2007, respectively, were established in connection with the employment agreements we entered into with them at the time of their hire and were based on existing compensation levels at their prior places of employment, comparable market data and the Compensation Committee’s compensation guidelines and philosophy. Ms. Tiano’s base salary was compared to the peer group proxy data provided by Mercer in October 2006, and the Compensation Committee noted that her base salary fell within the Competitive Range. Mr. Capezza’s base salary was compared to the market data, consisting of both peer company and survey data, developed by Semler Brossy in October 2007 and also fell within the Competitive Range.

Annual Performance-Based Incentive Cash Awards.    Under the EOIP, our Chief Executive Officer’s target incentive opportunity for 2008 was increased to 135% of base salary, and the other named executive officer participants were maintained at 100%, 80% or 70% of base salary as shown in the table below:

2008 Target Annual Incentive Cash Award Opportunity

Named Executive Officer	2008 Target Annual Incentive Cash Award (% of Salary)
Jay M. Gellert President and Chief Executive Officer	135%

James E. Woys Executive Vice President and Chief Operating Officer; Former Interim Chief Financial Officer	100%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	80%

Stephen D. Lynch Former President, Health Plan Division	80%*

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	70%

*	Mr. Lynch’s annual incentive bonus target of 80% ($480,000) represents an amount slightly above the market median of $442,000, although, as discussed later, he was not eligible to participate in our 2008 EOIP.

In February 2008, upon review of market data and recommendations by Semler Brossy, the Board of Directors approved an increase to the annual incentive target for Mr. Gellert from 125% to 135% of annual base salary. This decision brought Mr. Gellert’s total targeted cash compensation to 101% of the market median. Mr. Gellert’s base compensation of $1,200,000 was 111% of the market median for the peer group. By increasing Mr. Gellert’s annual incentive target bonus from 125% to 135%, the bonus target represents 90% of the market median. Therefore, Mr. Gellert’s base salary (111% of market median) and target bonus at 135% (90% of market median) result in total targeted cash at 101% of market median. In November 2007, in conjunction with his promotion to Executive Vice President, Chief Operating Officer, Mr. Woys’ annual incentive target was increased from 80% to 100% of his base salary, or $700,000, which is slightly above the market median of the peer group ($666,000) for his position, but still within the competitive range. Mr. Capezza’s annual incentive bonus target of 80% ($440,000) is slightly below the market median of $451,000, but still within the competitive range. Ms. Tiano’s annual incentive bonus target of 70% ($350,000) represents an amount slightly above market median ($327,000), but still within the competitive range.

For the 2008 EOIP bonuses, the Compensation Committee approved funding the EOIP at 100% for the named executive officers upon attainment of an earnings per share threshold of $4.00 (“EPS Threshold”) and the Company Performance Score threshold, as determined by pre-tax income, premium revenue and organization climate scores, at a level greater than or equal to 60%. If the EPS Threshold and/or Company Performance Score threshold were not achieved, the named executive officers would not be eligible for any incentive award payouts under the plan. Assuming achievement of the EPS Threshold, actual EOIP payouts were then determined based upon a combination of two performance ratings: a Company Performance Score and an Individual Performance Rating.

•	2008 bonus formula for our named executive officers: Bonus = Target Bonus x Company Performance Score x Individual Performance Rating

The Company Performance Score could range from 0-150%, and the Individual Performance Rating could each range from 0-188% depending on the achievement against pre-established performance goals. While the bonus equation could yield a bonus of up to 282% of target, maximum bonuses for the named executive officers are capped at 200% of target. The achievement of all pre-established goals for 2008 at target levels would result in a rating of 100% for each element. For 2008, the Company Performance Score was based on three pre-established Company performance objectives as follows: (1) a pre-tax income target of $734 million (the “PTI Target”), (2), a revenue target of $12,539,110 (the “Premium Revenue Target”), and (3) an associate climate survey improvement target of 1.0% (the “Climate Improvement Target”). These targets were weighted 70%, 20% and 10%, respectively, in determining the Company Performance Score for 2008. The Compensation Committee determined that the EPS Threshold, PTI Target, Premium Revenue Target and Climate Improvement Target were appropriate performance objectives for the purpose of establishing incentive award payments because the Premium Revenue Target and PTI Target provided incentives for management to focus on growth and improved performance, while meeting our EPS Threshold and encouraging Health Net to leverage future opportunities in a changing environment through the Climate Improvement Target.

Individual performance was based on the following individual performance objectives and their relative weights:

EOIP 2008 Individual Performance Objectives

Named Executive Officer	Individual Performance Objectives	Weight
Jay M. Gellert President and Chief Executive Officer	Achieve Key Elements of 2008 Plan -EPS: $4.14; PTI: $734M Growth: Health Plan Premium Revenue: $12.5B Company-Wide Climate Improvement +1.0%	40%

	Complete 2008 goals for Operations Strategy Health Plan Integration TRICARE re-procurement Medicare expansion: membership growth: +26.5%; PDP: +38% Adopt Customer Solutions strategy aligned with 3-year commercial goals Ensure compliance, standards, reporting are developed and implemented across Health Net	30%

	Continue to develop a strong and talented executive team	30%
James E. Woys Executive Vice President and Chief Operating Officer	Achieve Key Elements of 2008 Plan -EPS: $4.14; PTI: $734M Growth: Health Plan Premium Revenue: $12.5B Company-Wide Climate Improvement +1.0%	40%
	Complete 2008 goals for Operations Strategy Create achievable, financially viable plan for 2009 consistent with 3-year plan targets.	30%

	TRICARE Re-Procurement Improve MHN value and performance per plan	15%

	Ensure Health Net legislative and regulatory compliance including internal controls linked to Sarbanes-Oxley	5%
	Continue to develop a strong and talented executive team for Shared Services and Government/Specialty Services	10%

Named Executive Officer	Individual Performance Objectives	Weight
Joseph C. Capezza Executive Vice President and Chief Financial Officer	Achieve Key Elements of 2008 Plan -EPS: $4.14; PTI: $734M Growth: Health Plan Premium Revenue: $12.5B Company-Wide Climate Improvement +1.0%	20%
	Provide financial services to support Health Plan restructure and Operations Strategy for new Health Plan Division and Operations Strategy	15%
	Maintain Health Net’s rate of investment return and work with Treasurer to put in place long-term plan to improve overall return on portfolio	10%
	Put plan in place for ASO solution and implement with COO and Health Plan Division President as appropriate	10%
	Put plan in place and begin implementation of a system to improve the accuracy and reliability of financial projections that include necessary tools for operating executives; ensure compliance policies, standards, reporting are developed and implemented in Finance	25%
	Reorganize and/or redistribute financial responsibilities	10%
	Successors identified for critical positions; development plans created for key executives in Finance	10%
Stephen D. Lynch, Former President, Health Plan Division	Market plan goals: Achieve the 2008 market plans for each of the Company’s commercial health plans	30%
	Individual performance goals: Build and institute new Health Plan Division Structure Execute and initiate service level agreements between Health Plan Division and Shared Services Reorganize regulatory and compliance functions within Health Plan Division with clear accountabilities defined	70%
Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	Optimize Legal dept. structure and resources that support the business in executing the Health Plan restructure and Operations Strategy	30%
	Satisfactory closure of investigatory actions; Satisfaction of CEO, business unit leaders and Board of Directors; implementation of enterprise-wide compliance process and procedures; adherence to project plans and Legal budget	40%
	Company-wide Climate Improvement +1.0%	10%
	Develop and complete of Legal succession plan, development plans for key leaders in Legal department.	20%

While many goals were achieved in 2008, we did not meet our EPS Threshold for funding of the bonus plan or our PTI Target, Premium Revenue Target or Climate Improvement Target, resulting in a Company Performance Score of zero. Therefore, none of the named executive officers received a bonus under the EOIP for 2008.

Mr. Lynch was not eligible for an annual incentive cash award under the EOIP for 2008, nor was he eligible for a 2008 equity grant. In lieu thereof, he was eligible to receive a special performance-based incentive award of up to $1,800,000 under the terms of his employment agreement if our Chief Executive Officer, in consultation with our Board of Directors, determined that Mr. Lynch had successfully achieved the goals summarized in the table above by a target completion date of December 31, 2008 (the “Target Completion Date”). In January 2009, Mr. Gellert recommended and received approval from our Board of Directors that Mr. Lynch receive a portion of his special performance bonus in the amount of $1,300,000 based on his achievement of his individual performance goals, outlined in the table above. Mr. Lynch retired on February 28, 2009.

Total Cash Compensation (base salary plus annual performance-based incentive cash awards).    Our named executive officers’, excluding Mr. Lynch, actual total cash compensation for 2008 was below the total target cash compensation of the market median as a result of zero bonuses paid for the performance period. Actual total cash compensation paid in 2008 (base salary plus actual incentive cash awards paid), as compared to the 50th percentile of the peer group companies, is shown in the table below.

2008 Actual Total Cash Compensation

Named Executive Officer	Base Salary	Actual Incentive Cash Award (% of Salary)	Actual Incentive Cash Award	Actual Total Cash Compensation	% of 50th Percentile of Market(1)
Jay M. Gellert President and Chief Executive Officer	$1,200,000	0%	$0	$1,200,000	45%

James E. Woys Executive Vice President and Chief Operating Officer	$700,000	0%	$0	$700,000	53%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	$550,000	0%	$0	$550,000	56%

Stephen D. Lynch Former President, Health Plan Division	$600,000	217%	$1,300,000	$1,900,000	197%

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	$500,000	0%	$0	$500,000	60%

(1)	Describes percentage of 50th percentile of market general industry data adjusted for historical managed care industry premium.

Long-Term Equity Compensation Program.    For a description of the 2008 equity grants to the named executive officers please see the “Grants of Plan-Based Awards for 2008” table in this proxy statement. The equity grant values discussed in the subsection below reflect the fair values as of the grant date, as determined in accordance with FAS 123R, and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards.

The 2008 equity grant fair values (which include the grants of performance shares and/or time-vested restricted stock units, as applicable) for Messrs. Gellert, Woys and Ms. Tiano were generally between the market median and the 75th percentile, which fell within the range targeted by the Compensation Committee.

Mr. Gellert's 2008 equity grant fair value of approximately $7,200,000 was slightly below the market median of $7,500,000 for our modeled peer group data. Mr. Woys’ 2008 equity grant fair value of approximately $3,648,000 was based slightly above the market median, but below the 75th percentile for the Chief Operating Officer position. This award was due to his individual performance and in recognition of his assignment as Chief Operating Officer and Interim Chief Financial Officer during 2007, until Mr. Capezza was hired. Ms. Tiano’s 2008 equity grant fair value of approximately $1,920,000 fell closer to the 75th percentile of the market and reflected the Compensation Committee’s understanding that survey data generally reveals trends lower than our proxy peer group data for this position. Mr. Gellert also recommended this grant value for Ms. Tiano based on her individual performance. At the time of Mr. Capezza’s hiring in November 2007, he received an initial grant of 40,000 restricted stock units. He also received an award of 40,000 performance shares which were intended to provide compensation for the performance period commencing in 2008. Mr. Capezza’s new-hire equity grant fair value, including the 40,000 performance shares, of approximately $2,072,000 fell between the market median and 75th percentile for his position. We deemed that this above-market initial grant was necessary and appropriate to obtain Mr. Capezza’s services. The Compensation Committee determined that Mr. Capezza would not be eligible for another equity grant until 2009.

How does the 2008 Performance Share Program work?

Under the 2008 Performance Share Program, performance shares vest only upon the attainment of minimum financial performance levels, determined in fiscal year 2010. Therefore, no performance shares vested in 2008. Under the program, the performance measures for the awards granted in 2008 were pre-tax income and pre-tax income margin for fiscal 2010.

Pre-tax income, or PTI, is the Company's foremost measure of operational performance. Since it is the result of total revenue less payments to providers and sales, general and administrative expenses, it captures the three major dimensions on which our operating executives are expected to focus and on which they have the most direct impact. PTI therefore determines the number of shares awarded.

Pre-tax income margin, or PTI margin, measures the difference between revenue and pre-tax expenses, expressed as a percentage of total revenue. It captures effectiveness in product pricing, marketing, medical cost control, and operational efficiency. As such, it reflects the strength of our business model and the sustainability of our earnings over time. PTI margin is a gateway measure for performance shares to be awarded, no matter what level of PTI is achieved by us. An incentive plan that rewards maximization of PTI while ignoring margin could harm long-term business viability.

If either of the threshold performance measures is not attained, all of the unvested performance shares are forfeited as of the vesting date. If the threshold PTI and PTI margin for 2010 are achieved, the amount of the performance shares vest as shown in the table below:

PTI Performance Tier	Total Performance Shares Vesting (as a percentage of Target Award)
Maximum Level	200%
Median Level	150%
Target Level	100%
Threshold Level	50%

Each year, our business plan incorporates a moderate to high level of difficulty to achieve the plan. In light of the changing political and economic environment, our three-year strategy will require discipline, focus and flexibility in ways that are more challenging than we have historically experienced.

Total Direct Compensation.    The 2008 total direct compensation for Messrs. Gellert, Woys and Capezza as well as Ms. Tiano was below the market median. This was primarily due to a zero cash incentive bonus payment for 2008. Mr. Lynch’s total direct compensation was approximately 200% of the market median due to his special cash bonus award described earlier.

Other key policies and practices.

Timing of equity compensation awards.    Our long-term equity awards to the named executive officers are granted annually on the date approved by the Compensation Committee or, in the case of our Chief Executive Officer and second-highest paid executive, on the date approved by the Board of Directors. For new hires, stock option and restricted stock unit grants are generally approved by the Compensation Committee and/or Board in advance of the hire date, and the grant is made on the named executive officer’s hire date or as soon as practicable following the hire date.

Equity ownership guidelines.    The Compensation Committee believes that the personal financial interests of our executives should be directly aligned with those of our stockholders. Toward that end, the Compensation Committee introduced share ownership guidelines for executives in 2002. The guidelines require that our Chief Executive Officer own shares equal in value to five times his annual base salary. Other executives are required to hold between one and three times his or her annual base salary in shares depending on their executive level. Participants have four years from their assignment start date to comply with the ownership guidelines assigned to their position. For purposes of these guidelines, vested full value shares and shares of our Common Stock underlying vested unexercised stock options are included in the calculation of an executive’s equity ownership.

Equity Ownership Guidelines

Named Executive Officer	Multiple of Salary	Compliance Date
Jay M. Gellert President and Chief Executive Officer	5x	December 2006

James E. Woys Executive Vice President and Chief Operating Officer	3x	December 2011

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	3x	November 2011

Stephen D. Lynch Former President, Health Plan Division	3x	December 2011

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	1x	February 2011

The Compensation Committee reviews our named executive officers’ stock ownership status and the timeline for compliance at each Compensation Committee meeting. In 2008, Mr. Gellert continued to meet his ownership guidelines. Similarly, Mr. Woys had also met his previous ownership guideline of 1x base salary. Subsequent to his promotion in December 2007 to the position of Chief Operating Officer, his ownership guideline increased to 3x base salary. Mr. Woys has until December 2011 to comply with his new ownership requirement. Ms. Tiano and Mr. Capezza who were hired in February and November 2007, respectively, have until February and November 2011, respectively, to comply with their ownership requirements. Mr. Lynch had until December 2011 to comply with his ownership requirement; however, Mr. Lynch retired on February 28, 2009. The Compensation Committee also annually reviews our stock ownership guidelines and their consistency with market practices. For 2009, the Compensation Committee will continue to monitor the equity ownership guidelines in light of current economic conditions, and if appropriate, adjust the equity ownership guidelines.

Tax considerations.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductibility by us of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit pursuant to Section 162(m) if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board of directors that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation

Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests, such as engagement bonuses, made as part of initial employment offers, and our grants of time-vested grants of restricted stock units and incentive stock options.

The Compensation Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Section 162(m).

In 2008, the Compensation Committee revised several of our compensation plans and policies in order to satisfy the requirements of Section 409A of the Code. Section 409A imposes significant adverse tax consequences on amounts received by a service provider under any nonqualified deferred compensation arrangement subject to Section 409A that does not comply in form with Section 409A. Nonqualified deferred compensation arrangements were required to be amended to comply with, or be exempt from, Section 409A as of December 31, 2008. In connection with our compliance efforts, the employment agreements of our named executive officers, the SERP and the Deferred Compensation Plan were amended in a manner intended to comply with, or be exempt from, Section 409A of the Code. The Compensation Committee will continue to monitor the requirements of Section 409A and determine whether further changes are required to our compensation plans and agreements.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF HEALTH NET, INC.

The Compensation Committee of the Board of Directors of Health Net, Inc. (the “Company”) has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Securities Act of 1933, as amended, with management of the Company. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Gale S. Fitzgerald (Chair)

Vicki B. Escarra

Patrick Foley

Bruce Willison

Frederick C. Yeager

March 31, 2009

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock awards ($)(2)	Option awards ($)(2)	Non-Equity incentive plan compensation ($)(3)		Change in pension and nonqualified deferred compensation earnings ($)		All other compensation ($)(4)	Total ($)
Jay M. Gellert President and Chief Executive Officer	2008	1,204,615	0		1,818,376	898,053	0		372,785		131,526	4,425,355
	2007	1,180,769	0		1,425,243	949,406	0		0	(5)	130,812	3,686,230
	2006	1,061,538	0		1,494,238	1,357,336	1,213,713		834,133		105,955	6,066,913

James E. Woys Executive Vice President and Chief Operating Officer	2008	705,385	0		621,378	339,912	0		141,512		79,368	1,887,555
	2007	622,132	0		1,164,683	568,495	0		0	(6)	118,258	2,473,568
	2006	540,385	0		319,353	862,582	433,400		0		25,904	2,181,624

Joseph C. Capezza, CPA(7) Executive Vice President and Chief Financial Officer	2008	550,000	100,000	(8)	415,886	0	0		0		85,911	1,151,797
	2007	78,269	790,000	(8)	85,091	0	0		0		28,959	982,319
	2006	0	0		0	0	0		0		0	0

Stephen D. Lynch Former President, Health Plan Division	2008	600,192	0		433,614	193,290	1,300,000	(9)	0		37,971	2,565,067
	2007	539,620	0		938,539	270,304	0		0		33,090	1,781,553
	2006	479,077	0		517,938	339,306	327,175		0		30,333	1,693,829

Linda V. Tiano, Esq.(7) Senior Vice President, General Counsel and Secretary	2008	500,000	0		513,843	229,836	0		0		22,568	1,266,247
	2007	446,154	200,000	(10)	278,634	209,113	72,450		0		153,175	1,359,526
	2006	0	0		0	0	0		0		0	0

(1)	Includes amounts deferred pursuant to our nonqualified deferred compensation plan.

(2)	The amounts shown represent compensation cost recognized in Health Net’s financial statements for all unvested options and awards granted to the named executive officers during his or her tenure with us valued as of December 31, 2006, 2007, and 2008, as applicable, as determined in accordance with FAS 123R, excluding the effect of estimated forfeitures related to service-based vesting conditions. See “Notes to Consolidated Financial Statements, Note 2—Summary of Significant Accounting Policies—Share-Based Compensation Expense” and “Note 8—Long-Term Equity Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for a description of the valuation used in determining this cost for 2008. Refer to Health Net’s Proxy Statements for 2006 and 2007 and Annual Reports on Form 10-K for the fiscal years ended December 31, 2006 and December 31, 2007, respectively, for descriptions of the valuation used for determining the cost.

(3)	The amounts shown represent payments made pursuant to the Executive Officer Incentive Plan (“EOIP”). As shown, in general, no bonuses were earned under the EOIP for 2008. See the “Annual Performance-Based Incentive Cash Awards” section of the Compensation Discussion and Analysis for details of the EOIP.

(4)	The amounts shown represent perquisites and other compensation received, as applicable, and are detailed in the following supplemental “All Other Compensation Table” and accompanying narrative.

(5)	During fiscal 2007, Mr. Gellert’s pension plan benefits under the Supplemental Executive Retirement Plan (“SERP”) decreased in value by ($791,846) as a result of an increase in the discount rate offered (which reduces the present value).

(6)	Mr. Woys began participating in the SERP during 2007; as a result, there was no effective change in present value to his accrued pension benefit for 2007.

(7)	Mr. Capezza and Ms. Tiano were not named executive officers during fiscal 2006.

(8)	For 2008, represents an additional $100,000 payment in connection with additional costs related to his relocation. For 2007, represents a signing bonus of $350,000 and an additional payment of $440,000 guaranteed pursuant to Mr. Capezza’s employment agreement.

(9)	Represents a special performance-based incentive award of $1,300,000 which the Board of Directors determined that Mr. Lynch is entitled to receive pursuant to the terms of his employment agreement due to the partial satisfaction of his 2008 performance goals. This payment was made to Mr. Lynch in the first quarter of 2009.

(10)	Represents a signing bonus of $200,000 pursuant to Ms. Tiano’s employment agreement.

All Other Compensation Table

		Perquisites							Miscellaneous Compensation
Name and Principal Position	Year	Housing Allow- ance ($)(1)	Finan- cial Counsel- ing ($)(2)	Auto- mobile ($)(3)	Reloca- tion Bene- fits ($)(4)	Other ($)(5)	Tax Reim- burse- ments ($)(6)	Total Perq- uisites ($)(7)	Life Insur- ance Premi- ums ($)	Company Contri- butions to 401(k) Plan ($)(8)	Total Misc. Compen- sation ($)	Grand Total All Other Compen- sation ($)
Jay M. Gellert	2008	53,100	5,000	20,242	0	0	40,810	119,152	3,174	9,200	12,374	131,526
James E. Woys	2008	27,870	0	12,000	391	5,661	22,452	68,374	1,794	9,200	10,994	79,368
Joseph C. Capezza, CPA	2008	0	0	0	62,415	0	12,916	75,331	1,380	9,200	10,580	85,911
Stephen D. Lynch	2008	0	5,000	12,000	0	3,413	5,520	25,933	2,838	9,200	12,038	37,971
Linda V. Tiano, Esq.	2008	0	5,000	0	3,945	0	4,540	13,485	1,242	7,841	9,083	22,568

(1)	During 2008, Messrs. Gellert and Woys received housing allowance benefits pursuant to their employment agreements. Messrs. Gellert’s and Woys’ housing allowance benefits represented an average monthly housing rental and utilities payment of $4,425 and $4,645, respectively. Tax gross-up payments of $36,372 and $19,195 were paid to Messrs. Gellert and Woys, respectively, to reimburse them for their income tax liability in connection with the housing benefit and are reflected in the “Tax Reimbursements” column of this table. See footnote number 6 to the “Tax Reimbursements” column for our newly adopted compensation practice regarding tax gross-up payments in connection with perquisites provided to our executive officers.

(2)	All named executive officers are entitled to reimbursement of up to $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as the executive remains employed by us. Messrs. Gellert and Lynch and Ms. Tiano were reimbursed for financial counseling during 2008 in the amounts of $5,000 each, respectively. In addition, tax gross-up payments of $3,476, $2,683 and $4,540 were made to Messrs. Gellert and Lynch and Ms. Tiano, respectively, to reimburse them for their income tax liability in connection with this benefit and are reflected in the “Tax Reimbursements” column of this table. See footnote number 6 to the “Tax Reimbursements” column for our newly adopted compensation practice regarding tax gross-up payments in connection with perquisites provided to our executive officers.

(3)	For 2008, Messrs. Woys and Lynch received an automobile allowance of $12,000 which represented a monthly automobile allowance of $1,000. Although our automobile allowance program terminated in 2003, each of these executives is entitled to receive benefits that have been “grandfathered” under the program and continue to receive this benefit. Mr. Gellert is provided with a corporate car in lieu of a cash automobile allowance. For 2008, we provided Mr. Gellert with the use of a corporate car. He was reimbursed $1,403 for the imputed income he incurred for his personal use of such car. In addition, a tax gross-up payment of $962 was made to Mr. Gellert to reimburse him for his income tax liability in connection with this benefit. This tax gross-up amount is reflected in the “Tax Reimbursements” column of this table. An additional $18,839 represents the incremental cost to us for Mr. Gellert’s exclusive use of this corporate car based on the depreciation of the purchase price of the car and insurance. See footnote number 6 to the “Tax Reimbursements” column for our newly adopted compensation practice regarding tax gross-up payments in connection with perquisites provided to our executive officers.

(4)	During 2008, Messrs. Woys and Capezza and Ms. Tiano received benefits under our Relocation Policy for which Health Net directly paid to third party providers the amounts of $391, $6,631 and $3,945, respectively. Ms. Tiano received these benefits for transportation costs to move portions of her household goods after the sale of her residences during 2007. Mr. Capezza also received $55,784 for expenses associated with the sale of his residence during 2008. In addition, a tax gross-up payment of $12,915 was made to Mr. Capezza to reimburse him for his income tax liability in connection with this benefit. This tax gross-up amount is reflected in the “Tax Reimbursements” column of this table. See footnote number 6 to the “Tax Reimbursements” column for our newly adopted compensation practice regarding tax gross-up payments in connection with perquisites provided to our executive officers.

(5)	The amount shown represents expenses reimbursed for travel between his residence and the corporate offices in Woodland Hills CA, required annual physical exam fees and sales incentive trips. For 2008, pursuant to his employment agreement, Mr. Woys was reimbursed $4,544 for his travel expenses, $53 for his required annual physical exam and $1,064 for his required annual physical exam during 2007 which was not submitted during 2007. In addition, tax gross-up payments of $2,520 and $35 were made to Mr. Woys to reimburse him for the income tax liability in connection with his travel reimbursements and physical exam fees, respectively, and are reflected in the “Tax Reimbursements” column. See footnote number 6 to the “Tax Reimbursements” column for our newly adopted compensation practice regarding tax gross-up payments in connection with perquisites provided to our executive officers.

For 2008, pursuant to his employment agreement, Mr. Lynch was reimbursed $2,515 for his required annual physical exam and $898 for expenses incurred during a sales incentive trip. In addition, tax gross-up payments of $1,659 and $432, respectively were made to Mr. Lynch to reimburse him for the income tax liability in connection with these benefits and are reflected in the Tax Reimbursements column. See footnote number 6 to the “Tax Reimbursements” column for our newly adopted compensation practice regarding tax gross-up payments in connection with perquisites provided to our executive officers.

(6)	The amounts shown represent additional income to reimburse the named executive officers during 2008 for income taxes paid on perquisites received, including the tax gross-up payments discussed in footnotes (1) through (5) above. Beginning in 2009, we changed our compensation practice to eliminate future tax gross-up payments in connection with perquisites provided to our executive officers, except with respect to standard relocation benefits as provided pursuant to our company-wide Relocation Policy and spousal travel for certain company-sponsored events.

(7)	The amounts shown represent the total sum of all perquisites and related tax reimbursements received by the named executive officers.

(8)	The amounts shown represent our matching contribution to the Health Net, Inc. 401(k) Savings Plan for the benefit of the named executive officer.

Health Net, Inc. 401(k) Savings Plan.    We offer the Health Net, Inc. 401(k) Savings Plan (the “401(k) Plan”) which is available to all Health Net associates, including the named executive officers. The 401(k) Plan allows pre-tax salary deferral contributions of one to thirty percent (1% to 30%) of total cash earnings up to the annual established Internal Revenue Service maximums, including any catch-up contributions for associate’s age 50 or older. We match one hundred percent (100%) of the first three percent (3%) contributed and match an additional fifty percent (50%) of the next two percent (2%) contributed. Effective January 1, 2006, we elected the “safe harbor” method of meeting certain non-discrimination requirements under the Internal Revenue Code with respect to the 401(k) Plan. This means that pre-tax salary deferral contributions and safe harbor matching contributions made under the 401(k) Plan automatically meet certain non-discrimination tests. The safe harbor requires that all matching contributions be immediately one hundred percent (100%) vested. Named executive officers may not elect Health Net, Inc. Common Stock as an investment option in the 401(k) Plan.

All of the named executive officers participated in the 401(k) Plan during 2008 and received matching contributions. Messrs. Gellert, Woys, Capezza and Lynch each received $9,200 and Ms. Tiano received $7,841.

GRANTS OF PLAN-BASED AWARDS FOR 2008

Name and Principal Position	Grant Date	Estimated future potential payouts under non-equity incentive plan awards (1)					Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units (#)		Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)		Maximum ($)		Threhold (#)	Target (#)	Maximum (#)
Jay M. Gellert President and Chief Executive Officer	2/18/2008	—	1,626,000		3,252,000		56,250	112,500	225,000	37,500	(3)	1,793,963

James E. Woys Executive Vice President and Chief Operating Officer	2/18/2008	—	700,000		1,400,000		19,000	38,000	76,000	38,000	(3)	1,817,882

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	2/18/2008	—	440,000		880,000		—	—	—	—		—

Stephen D. Lynch Former President, Health Plan Division	2/18/2008	—	1,300,000	(4)	1,800,000	(4)	—	—	—	—		—

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	2/18/2008	—	350,000		700,000		10,000	20,000	40,000	20,000	(3)	956,780

(1)	The amounts shown represent potential non-equity incentive plan awards under the EOIP. Assuming achievement of the earnings per share (“EPS”) threshold, EOIP payouts for 2008 were determined based upon a Company Rating and/or an Individual Performance Rating as follows:

Bonus = Target Bonus x Company Performance Score x Individual Performance Rating

The Company Performance Score (0-150%) and the Individual Performance Rating (0-188%) varies depending on the achievement of pre-established performance goals. The achievement of all pre-established goals for 2008 at target levels would result in a rating of 100% for each element while achievement at the maximum levels would result in a rating 150% and 188%, respectively, for each element. An individual’s final bonus score is the product of these percentages, but awards are capped at 200% of his or her target bonus. For 2008, the Company Performance Score was a calculated combination of a pre-established pre-tax income target, revenue target and associate climate survey improvement target. The Individual Performance Ratings were based on pre-established individual goals that varied among the named executive officers. See the “Analysis of compensation during fiscal 2008” section of the Compensation Discussion and Analysis for a more complete description of the EOIP.

The determination of the threshold or minimum amount payable for a certain level of performance would be calculated based on the formulas described above. In accordance with the formulas, the minimum amount payable will be determined by the lowest-weighted component of their Individual Performance Rating, combined with the lowest possible Company Performance Score, which is 20%. For a description of the named executive officer’s individual goals see the “Analysis of compensation during fiscal 2008—Annual Performance-Based Cash Incentive Awards” section of the Compensation Discussion and Analysis herein.

(2)

These awards represent performance share unit awards that were granted pursuant to our 2006 Long-Term Incentive Plan (the “2006 LTIP”). The grants cliff vest as soon as practicable following the third anniversary of the date of grant based on achievement of minimum levels of pre-tax income and pre-tax income margin (pre-tax income as a percent of total revenues). For the named executive officers, 50% of the shares vest upon achievement of the threshold level of pre-tax income and pre-tax income margin, 100% of the shares vest upon achievement of the target level, 150% of the shares vest upon achievement of the median level and 200% vest upon achievement of the maximum level (with linear interpolations for performance between the threshold and maximum levels). The grants are subject to accelerated vesting in specified change in control situations. If a “retirement” (as defined in the 2006 LTIP or applicable award agreement) occurs prior to a vesting date, a prorated portion of the award shares will remain subject to the performance measures and vesting schedule of such grant. See the “Analysis of compensation during fiscal 2008” section of the Compensation Discussion and Analysis and the “Potential Payments upon Change in Control or Termination” table herein for a more complete description.

(3)	The stock awards granted on February 18, 2008 are restricted stock units granted pursuant to the 2006 LTIP. The stock awards vest as to 50% of the award shares on the second and fourth year anniversaries of the date of grant, subject to accelerated vesting for certain terminations of employment within a specified period following a change in control, or upon “retirement,” where a prorated portion of the award shares would be accelerated. The grant date fair values are calculated by taking the closing price of our Common Stock on the date of grant ($47.84/share), minus the par value at $0.001 per share of Common Stock, which is required to be paid by the participants.

(4)	Represents a special performance-based incentive award of $1,300,000 which the Board of Directors determined that Mr. Lynch is entitled to receive under the terms of his employment agreement due to the partial satisfaction of his 2008 performance goals. This payment was made to Mr. Lynch in the first quarter of 2009.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Material Terms of Agreements and Plans

Employment Agreements with Named Executive Officers in General.    We have entered into employment agreements with all of the named executive officers. In general, the named executive officers’ employment agreements entitle the officer to a base salary and the ability to participate in various incentive compensation, equity, insurance and employee benefit plans, including paid time off, holidays, health and welfare insurance, 401(k) Plan, deferred compensation and tuition reimbursement plans, if the executive officer meets the applicable participation requirements. All of the named executive officers are eligible to participate in the EOIP, which provides them the opportunity to earn each plan year a specified percentage of his or her base salary as additional compensation in accordance with the terms of the EOIP.

The named executive officers’ employment agreements also provide for certain severance payment arrangements, which are detailed in the “Potential Payments Upon Termination or Change in Control” table and the accompanying narrative herein. The named executive officers’ employment agreements were all amended and restated during December 2008 to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, with no other material terms being changed in the agreements.

Below is a brief summary of additional material terms contained in each named executive officer’s employment agreement with us. Each of these agreements are filed as an exhibit to our 2008 Form 10-K and the following summaries are qualified in their entirety by reference to those agreements. Under these employment agreements, the executive and Health Net may terminate the employment relationships at any time, with or without advance notice and without or without cause.

Employment Agreement with Mr. Gellert.    On December 3, 2008, Health Net, Inc. and Mr. Gellert entered into an Amended and Restated Employment Agreement (the “Gellert Agreement”), which amends and restates all prior employment agreements between Mr. Gellert and us. Mr. Gellert’s current base salary is $1,200,000. The Gellert Agreement provides Mr. Gellert with housing in Woodland Hills, California at a reasonable monthly cost and reimbursement for Mr. Gellert’s weekend trips to his residence in Northern California. In addition, if Mr. Gellert decides to relocate to Southern California, he is entitled to specific relocation benefits. We provide Mr. Gellert with the use of a corporate car and he reports his personal use of the car as a taxable benefit. The Gellert Agreement provides for Mr. Gellert’s participation in the SERP of which Mr. Gellert is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Woys.    On December 3, 2008, Health Net, Inc. and Mr. Woys entered into an Amended and Restated Employment Agreement (the “Woys Agreement”), which amends and restates all prior employment agreements between Mr. Woys and us. Mr. Woys’ current base salary is $700,000. The Woys

Agreement provides Mr. Woys with housing benefits in the form of furnished corporate housing in Woodland Hills, California, from January 1, 2008 through June 30, 2008. In addition, Mr. Woys is entitled to a car allowance of $1,000 per month since he was eligible for this benefit at the time of the termination of the car allowance program. Further, the Woys Agreement provides for Mr. Woys’ participation in the SERP of which Mr. Woys is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Capezza.    On December 3, 2008, Health Net, Inc. and Mr. Capezza entered into an employment agreement (the “Capezza Agreement”), which amends and restates the employment agreement dated October 9, 2007. Mr. Capezza’s current base salary is $550,000. Under the Capezza Agreement, Mr. Capezza’s annual bonus opportunity for the 2007 calendar year was guaranteed at $440,000. In addition, the Capezza Agreement provided Mr. Capezza with an engagement bonus of $350,000, provided, however, if Mr. Capezza voluntarily terminates his employment for “good reason” (as defined in the Capezza Agreement) or we terminate him for “cause” (as defined in the Capezza Agreement) prior to November 1, 2009, Mr. Capezza will be required to repay Health Net a prorated portion of the engagement bonus. In addition, the Capezza Agreement provides Mr. Capezza with certain relocation benefits. In the event that we terminate Mr. Capezza without cause within the first two years of employment, expiring October 9, 2009, and Mr. Capezza is unable to secure new employment with a relocation benefit within 30 days of such termination, we will provide Mr. Capezza with relocation services in an amount not to exceed $80,000.

Employment Agreement with Ms. Tiano.    On December 3, 2008, Health Net, Inc. and Ms. Tiano entered into an employment agreement (the “Tiano Agreement”), which amends and restates the employment agreement dated December 27, 2006. Ms. Tiano’s current base salary is $500,000.

Employment Agreement with Mr. Lynch.    Mr. Lynch retired from his position with us effective February 28, 2009. Prior to his retirement, Mr. Lynch was a party to an amended and restated employment agreement dated December 3, 2008. Mr. Lynch’s base salary at termination was $600,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2008

Name and Principal Position	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised option (#) unexercisable		Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)(2)
Jay M. Gellert President and Chief Executive Officer	650,000 325,000 325,000 125,000	0 0 0 125,000	(3)	23.02 22.64 24.06 45.64	2/9/2011 8/12/2012 2/20/2013 4/11/2016	— — — 125,000	(4)	— — — 1,361,125	— — — 0	(5)	— — —
	—	—		—	—	37,500	(6)	408,338	112,500	(7)	1,225,013

James E. Woys Executive Vice President and Chief Operating Officer	20,000 54,000 50,000 60,000 40,000 192,000 75,000 25,000 — —	0 0 0 0 0 0 25,000 25,000 — —	(8) (3)	9.00 23.02 22.64 24.06 31.92 23.64 32.59 45.64 — —	2/14/2010 2/9/2011 8/12/2012 2/20/2013 9/22/2013 3/25/2014 5/13/2015 4/11/2016 — —	— — — — — — — 25,000 32,500 38,000	(4) (9) (6)	— — — — — — — 272,225 353,893 413,782	— — — — — — — — 32,500 38,000	(10) (7)	— — — — — — — — 353,893 413,782

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	—	—		—	—	40,000	(11)	435,560	40,000	(12)	435,560

Stephen D. Lynch Former President, Health Plan Division	6,000 5,000 20,000 37,500 20,000 —	0 0 0 12,500 20,000 —	(13) (3)	28.90 23.83 29.44 28.24 45.64 —	2/17/2014 6/14/2014 12/14/2014 1/3/2015 4/11/2016 —	— — — — 20,000 36,250	(4) (9)	— — — — 217,780 394,726	— — — — 18,750	(10)	— — — — 204,169

Linda V. Tiano, Esq.	12,500	37,500	(14)	$48.90	2/1/2017	25,000	(15)	272,225	—		—
Senior Vice President, General Counsel and Secretary	—	—		—	—	20,000	(6)	217,780	20,000	(7)	217,780

(1)	The exercise price of each stock option grant is equal to the closing price of the Company’s Common Stock on the NYSE on the date of grant.

(2)	The amounts in this column represent the intrinsic value of unvested stock awards calculated by multiplying the number of shares by the closing fair market value on December 31, 2008 of $10.89, minus par value of $0.001 per share.

(3)	Options granted on April 11, 2006, of which 50% vested on April 11, 2008 and 50% will vest on April 11, 2010.

(4)	Restricted stock units granted on April 11, 2006, vesting at 100% on April 11, 2010.

(5)	Performance share units granted on February 23, 2007, which will cliff vest on a date as soon as practicable following the completion of the performance period at 0% (or zero shares) upon attainment of the target level of pre-established pre-tax income and pre-tax income margin levels in fiscal year 2009, at 100% (or 200,000 shares) upon attainment of the median level and at 200% (or 400,000 shares) upon attainment of the maximum level (with linear interpolations for performance between the target and maximum levels). No units have been shown as no shares would be earned if target performance is met.

(6)	Restricted stock units granted on February 18, 2008, vesting at 50% on February 18, 2010 and 50% on February 18, 2012.

(7)

Performance share units granted on February 18, 2008, which will cliff vest on a date as soon as practicable following the completion of the performance period at 50% of the granted units upon attainment of the threshold level of pre-established pre-tax income and pre-tax income margin levels in fiscal year 2010, at 100% upon attainment of the target level, at 150% upon attainment of the median level and at 200% upon attainment of the maximum level (with linear interpolations for performance between the threshold and maximum levels). Units shown equal the granted number of units, which would be earned if target performance is met. These units are further discussed in the “Long-Term Equity Compensation Program” section of the Compensation Discussion and Analysis.

(8)	Options granted on May 13, 2005 for 100,000 shares, vesting at 25% on each of May 13, 2006, May 13, 2007, May 13, 2008 and May 13, 2009.

(9)	Restricted stock units granted on February 23, 2007, vesting at 50% on February 23, 2009 and 50% on February 23, 2011.

(10)	Performance share units granted on February 23, 2007, which will cliff vest on a date as soon as practicable following the completion of the performance period at 50% of the granted units upon attainment of the threshold level of pre-established pre-tax income and pre-tax income margin levels in fiscal year 2009, at 100% upon attainment of the target level, at 150% upon attainment of the median level and at 200% upon attainment of the maximum level (with linear interpolations for performance between the threshold and maximum levels). Units shown equal the granted number of units, which would be earned if target performance is met.

(11)	Restricted stock units granted on November 1, 2007 for 40,000 shares, vesting at 50% on November 1, 2009 and 50% on November 1, 2011.

(12)	Performance share units granted on November 1, 2007, which will cliff vest on a date as soon as practicable following the completion of the performance period at 50% of the granted units upon attainment of the threshold level of pre-established pre-tax income and pre-tax income margin levels in fiscal year 2009, at 100% upon attainment of the target level, at 150% upon attainment of the median level and at 200% upon attainment of the maximum level (with linear interpolations for performance between the threshold and maximum levels). Units shown equal the granted number of units, which would be earned if target performance is met.

(13)	Options granted on January 3, 2005 for 50,000 shares, vesting at 25% on each of January 3, 2006, January 3, 2007, January 3, 2008 and January 3, 2009.

(14)	Options granted on February 1, 2007 for 50,000 shares, vesting at 25% on each of February 1, 2008, February 1, 2009, February 1, 2010 and February 1, 2011.

(15)	Restricted stock units granted on February 1, 2007 for 25,000 shares, vesting at 50% on February 1, 2010 and 50% on February 1, 2011.

OPTION EXERCISES AND STOCK VESTED FOR 2008

Name and Principal Position	Option awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
Jay M. Gellert President and Chief Executive Officer	0	0

James E. Woys Executive Vice President and Chief Operating Officer	0	0

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	0	0

Stephen D. Lynch Former President, Health Plan Division	33,000	696,038

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	0	0

(1)	Value realized on the exercise of stock options was calculated based on the difference between the market price of the underlying securities on the date of exercise and the exercise price of the underlying option.

PENSION BENEFITS FOR 2008

Name and Principal Position	Plan Name	Number of years of credited service (#)(1)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
Jay M. Gellert President and Chief Executive Officer	Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan	12.5	3,152,259	0

James E. Woys Executive Vice President and Chief Operating Officer	Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan	22.1667	1,046,583	0

(1)	Credited service is equal to actual service for Messrs. Gellert and Woys.

(2)	The amounts represented are calculated as of December 31, 2008 using a 6.60% discount rate. Mortality is calculated according to the 1994 Group Annuity Mortality table, assuming post-retirement mortality only. Benefit shown is one hundred percent (100%) vested for Messrs. Gellert and Woys.

Narrative to Pension Benefits Table

We maintain the Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan (“SERP”). The program covers Messrs. Gellert and Woys, two additional executive officers and 15 inactive associates. Benefits under the SERP are not funded; they remain subject to the claims of our creditors. The SERP is a defined benefit plan designed to provide a Health Net-paid retirement annuity of 50% of the executive’s average pay at retirement if the executive works until age 62 and is actively employed for 15 years. The target retirement benefit is calculated at 50% of the average over the last 60 months of employment using the executive’s base pay, plus any bonus earned. This benefit is prorated for less than 15 years service at age 62 and/or if the executive leaves employment before the age of 62. It is then multiplied by a vesting percentage (0% if under five years of service; 10% after five years; 20% after six years; 40% after seven years; 60% after eight years; 80% after nine years and 100% for ten or more years of service).

The target benefit, after prorating and multiplying by the vesting percentage, is further reduced by other Health Net-paid retirement benefits, whether tax-qualified or nonqualified, including the employer-paid portion of Social Security retirement benefits, the 401(k) Plan employer matching contributions and any other prior SERP profit-sharing plans. The net benefit is payable as an annuity for the executive’s lifetime, beginning at age 62, unless the participant elects to receive a discounted early retirement benefit commencing between age 55 to age 62. A retired executive may elect to begin receiving reduced payments after age 55 and before age 62 and/or to elect a form of payment that provides reduced payments during his or her lifetime and continues a portion of that benefit to the surviving spouse.

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

Name and Principal Position	Executive contribution in last fiscal year ($)(1)	Registrant contribution in last fiscal year ($)	Aggregate earnings in last fiscal year ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)(2)
Stephen D. Lynch Former President, Health Plan Division	168,285	0	(90,874)	0	366,805

(1)	The total amount shown has been included as “salary” in the “Summary Compensation Table.”

(2)	The amount shown includes $361,826 which has been reported as “salary” to Mr. Lynch in the “Summary Compensation Table” for the 2008, 2007 and 2006 fiscal years.

Narrative to Nonqualified Deferred Compensation Table

All named executive officers are eligible to participate in the Health Net, Inc. Deferred Compensation Plan (the “DC Plan”); however, Mr. Lynch is the only executive who had an account balance under the DC Plan and deferred compensation under the DC Plan during 2008. The DC Plan is also available to all of our associates at the Director level and above who earn a minimum annual base salary of $100,000. The DC Plan provides an important supplement to our 401(k) Plan. The DC Plan allows participants to set aside tax-deferred dollars for the future and reduce their current income tax liability. Deferred amounts can be between five percent and ninety percent (5% and 90%) of base salary and between five percent and one hundred percent (5% and 100%) of “other compensation.” All amounts deferred under the DC Plan are vested amounts. The DC Plan has been designed so that federal and state income tax on the monies deferred is not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year to be paid to them while they are still working or they can elect to have payments made to them in the event of their separation from service with us. Payments can be made in a lump sum payment or as annual installments over a period of greater than two years and less than ten years.

For purpose of the DC Plan, “other compensation” means all bonuses (other than signing bonuses), commissions, incentive payments and all forms of currently taxable compensation reported on IRS Form W-2, other than base salary, except that reimbursements and allowances for automobiles, relocation, travel and education expenses are excluded.

The rates of return for the fiscal year ending December 31, 2008 for the funds in which Mr. Lynch participated in with respect to his deferred compensation plan are as follows:

Fund	Rate of Return
AMFunds Global Small Cap	(53.52%)
AMFunds Growth	(43.98%)
DFA VA International Value	(45.83%)
Fidelity Contrafund	(42.52%)
PIMCO Real Return	(6.91%)
PIMCO Total Return	4.98%
PIMCO VIT Global Bond	(.85%)

Participants choose to invest their deferred compensation in whole percentages through a portfolio of funds, as recommended by an internal Compensation and Benefits Committee and approved by the Health Net Compensation Committee of the Board of Directors. The DC Plan funds are more aggressive than the funds available under our 401(k) Plan due to the characteristics inherent with a nonqualified deferred compensation plan in terms of eligibility being limited to a select group of management or highly compensation employees, annual and irrevocable elections, and unsecured account balances. The investment choices selected by the participants become the basis for determining the earnings on the participants’ deferral account. Returns are based on the funds in which participants invest. These funds are valued daily. Participants can make changes to their investment choices at any time.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers. Although these agreements provide that an executive’s employment with Health Net may be terminated by either the executive or by us at any time, for any reason and with or without notice, they do provide certain payments and benefits in the event of the executive’s termination without cause or in connection with a change of control. In general, these benefits include lump-sum payments equal to a multiple of base salary and continued health and welfare benefit coverage for a certain defined term. In addition, under certain conditions a change in control will trigger accelerated vesting for all, or a portion of, equity awards granted to each executive as described in more detail below in this section of the proxy entitled “Plan-Based Awards.” Generally, the severance and change in control provisions of our executive employment agreements are very similar. However, the terms of Mr. Gellert’s employment agreement vary somewhat, and therefore are discussed separately below. In addition, Mr. Lynch retired from his position with us effective February 28, 2009, and as such is no longer entitled to any severance or change in control benefits.

Under the severance terms of each named executive officer’s employment agreement, in order to receive severance payments, a terminated executive (or his or her beneficiaries or estate, as applicable) must execute a separation agreement, waiver and release of claims substantially in the form prescribed by their agreement (a “Separation Agreement”), which, among other things, precludes the terminated executive from competing with us for a period of up to one year post-termination, depending on the applicable circumstances, and releases all claims against us.

Severance Terms of Employment Agreements with our Named Executive Officers (other than Mr. Gellert)

Generally under the terms of these agreements, in the event that we terminate an executive’s employment without cause (other than during the two year period following a change in control), the executive will be entitled to receive:

•	a one-time lump sum payment equivalent to 12 (in the case of Mr. Lynch) or 24 months (for our other executives) of their then-current base salary;

•	benefit continuation for the executive and his or her dependants for an initial period of six (in the case of Messrs. Woys and Capezza and Ms. Tiano) or 12 months (in the case of Mr. Lynch); and

•

payment of COBRA premiums for an additional 12 (in the case of Mr. Lynch) or 18-month period (in the case of Messrs. Woys and Capezza and Ms. Tiano), provided the executive properly elects to continue those benefits under COBRA.

In the event that the executive’s employment is terminated due to death or disability, the executive or his or her beneficiaries or estate would be entitled to continuation of benefits for a period of twelve months and a lump-sum payment equal to one times (1x) their then-current base salary. With respect to Mr. Lynch, instead of a payment equal to 1x base salary, he would be entitled to a lump-sum payment equal to 12 months of his then-current base salary.

If, at any time within two years after a change in control, we terminate an executive without cause or the executive voluntarily terminates his or her employment for good reason, the executive will be entitled to receive:

•	a one-time lump sum payment equivalent to 24 (in the case of Mr. Lynch) or 36 months (for our other executives) of their then-current base salary;

•	benefit continuation for the executive and his or her dependants for an initial period of six (in the case of Mr. Lynch) or 18 months (in the case of Messrs. Woys and Capezza and Ms. Tiano); and

•	payment of COBRA premiums for an additional 18-month period provided the executive properly elects to continue those benefits under COBRA.

This change in control severance allowance will be forfeited in the case of a voluntary termination by the executive for good reason if we request in writing, prior to his or her resignation, that he or she continue in our employ for ninety days following the change in control, and he or she voluntarily leaves our employ prior to the expiration of that ninety day period.

In the event that an executive voluntarily terminates his or her employment at any time (other than for good reason within two years after a change in control), or we terminate the executive for cause, the executive would not be eligible to receive any of the severance benefits provided under their employment agreements. Mr. Lynch, however, would be eligible to purchase, at his own expense, company health insurance coverage for himself and his spouse until he is eligible for Medicare at age 65.

For each actively employed named executive officer (other than Mr. Lynch), if the change in control benefits provided under the applicable executive employment agreement constitute “parachute payments” under Section 280G of the Internal Revenue Code, and at least $50,000 of such payments are subject to the excise tax imposed by Section 4999 of the Code, each of the covered executives will receive (i) a payment sufficient to pay those excise taxes and (ii) an additional payment sufficient to pay the taxes arising as a result of that payment (together, a “Gross-Up Payment”). Mr. Capezza, however, is only entitled to Gross-Up Payments for taxes incurred prior to December 31, 2009. If the amount of such “parachute payments” subject to excise taxes does not exceed $50,000, no Gross-Up Payment will be paid and the executive’s severance payments will be reduced (if necessary, to zero) so that no portion of the severance payments is subject to the imposition of excise taxes.

With respect to Mr. Lynch, to the extent that any severance payments constitute “parachute payments,” then all such cash and non-cash payments to Mr. Lynch shall be reduced, in that order, to the extent necessary such that no portion of the payments is subject to the imposition of excise taxes, but only if (i) the net amount of such payments, as so reduced (and after subtracting any additional taxes due on such reduced payments) is greater than or equal to (ii) the net amount of such payments without such reduction (but after subtracting the net amount of excise taxes and all additional taxes due on such unreduced payments).

For purposes of these employment agreements, “change in control” is generally defined to mean (i) the acquisition by any person or group (as defined by the Securities Exchange Act of 1934, as amended) of 20% or more of our voting stock; (ii) a change in the majority of incumbent board members as a result of a tender offer, merger, sale of assets or other major transaction; (iii) our merger or consolidation with any other entity pursuant to which our shareholders immediately prior to the transaction own less than 80% or the outstanding securities of the combined entity; (iv) the consummation of a tender or exchange offer for 20% or more of our outstanding securities; (v) the transfer of substantially all of our assets to another person (other than a wholly-owned subsidiary); or (vi) our entry into a management agreement that grants a third party authority to hire or fire the executive.

“Good Reason” generally means (i) a substantial reduction in the scope of executive’s authority, duties or responsibilities with us, other than in connection with a termination due to Disability, normal retirement, for Cause or by the executive voluntarily other than for Good Reason; (ii) a material reduction in compensation (i.e. base salary and/or annual target bonus); (iii) a relocation of more than 50 miles (provided that such proposed relocation results in a materially greater commute for the executive); or (iv) our failure to provide for the successor entity in any merger, consolidation or transfer of assets to assume our obligations under the executive’s employment agreement; provided, however, that the executive must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii).

“Cause” is generally defined as (i) an act of dishonesty causing harm to us or any of our affiliates; (ii) the knowing unauthorized disclosure of confidential information relating to our business; (iii) habitual drunkenness or narcotic drug addiction; (iv) conviction of a felony or a misdemeanor involving moral turpitude; (v) willful refusal to perform or gross neglect of duties; (vi) the willful breach of any law that, directly or indirectly, affects us or our affiliates; (vii) a material breach by the executive following a change in control of those duties and responsibilities that do not differ in any material respect from the executive’s duties and responsibilities during the 90-day period immediately prior to such change in control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, committed in bad faith or without reasonable belief that such breach is in our best interests and which is not remedied in a reasonable period of time after receipt of written notice from us specifying such breach, or (viii) breach of the executive’s obligations under his or her employment agreement (or under any other policy) to protect our proprietary and confidential information. In October 2007, we revised our standard executive officer employment agreement. Among the changes was an adjustment to the definition of “cause” to replace “the knowing unauthorized disclosure of confidential information relating to our business,” with the material breach of our Code of Conduct or our ethics and compliance procedures. To date, this revised definition of “cause” applies with respect to Messrs. Woys’, Lynch’s and Capezza’s employment agreements.

“Disability” means the executive’s absence from his or her duties with us on a full-time basis for at least 180 consecutive days as a result of his or her incapacity due to physical or mental illness.

Severance Terms of Mr. Gellert’s Employment Agreement

In the event that we terminate the employment of Mr. Gellert without cause (other than during a two-year period following a change of control), Mr. Gellert will be entitled to receive a lump sum $6,000,000 severance payment. If, during a two-year period following a change in control, we terminate Mr. Gellert without cause or he voluntarily resigns for “good reason” (and gives us at least 14 days’ prior written notice of such resignation and otherwise complies with the Section 409A timing requirements noted below), he will be entitled to a lump sum payment of $6,000,000, and any options which vested prior to his termination will continue to remain exercisable for 2 years following his date of termination or until the options’ general termination date, whichever is shorter.

To the extent these payments constitute a “parachute payment” under Section 280G of the Internal Revenue Code and at least $50,000 of such payments are subject to excise taxes, we have agreed to provide Mr. Gellert with a full tax gross-up, which will cover those excise taxes and all additional taxes he incurs by reason of such payment.

For purposes of the Gellert Agreement only, “change in control” is defined as (i) a 51 percent change in beneficial ownership of our capital stock in a single transaction; (ii) a change in the majority of our outside directors over a two year period, other than changes approved by the then-current Board; (iii) the sale of substantially all our assets; or (iv) our liquidation or dissolution.

For purposes of the Gellert Agreement only, the term “good reason” means if any of the following occurs, without Mr. Gellert’s consent, within two years following the effective date of a Change of Control (as defined in the Gellert Agreement) (i) a material reduction in Mr. Gellert’s duties, responsibilities or salary; or (ii) his relocation outside California, provided, however, that Mr. Gellert must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii).

Plan-Based Awards

For all option grants, upon voluntary termination, optionees may exercise vested options for up to one month from the termination date. Upon involuntary termination for reasons other than cause, optionees may exercise vested options for up to three months from the termination date.

Upon termination for retirement, death and/or disability, vested options may generally be exercised for up to 12 months from the termination date by the optionee or, in the case of death or disability, by the beneficiary of the executive. Upon terminating an executive for “cause” (as defined in such executive’s employment agreement), all options will be cancelled and forfeited by the executive.

A change in control will trigger accelerated vesting for all options, restricted stock and restricted stock units granted prior to March 2, 2006. For option, restricted stock and restricted stock unit grants made after March 2, 2006, accelerated vesting is triggered only upon the occurrence of both a change in control and termination of employment by the acquirer or by the executive under the definition of “good reason” within two years of such change in control.

Subject to compliance with Section 409A of the Internal Revenue Code, 2008 performance shares granted to our named executive officers fully vest upon a change in control at a level assuming the achievement of target performance under the Performance Share plan in effect for such executives. Also effective with equity grants made on or after March 2, 2006 and prior to January 14, 2009, we have defined a qualified “retirement” as voluntary resignation at age 55 or older and a minimum of 10 years of employment service. In the case of a qualified retirement, equity grants (other than performance shares) will vest immediately on a prorated basis based on the number of full calendar years that have elapsed since the date of grant and the number of full calendar years in the vesting period. In the case of a qualified retirement, a prorated portion of performance shares that have not yet vested will continue to remain eligible to vest on the normal vesting date of the grant. Such portion will be based on the number of calendar days that have elapsed since the date of grant and the total number of calendar days in the vesting period. Recipients of performance share awards must be actively employed for a minimum of two years of the three-year performance cycle to be eligible for prorated vesting in connection with a qualified retirement.

In accordance with the rules of the SEC, the following table presents our reasonable estimates of the benefits payable to our named executive officers assuming, that each of the following scenarios occurred on December 31, 2008: (i) a change in control, (ii) an involuntary termination of employment without cause or a resignation for good reason simultaneous with a change in control, (iii) retirement, (iv) death or disability and (v) an involuntary termination of employment without cause or a resignation for good reason. A description of the material terms of our severance and change in control arrangements can be found elsewhere in this proxy statement under “Severance and Change in Control Arrangements.” Excluded are benefits provided to all employees, such as accrued vacation and benefits payable under our life and other insurance policies. Also excluded are benefits previously accrued under our deferred compensation plan and SERP, including the SERP benefits for Messrs. Gellert and Woys, in which they were one hundred percent (100%) vested as of December 31, 2008. For information on such accrued benefits see the “Nonqualified Deferred Compensation” table and the “Pension Benefits” table shown elsewhere in the proxy statement. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that the named executive officers will receive the amounts shown.

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

Name and Principal Position	Compensation Components	Change in Control
		Occurrence of Change in Control ($)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)	Retirement ($)(1)	Death & Disability ($)(2)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)
Jay M. Gellert	Severance	0	6,000,000	0	0	6,000,000
President and Chief Executive Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0	0	0	0
	Restricted Stock	0	1,769,463	680,563	0	0
	Performance Share Units	3,402,813	3,402,813	0	0	0
	Health Benefits(4)	0	0	0	0	0
	Excise Tax Gross-Up Payment(5)	0	0	0	0	0
	Total Value	3,402,813	11,172,275	680,563	0	6,000,000

James E. Woys	Severance	0	2,116,155	0	705,385	1,410,770
Executive Vice President and Chief Operating Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0	0	0	0
	Restricted Stock	0	1,039,900	159,932	0	0
	Performance Share Units	767,675	767,675	51,042	0	0
	Health Benefits(4)	0	84,070	0	28,023	56,047
	Excise Tax Gross-Up Payment(5)	0	0	0	0	0
	Total Value	767,675	4,007,799	210,974	733,408	1,466,817

Joseph C. Capezza, CPA	Severance	0	1,650,000	0	550,000	1,180,000	(6)
Executive Vice President and Chief Financial Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0	0	0	0
	Restricted Stock	0	435,560	0	0	0
	Performance Share Units	435,560	435,560	0	0	0
	Health Benefits(4)	0	44,742	0	14,914	29,828
	Excise Tax Gross-Up Payment(5)	0	0	0	0	0
	Total Value	435,560	2,565,862	0	564,914	1,209,828

		Change in Control
Name and Principal Position	Compensation Components	Occurrence of Change in Control ($)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)	Retirement ($)(1)	Death & Disability ($)(2)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)
Stephen D. Lynch	Severance	1,300,000	2,500,384	0	600,192	1,900,192
Former President, Health Plan Division	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0	0	0	0
	Restricted Stock	0	612,506	159,932	0	0
	Performance Share Units	204,169	204,169	68,056	0	0
	Health Benefits(4)	0	16,538	0	8,269	16,538
	Excise Tax Gross-Up Payment(5)	0	0	0	0	0
	Total Value	1,504,169	3,333,597	227,988	608,461	1,916,730

Linda V. Tiano, Esq.	Severance	0	1,500,000	0	500,000	1,000,000
Senior Vice President, General Counsel and Secretary	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0	0	0	0
	Restricted Stock	0	490,005	68,056	0	0
	Performance Share Units	217,780	217,780	0	0	0
	Health Benefits(4)	0	31,624	0	10,541	21,083
	Excise Tax Gross-Up Payment(5)	0	0	0	0	0
	Total Value	217,780	2,239,409	68,056	510,541	1,021,083

Unless otherwise indicated below, amounts represented in the table shall be paid to the named executive officer in a lump sum payment.

(1)	The amounts represented in this column associated with options and/or restricted stock units represent the intrinsic value of the prorated portion accelerated upon a qualified “retirement” as defined in the 2006 LTIP or applicable award agreement and discussed in detail in the “Severance and Change In Control Arrangements—Plan Based Awards” section of this proxy statement.

(2)	The amounts represented in this column do not include the standard death benefit provided by Health Net to all of its associates equal to one times base salary.

(3)	The amounts represent the intrinsic value of unvested stock options, restricted stock units and performance share units which would be accelerated upon the occurrence of a change in control, an involuntary termination without “cause” or voluntary termination with “good reason” during the two-year period following a change in control or upon a qualified “retirement.” Compensation Committee approval has been assumed for the acceleration of unvested stock options upon a change in control as required by the 1998 and 2002 Stock Option Plans and applicable grant agreements.

Stock option value is calculated based on the difference between the fair market value of our Common Stock on December 31, 2008 at $10.89 per share and the exercise price of the underlying stock option. Restricted stock unit value is calculated by multiplying the number of shares by the fair market value on December 31, 2008 at $10.89 per share, minus par value of $0.001 per share.

(4)	Amounts include continuation of heath benefits and COBRA premiums. The amounts associated with health benefits are calculated using 2009 enrollment rates and severance agreement terms, if applicable. The continuation of named executive officers’ health benefits is discussed in detail in the “Severance and Change In Control Arrangements” section of this proxy statement.

(5)	Excise tax gross-up benefits are provided to executives under their severance agreement terms, as applicable. Although the employment agreements for all of our named executive officers’, except Mr. Lynch, provide for a potential tax gross-up upon a change in control, the value of this benefit as of December 31, 2008 is valued at zero for all such named executive officers.

(6)	The amount shown includes a move-back benefit as detailed in Mr. Capezza’s employment agreement which entitles Mr. Capezza up to $80,000 toward moving expenses associated with relocating should he be involuntarily terminated without cause within the first twenty-four months of employment with us (i.e., November 1, 2009) and be unable to obtain re-employment within thirty days of termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Set forth below is a tabulation indicating those persons or groups that are known to us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 27, 2009. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Barclays Global Investors, NA. and related entities 400 Howard Street San Francisco, CA 94105	6,072,196	(3)	5.86%

Jana Partners LLC 767 Fifth Avenue, 8th Floor New York, NY 10153	5,816,224	(4)	5.6%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	13,115,513	(5)	12.65%

(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(2)	Represents the percentage of outstanding shares of Common Stock beneficially owned as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the Securities and Exchange Commission.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 (the “Barclays Global Schedule 13G”), by a group consisting of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited and Barclays Global Investors Australia Limited. The Barclays Global Schedule 13G reports that, of the 6,072,196 shares beneficially owned by the group, Barclays Global Investors NA has sole power to vote or direct the vote of 2,658,782 share and sole power to dispose or direct the disposition of 3,327,456 shares, Barclays Global Fund Advisors has sole power to vote or direct the vote of 1,437,078 shares and sole power to dispose or direct the disposition of 2,022,637 shares, Barclays Global Investors, Ltd., has sole power to vote or direct the vote of 314,327 shares and sole power to dispose or direct the disposition of 438,398, shares, Barclays Global Japan Limited has sole power to vote or direct the vote and to dispose or direct the disposition of 235,092 shares, Barclays Global Canada Limited has sole power to vote or direct the vote of and to dispose or direct the disposition of 47,459 shares and Barclays Global Australia Limited has sole power to vote or direct the vote of and to dispose or direct the disposition of 1,154 shares.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, by Jana Partners LLC, a private money management firm which holds our common stock in various accounts under its management and control, and has sole voting power sole dispositive power over the 5,816,224 shares.

(5)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009, by Wellington Management Company, LLP (“WMC”), an investment adviser. WMC, in its capacity as investment adviser, may be deemed to beneficially own the shares, all of which are held of record by clients of WMC and has shared voting power over 6,950,291 shares and shared dispositive power over 13,115,513 shares.

Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by each director of Health Net serving on the Board on March 27, 2009, by each named executive officer on March 27, 2009 and by all directors and executive officers as a group as of March 27, 2009, and the percentage that these shares bear to the total number of shares of Common Stock outstanding as of such date:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(**)		Percent of Class
Theodore F. Craver, Jr.	35,044	(1)	*
Vicki B. Escarra	12,676	(2)	*
Thomas T. Farley	72,693	(3)	*
Gale S. Fitzgerald	58,766	(4)	*
Patrick Foley	81,867	(5)	*
Roger F. Greaves	107,942	(6)	*
Bruce G. Willison	56,285	(7)	*
Frederick C. Yeager	31,974	(8)	*
Jay M. Gellert	2,187,725	(9)	2.10%
James E. Woys	656,838	(10)	*
Joseph C. Capezza, CPA	40,000	(11)	*
Stephen D. Lynch	112,645	(12)	*
Linda V. Tiano, Esq.	70,000	(13)	*
All current directors and executive officers as a group (16 persons)***	3,853,863	(14)	3.71%

*	The amount shown is less than 1% of the outstanding shares.

**	The information contained in this table is based upon information furnished to us by the persons identified as beneficial owners or obtained from our records. Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

***	Mr. Lynch is not included in the group as he is no longer an executive officer of Health Net.

(1)	Includes 2,050 shares held in a Living Trust of which Mr. Craver is a beneficiary, 23,527 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding vested options, and 8,867 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(2)	Includes 6,905 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding vested options, and 5,771 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(3)	Includes 10,000 shares held by the Farley Family Trust of which Mr. Farley is a beneficiary and 10,500 shares held under an individual retirement account of which Mr. Farley is a beneficiary. Also includes 32,500 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options, and 8,867 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(4)	Includes 3,604 shares of which Ms. Fitzgerald holds in joint tenancy with her spouse, 46,295 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding vested options, and 8,867 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(5)	Includes 10,500 held by Foley Trust U/A of which Mr. Foley is a beneficiary, 62,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options, and 8,867 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(6)	Includes 62,500 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options, and 8,867 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(7)	Includes 7,000 shares held in the B&G Willison Living Trust of which Mr. Willison is a beneficiary. Also includes 40,418 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding vested options, and 8,867 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(8)	Includes 19,527 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding vested options, and 8,867 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(9)	Includes 162,500 shares underlying unvested restricted stock units, and 1,425,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options.

(10)	Includes 79,250 shares underlying unvested restricted stock units, 5,450 shares Mr. Woys holds in Health Net’s 401(k) Plan, 516,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding vested options, and 25,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009.

(11)	Includes 40,000 shares underlying unvested restricted stock units.

(12)	Includes 101,000 shares with respect to which Mr. Lynch had the right to acquire beneficial ownership by virtue of outstanding vested options as of March 27, 2009. Mr. Lynch had 30 days following his retirement on February 28, 2009 to exercise those options. He did not exercise any of those options during such 30 day period.

(13)	Includes 45,000 shares underlying unvested restricted stock units, 25,000 shares with respect to which Ms. Tiano has the right to acquire beneficial ownership by virtue of outstanding vested options.

(14)	Includes an aggregate of 2,583,672 shares with respect to which executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding vested options, an aggregate of 111,440 with respect to which executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 27, 2009 and an aggregate of 425,173 shares underlying unvested restricted stock units held by the executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and any person that beneficially owns more than ten percent of our Common Stock are required to report their beneficial ownership and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and the NYSE. These reports are required to be submitted by specified deadlines, and we are required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of our Common Stock to file such reports on a timely basis during our most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years. Based solely on a review of the copies of reports furnished to us during and with respect to the year ended December 31, 2008 and written representations from certain of our directors and executive officers, we do not know of any failure by our executive officers, directors and beneficial owners of more than ten percent of our Common Stock to file on a timely basis any reports required by Section 16(a) for the year ended December 31, 2008 and, to the extent applicable for purposes of this disclosure, prior fiscal years, except that the Form 4 filed on June 26, 2008 with the SEC by Mr. Bret Morris (the “Morris Form 4”), our Corporate Controller and principal accounting officer, was filed in an untimely manner. The Morris Form 4 reflected a grant of restricted stock units made to Mr. Morris by us on February 18, 2008, and to our knowledge, was the only transaction that was not filed with the SEC on a timely basis during 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our securities authorized for issuance under our equity compensation plans as of December 31, 2008:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(2)	4,812,000	(3)	$30.70	2,703,075	(4)(5)
Equity compensation plans not approved by security holders	1,318,153	(6)	$19.94	0	(7)
Total	6,130,513		$29.77	2,703,075	(4)(5)

(1)	The weighted-average exercise price as shown does not take into account outstanding awards of 1,589,580 restricted stock units.

(2)	Includes all of our stock option and long-term incentive plans other than our Amended and Restated 1998 Stock Option Plan (the “1998 Stock Option Plan”).

(3)	Between January 1, 2009 and March 27, 2009, we have granted 6,000 nonqualified stock options, 538,449 restricted stock units and 348,200 performance awards under the 2006 Long-Term Incentive Plan (the “2006 Plan”). See note 5 below for additional information regarding the manner in which grants of restricted stock units and performance awards reduce the number of shares available for issuance under the 2006 Plan.

(4)	Represents shares available for future issuance under the 2006 Plan as of December 31, 2008 (see note 3 above for information regarding additional issuances of equity awards under the 2006 Plan since such date). Does not include 1,145,645 shares that represent cancelled or terminated awards made pursuant to certain of our retired equity plans that may be recycled into the 2006 Plan under certain circumstances.

(5)	Pursuant to the 2006 Plan, any equity award grant, other than a stock option grant, shall reduce the number of shares available for issuance under the 2006 Plan by two shares of Common Stock for each share of Common Stock actually subject to such equity award. Effective March 6, 2009, any award granted under the 2006 Plan, other than a stock option, will reduce the number of shares of Common Stock available for issuance under the 2006 Plan by 1.75 shares of Common Stock for each share of Common Stock subject to the award.

(6)	Represents shares subject to issuance under our 1998 Stock Option Plan as of December 31, 2008.

(7)	The 1998 Stock Option Plan was terminated effective May 11, 2006. Accordingly, no new equity awards may be granted out of the 1998 Stock Option Plan. Only previously granted equity awards that vest and are exercised, as applicable, will be issued under the 1998 Stock Option Plan.

1998 Stock Option Plan

On December 5, 1998, Health Net adopted the 1998 Stock Option Plan, which was amended and restated on May 4, 2000, and further amended on October 13, 2000, December 18, 2000, March 14, 2002 and February 26, 2006 (collectively, the “1998 Stock Option Plan” and/or the “Plan”). The purposes of the 1998 Stock Option Plan are: (1) to align the interests of our stockholders and recipients of awards under the plan by increasing the proprietary interest of award recipients in our growth and success; (2) to attract and retain employees and directors and (3) to motivate employees and directors to act in the long-term best interests of our stockholders. The 1998 Stock Option Plan is administered by the Compensation Committee or by the Board of Directors. References in this summary to the Compensation Committee refer also to the Board of Directors, if and to the extent that the Board of Directors elects to act in an administrative capacity with respect to the Plan. The terms of the Plan permit the Compensation Committee to delegate some or all of its power and authority under the Plan to officers of Health Net.

General.    Health Net has reserved for issuance under the 1998 Stock Option Plan a total of 8,256,243 shares of Common Stock available for awards, including 500,000 shares available for restricted and bonus stock awards. The number of available shares is subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than a regular cash dividend. If any award granted under the 1998 Stock Option Plan expires or is terminated for any reason, the shares of Common Stock underlying the award will again be available under the 1998 Stock Option Plan.

Awards.    Under the 1998 Stock Option Plan, the Compensation Committee may grant awards consisting of stock options and stock appreciation rights (“SARs”) and stock awards in the form of restricted stock (which may include associated cash awards), restricted stock units or bonus stock to eligible employees and directors. However, no awards may be granted under the Plan to certain highly compensated officers of Health Net.

•

Stock options.    Stock option awards under the Plan consist of stock options which are not intended to qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended. At the time a stock option is granted, the Compensation Committee determines the number of shares of Common Stock subject to the option, the exercise price per share of underlying Common Stock, the period during which the option may be exercised and the restrictions on and conditions to exercise of the option. The exercise price of the option per share of underlying Common Stock must be at least equal to the fair market value of a share of the Common Stock on the date the option is granted.

•

Stock appreciation rights.    The Compensation Committee may grant SARs in conjunction with a concurrent or pre-existing stock option award. A SAR entitles the holder to receive, upon exercise of the SAR and surrender of the related stock option, shares of Common Stock, cash or a combination of stock and cash with an aggregate value equal to the product of

•	the excess of (1) the fair market value of one share of Common Stock on the date of exercise over (2) the base price of the SAR,

multiplied by

•

the number of shares of Common Stock subject to the surrendered stock option. The base price of a SAR is equal to the exercise price per share of the related stock option. The term, exercisability and other provisions of a SAR are fixed by the Compensation Committee.

The Compensation Committee determines the period for exercise of a SAR, provided that, the SAR shall not be exercised later than the expiration, cancellation, forfeiture or other termination of the related option.

•	Stock awards. The Compensation Committee may award shares of our Common Stock either as a restricted stock award, restricted stock unit award or as bonus stock that is not subject to restriction.

•

Bonus Stock.    Bonus stock is vested upon grant and is not subject to any restriction period, but may have such deferred payment or other restrictions and conditions as the Compensation Committee may deem advisable.

•

Restricted Stock.    The Compensation Committee fixes the restrictions, the restriction period and the valuation date and the price, if any, to be paid to the holder of each share of restricted stock subject to the award. The recipient of a restricted stock award will be unable to dispose of the shares prior to the expiration of the applicable restricted period. Unless otherwise determined by the Compensation Committee, during the restricted period, the recipient is entitled to vote the shares and receive any regular cash dividends on the shares. In connection with any restricted stock award, the Compensation Committee may authorize the payment of a cash award, subject to restrictions and other terms and conditions prescribed by the Compensation Committee, to the holder of the restricted stock, payable at any time after the restricted stock becomes vested. The amount of the cash award may not exceed 100% of the average fair market value of the restricted stock as determined over a period of 60 consecutive trading days ending on the applicable valuation date.

Restricted Stock Units (“RSU”).    An RSU is a right to receive, upon vesting, shares of Common Stock, cash or a combination thereof with a value equal to the fair market value of the Common Stock on the date of vesting. An RSU shall be subject to forfeiture if, during the restriction period, (i) the holder does not remain continuously in the employment of Health Net; or (ii) any specified performance measures are not satisfied. Prior to the settlement of an RSU, the holder of such RSU has no rights as a stockholder of Health Net with respect to any shares subject to the award; however, the agreement evidencing the award may allow the holder of the RSU to receive, on a current or deferred basis, dividend equivalents with respect to the shares of Common Stock in which the award is denominated and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents.

Change in Control.    In the event of a “change in control” (as defined in the 1998 Stock Option Plan) all stock options, RSUs and SARs outstanding under the 1998 Stock Option Plan will become immediately exercisable in full and the restrictions on all restricted stock awards will lapse. All awards under the Plan are required to be evidenced by a written agreement on terms approved by the Compensation Committee, subject to the provisions of the Plan. An agreement evidencing stock options, RSUs or restricted stock granted under the Plan may contain provisions limiting the acceleration of the exercisability of options and the acceleration of the lapse of restrictions on restricted stock or RSUs in connection with a change in control as the Compensation Committee deems appropriate to ensure that the penalty provisions applicable to excess parachute payments under the Internal Revenue Code of 1986, as amended, will not apply to any stock, cash or other property received by the award holder from us.

Termination of Employment or Service.    In the event of the termination of employment or service as a director of the holder of an award, other than in the event of a termination or removal for “Cause” (as defined under the 1998 Stock Option Plan), the Compensation Committee may provide for the vesting of the holder’s restricted stock, RSUs, cash awards and stock options under the Plan. In the event an award holder is terminated (or removed from the Board of Directors) for “Cause,” all of the holder’s restricted stock, RSUs and cash awards under the 1998 Stock Option Plan that remain subject to restrictions will be forfeited and all of the holder’s stock options under the 1998 Stock Option Plan will be terminated.

Amendment and Termination.    The Plan was terminated by the Board of Directors effective May 11, 2006. Accordingly, no new equity awards may be granted under the 1998 Stock Option Plan, and only previously granted equity awards that vest and are exercised will result in issuance of securities under the 1998 Stock Option Plan.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF HEALTH NET, INC.

The Audit Committee of the Board of Directors of Health Net, Inc. (the “Company”) is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of its internal auditors and independent registered public accounting firm. The Audit Committee is also responsible for the selection, evaluation and oversight of Company’s independent registered public accounting firm. The Audit Committee is composed of four non-employee directors and operates under a written Charter adopted by the Board of Directors. Each Audit Committee member is independent (as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards).

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing management’s assessment of the Company’s internal control over financial reporting and the consolidated financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held eleven meetings during the year ended December 31, 2008 and met in executive session at six of those meetings. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s assessment of internal control over financial reporting as of December 31, 2008 and the audited consolidated financial statements of the Company for the year ended December 31, 2008. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), the standards of the Public Company Accounting Oversight Board (PCAOB) and Rule 2-07 of Regulation S-X of the Securities Act of 1933, as amended. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining its independence. The Audit Committee reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.

Based on its review and the foregoing meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that management’s report on internal control over financial reporting as of December 31, 2008, as presented by management and audited by the Company’s independent registered public accounting firm, and the audited consolidated financial statements of the Company for the year ended December 31, 2008, as audited by the Company’s independent registered public accounting firm, each be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee selected the Company’s independent registered public accounting firm and recommended to the Board of Directors that the Board of Directors seek stockholder ratification of the Company’s independent registered public accounting firm.

Theodore F. Craver, Jr. (Chairman)

Thomas T. Farley

Gale S. Fitzgerald

Frederick C. Yeager

March 5, 2009

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Principal Accountant Fees and Services

The following table shows the fees (in thousands) billed to us by Deloitte & Touche LLP for each of years ended December 31, 2008 and 2007.

	2008	2007
Audit fees(a)	$7,840	$7,395
Audit-related fees(b)(c)	760	1,430
Total audit and audit-related fees	8,600	8,825
Tax fees(c)(d)	28	0
All other fees	0	0
Total fees(e)	$8,628	$8,825

(a)	Includes fees for the annual audit of the consolidated financial statements, quarterly reviews and stand-alone audits of regulated subsidiaries, and audit of internal controls over financial reporting.

(b)	Includes fees for audits, actuarial certifications and agreed-upon procedures for regulatory filings, audits of employee benefit plans and consultations on accounting standards or transactions.

(c)	The Audit Committee has determined that the provision of these services was compatible with maintaining the principal accountant’s independence.

(d)	Includes fees for income tax planning.

(e)	All such fees were approved by the Audit Committee of our Board of Directors.

Approval of Non-Audit Services

The Audit Committee approved the following non-audit services that were performed by Deloitte & Touche LLP, our independent registered public accountant during 2008: (1) audit related services such as (i) employee benefit plan audits, (ii) actuarial certification services (iii) accounting and financial reporting standards consultation and (iv) audits and agreed upon procedures for regulatory filings; and (2) certain other miscellaneous non-audit services permitted under Section 10A of the Exchange Act.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche LLP.

PROPOSAL 2—APPROVAL OF THE

AMENDED AND RESTATED EXECUTIVE OFFICER INCENTIVE PLAN

General

The Compensation Committee and the Board of Directors are proposing for stockholder approval the Health Net, Inc. Amended and Restated Executive Officer Incentive Plan (the “2009 Officer Plan”), which amends and restates the Health Net, Inc. 2006 Executive Officer Incentive Plan (the “EOIP”).

Stockholder approval of the 2009 Officer Plan is required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to qualify compensation paid under the 2009 Officer Plan as performance-based compensation for purposes of Section 162(m) of the Code. In general, Section 162(m) imposes a limit on corporate tax deductions for compensation in excess of one million dollars per year paid by a public company to its principal executive officer and any of the next three highest paid executive officers (not including the principal financial officer). An exception to this limitation on the corporate tax deduction is provided for qualified performance-based compensation. Section 162(m) generally requires that such executive officers’ compensation satisfy certain conditions in order to qualify for the performance-based exclusion from the one million dollar deduction cap. The Compensation Committee and the Board of Directors have approved, subject to stockholder approval, the 2009 Officer Plan which is intended to meet these conditions.

The purpose of the amendment and restatement is to clarify the maximum aggregate cash award that can be paid to any participant under the 2009 Officer Plan during any calendar year, to provide the Compensation Committee with the discretion to make certain adjustments to performance goals, subject to the requirements of Section 162(m), and to obtain stockholder approval of the materials terms of the performance criteria under the 2009 Officer Plan for an additional five (5) years for purposes of Section 162(m).

If the 2009 Officer Plan is approved by our stockholders, it will take effect as of January 1, 2010 and will remain in effect until December 31, 2014, unless terminated earlier by the Compensation Committee. If our stockholders approve the amendment and restatement of the 2009 Officer Plan, such approval will be considered approval of the 2009 Officer Plan, as amended and restated, for purposes of Section 162(m). If the amendment and restatement of the 2009 Officer Plan is not approved by our stockholders, the EOIP, as in effect immediately prior to the adoption of the amendment and restatement by our Board of Directors, will remain in full force and effect, and we will continue to make awards under that plan, until it expires on December 31, 2011.

The principal features of the full 2009 Officer Plan, as proposed to be amended and restated, are summarized below for the convenience and information of our stockholders. This description is qualified in its entirety by reference to the 2009 Officer Plan itself, a copy of which is attached to this Proxy Statement as Appendix A.

Description of the 2009 Officer Plan

Purpose.    The purpose of the 2009 Officer Plan is to retain and motivate our executive officers who have been designated by the Compensation Committee to be participants for a performance period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the performance period.

Administration.    The 2009 Officer Plan will be administered by the Compensation Committee, which consists solely of two or more directors who are “outside directors” within the meaning of Section 162(m). The Compensation Committee will have the sole discretion and authority to administer and interpret the 2009 Officer Plan and any awards granted thereunder.

Eligibility and Participation.    Eligibility to participate in the 2009 Officer Plan is limited to our executive officers (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended). The Compensation Committee will select the eligible 2009 Officer Plan participants for each performance period under the 2009 Officer Plan. Participants in the 2009 Officer Plan for a specific performance period will not be eligible to participate in any other plans during such performance period, including but not limited to, the Management Incentive Plan.

Award Determinations; Section 162(m) Performance-Based Awards.    By no later than the latest time permitted by Section 162(m) (generally, however, no later than the earlier of (i) 90 days after the commencement of the performance period and (ii) the date on which twenty-five percent (25%) of the performance period has been completed) and while the outcome of each goal remains substantially uncertain within the meaning of Section 162(m) (the “Applicable Period”), the Compensation Committee will establish one or more objective performance goals for such performance period for each participant or for any group of participants. Performance goals will be based exclusively on one or more of the following objective corporate-wide or subsidiary, division or operating unit measures:

•	the attainment by a share of Common Stock of a specified fair market value for a specified period of time;

•	total stockholder return over a specified period of time (which may be relative to a peer group);

•	earnings per share;

•	earnings before interest, taxes, depreciation or amortization (or any combination thereof);

•	direct margin;

•	expense reduction;

•	customer satisfaction survey results;

•	employee satisfaction survey results;

•	member retention;

•	net income;

•	operating income;

•	revenues;

•	profit margin;

•	cash flow(s);

•	financial return ratios;

•	return on equity; and

•

strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures.

Each performance goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, our past performance (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but limited to, the cost of capital), stockholders’ equity, shares outstanding, assets or net assets, or any combination thereof. Performance goals will be subject to such other special rules and conditions as the Compensation Committee may establish at any time within the Applicable Period, subject to the requirements of Section 162(m).

Unless the Compensation Committee decides otherwise, the measures utilized in establishing performance goals under the 2009 Officer Plan will be determined in accordance with the applicable accounting standards that apply to our financial statements (including generally accepted accounting principles). The measures will be determined without regard to “extraordinary items” as determined by our independent public accountants in accordance with applicable accounting standards or changes in accounting principles, unless, in each case, the Compensation Committee decides otherwise within the Applicable Period

The Compensation Committee, in its discretion, may make one or more objectively determinable adjustments to one or more of the performance goals. For any award under the 2009 Officer Plan intended to constitute qualify as performance-based compensation for purposes of Section 162(m), the adjustment must be made within the time prescribed by, and otherwise in compliance with, Section 162(m) (generally, within the Applicable Period). Such adjustments may include one or more of the following:

•	items relating to financing activities;

•	expenses for restructuring, reorganization or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by us during the performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period;

•	litigation or claim judgments or settlements;

•	items relating to unusual or extraordinary corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of our core, on-going business activities; or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Awards Payable under the 2009 Officer Plan.    At the time performance goals are established for a performance period, the Compensation Committee will also establish an individual award opportunity for each participant or group of participants, based on the achievement of one or more specified targets of performance goals, which we refer to herein as “targeted awards.” The targets will be expressed in terms of an objective formula or standards which may be based upon a participant’s annual base salary or a multiple thereof. The Compensation Committee, in its discretion, may reduce or eliminate payment of any targeted award, in whole or in part, that would otherwise be payable to a participant. The Compensation Committee, however, does not have the discretion to increase the amount of a participant’s targeted award that would otherwise be payable upon the participant’s attainment of the performance goals.

All awards under the 2009 Officer Plan will be paid in cash. In no event will the maximum aggregate amount of cash that may be paid to any participant under a targeted award during any calendar year exceed $5,000,000.

No awards will be paid unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the performance goal(s) specified for the performance period, as required by Section 162(m). Awards generally will be paid to a participant no later than March 15 following the year in which the targeted award is earned and vests. However, the Compensation Committee may permit a participant to elect that all or part of an award will be deferred under one or more of our deferred compensation plans and distributed at a later date, in accordance with Section 409A of the Code. All awards under the 2009 Officer Plan will be evidenced by an award agreement.

Transferability of Awards.    Except as required by law, a participant’s rights under the 2009 Officer Plan may not be assigned or transferred in whole or in part.

Amendment and Termination.    The Compensation Committee at any time may amend or terminate the 2009 Officer Plan or any award agreement, subject to any stockholder approval required by law. However, no such amendment or termination will adversely affect the right of any participant to receive a payment under a targeted award, unless such participant has provided written consent.

New Plan Benefits.    Awards under the 2009 Officer Plan are discretionary and it is not possible to determine the new plan benefits under the 2009 Officer Plan. The 2009 bonus program is governed by the EOIP as in effect prior to this amendment and restatement of the plan. However, it is currently expected that the 2009 Officer Plan will be administered in a manner consistent with past practices, and that awards paid in future years will be consistent with awards paid in prior years, taking into account changes in the performance goals and award levels that the Compensation Committee sets for each performance period. Bonus awards to our named executive officers in 2008 are as shown in the Summary Compensation Table.

Required Vote

Please see “Quorum and Votes Required—Proposal 2 and Proposal 3—Approval of the Amended and Restated Executive Officer Incentive Plan and Approval of the Amendment to the 2006 Long-Term Incentive Plan” for the stockholder vote required in order to approve the 2009 Officer Plan.

The Board of Directors recommends a vote FOR Proposal 2

to approve the Amended and Restated Executive Officer Incentive Plan.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE 2006 LONG-TERM INCENTIVE PLAN

General

Upon recommendation of the Compensation Committee, the Board of Directors is proposing for stockholder approval an amendment to the Health Net, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”) to (1) increase the number of shares of Common Stock reserved for issuance under the 2006 Plan by 7,000,000 shares of Common Stock, from 6,750,000 shares to 13,750,000 shares of Common Stock, and (2) reduce the term of stock options granted under the 2006 Plan in the future, from ten years to seven years.

As of March 27, 2009, only 1,309,013 shares of Common Stock remain available for issuance under the 2006 Plan. If the amendment to the 2006 Plan is approved by our stockholders, the amendment will take effect immediately. Approval of the amendment to the 2006 Plan by our stockholders will also be considered re-approval of the materials terms of the performance criteria under the 2006 Plan for an additional five (5) years for purposes of Section 162(m) of the Code. If the amendment to the 2006 Plan is not approved by our stockholders, the 2006 Plan, as in effect immediately prior to the adoption of the amendment by our Board of Directors subject to stockholder approval, will continue in effect, and equity awards may continue to be made under the 2006 Plan until all the shares available for issuance under the 2006 Plan have been issued or until the plan terminates on its currently schedule May 11, 2016 expiration date.

The principal features of the full 2006 Plan, as proposed to be amended, are summarized below for the convenience and information of our stockholders. This description is qualified in its entirety by reference to amendment to the 2006 Plan, a copy of which is attached to this Proxy Statement as Appendix B, and the 2006 Plan itself, a copy of which is attached to this Proxy Statement as Appendix C.

Stockholder Approval Requirement

The Board of Directors approved the amendment to the 2006 Plan on March 6, 2009, subject to stockholder approval as outlined above. Stockholder approval of the amendment to the 2006 Plan is necessary in order for us to (1) meet the stockholder approval requirements of the NYSE, (2) take tax deductions for certain compensation resulting from awards granted there under qualifying as performance-based compensation under Section 162(m) of the Code, and (3) grant incentive stock options, or ISOs thereunder.

Compensation and Governance Best Practices

The 2006 Plan reflects a broad range of compensation and governance best practices, with some of the key features of the 2006 Plan highlighted as follows and discussed in further detail below:

•

Limitations on Grants.    Generally, the number of shares that we may issue or transfer upon the exercise of incentive stock options may not exceed 350,000 shares of Common Stock, in the aggregate, subject to certain corporate transactions, as described below. In addition, the maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during the term of the 2006 Plan is 3,000,000 shares.

•

No Repricing of Options.    The 2006 Plan prohibits, without stockholder approval, the repricing, cancellation, regrant or amendment of options to reduce the exercise price (except as may be adjusted for certain corporate transactions, as described below).

•	No In-the-Money Option Grants. The 2006 Plan prohibits the grant of options with an exercise price less than the fair market value of our Common Stock on the date of grant.

•	Section 162(m) Qualification. The 2006 Plan is designed to allow awards made under the 2006 Plan to qualify as performance-based compensation under Section 162(m) of the Code.

•	Independent Administration. The Compensation Committee, which consists solely of non-employee directors, generally will administer the 2006 Plan, and only the Compensation Committee may make grants of awards to persons who are subject to Section 16 of the Exchange Act and persons who are “covered employees” within the meaning of Section 162(m) of the Code. The Compensation Committee may delegate certain of its duties and authorities to one or more of our executive officers for awards to certain non-executive employees.

Description of the 2006 Plan

Purposes.    The purposes of the 2006 Plan are (i) to align the interests of our stockholders and recipients of awards under the 2006 Plan by increasing the proprietary interest of such recipients in our growth and success, (ii) to advance our interests by attracting and retaining key employees and (iii) to motivate such employees to act in the long-term best interests of our stockholders. Under the 2006 Plan, we may grant non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), restricted stock awards, bonus stock awards, restricted stock unit awards and performance awards. All of our non-employee directors and key employees and persons expected to become our key employees will be eligible to participate in the 2006 Plan.

Administration.    The 2006 Plan will be administered by the Compensation Committee. Subject to the express provisions of the 2006 Plan, the Compensation Committee will have the authority to select eligible key employees who will receive awards and determine all of the terms and conditions of each award. Awards to non-employee directors under the 2006 Plan are made by the Board of Directors. All awards will be evidenced by a written agreement containing such provisions not inconsistent with the 2006 Plan as the Compensation Committee approves. The Compensation Committee will also have authority to prescribe rules and regulations for administering the 2006 Plan and to decide questions of interpretation or application of any provision of the 2006 Plan. Except with respect to grants to our executive officers and persons whose compensation is likely to be subject to the $1 million deduction limit under Section 162(m) of the Code, and, to the extent legally permissible, the Compensation Committee may delegate some or all of its power and authority to administer the 2006 Plan to our executive officers as it deems appropriate or necessary.

Section 162(m) Performance-Based Awards.    Certain awards under the 2006 Plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. (For a description of Section 162(m) of the Code, please see proposal 2, above.) The Compensation Committee may establish performance measures based on one or more of the following:

•	the attainment by a share of Common Stock of a specified “fair market value” (as defined under the 2006 Plan) for a specified period of time;

•	total stockholder return over a specified period of time (which may be relative to a peer group);

•	earnings per share;

•	earnings before interest, taxes, depreciation or amortization (or any combination thereof);

•	direct margin;

•	expense reduction;

•	customer satisfaction survey results;

•	employee satisfaction survey results;

•	member retention;

•	net income;

•	operating income;

•	revenues;

•	profit margin;

•	cash flow(s);

•	financial return ratios;

•	return on equity; and

•

strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing.

Available Shares.    Subject to stockholder approval, the maximum aggregate number of shares of Common Stock that can be issued or transferred pursuant to awards under the 2006 Plan will be 13,750,000 shares, including the additional 7,000,000 shares we are asking the stockholders to approve under this proposal. As of March 27, 2009, there are 1,309,013 shares available for issuance under the 2006 Plan.

Under the 2006 Plan, the total number of shares of Common Stock available for incentive stock options awards is 350,000 shares. The number of shares available for awards under the 2006 Plan (and the number and exercise price of outstanding awards) is subject to adjustment in the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change or event. The maximum number of shares of Common Stock with respect to which options, restricted stock, restricted stock unit awards, bonus stock awards or performance awards (or the fair market value thereof paid in cash) may be granted during the term of the 2006 Plan to any person is 3,000,000 shares, subject to adjustment as described above. Shares available for issuance under the 2006 Plan may be treasury shares, authorized but unissued shares, or a combination of both.

Grants of Awards.    Because grants under the 2006 Plan are discretionary, we are not able to predict the amounts, types, or recipients of future grants. Approximately 624 employees and directors are eligible to participate in the 2006 Plan.

Effect of Awards.    The grant of any award other than a stock option will reduce the number of shares of Common Stock available for issuance under the 2006 Plan by 1.75 shares of Common Stock for each such share actually subject to the award and will be deemed, for purposes of the shares available under the 2006 Plan, as an award of 1.75 shares of Common Stock for each such share actually (or nominally) subject to the award. The grant of a stock option will be deemed, for purposes of 2006 Plan, as an award of one share of Common Stock for each such share actually subject to the award, and the exercise of a stock option will be treated as an issuance of the full number of shares of Common Stock subject to the exercised portion of the stock option. To the extent that shares of Common Stock subject to an outstanding award under the 2006 Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such shares of Common Stock will again be available under the 2006 Plan.

Change in Control.    In the event of a “Change in Control” (as defined in the 2006 Plan), the Compensation Committee may provide for any of the following actions, which will be designated in the applicable award agreement (including, without limitation, any additional conditions required in order for any of the following actions to become effective):

•	all outstanding options immediately will be exercisable in full,

•	the restriction period applicable to any outstanding restricted stock award or restricted stock unit award will lapse,

•	the performance period applicable to any outstanding performance award will lapse, and

•

the performance measures applicable to any outstanding award will be deemed satisfied, as determined by the Board of Directors, at the minimum, target or maximum level, unless otherwise provided in the applicable award agreement.

Transferability of Awards.    Awards generally may not be sold, pledged, assigned, hypothecated, encumbered or otherwise transferred in any manner other than pursuant to a beneficiary designation effective on the participant’s death, or, with respect to awards other than stock options, except as permitted by the Compensation Committee. No award may be transferred to a third party for consideration. Options may be exercised only by a participant during the participant’s lifetime (or by the participant’s legal representative).

Amendment and Termination.    The 2006 Plan will terminate on May 11, 2016, which is ten years from the date our stockholders originally approved the 2006 Plan, unless terminated earlier by the Board of Directors. The Board of Directors may amend the 2006 Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, provided that no amendment may be made without stockholder approval if such amendment would, among other things, (i) increase the maximum number of shares of Common Stock available under the 2006 Plan, (ii) effect any change inconsistent with Section 422 of the Code or (iii) extend the term of the 2006 Plan.

Awards under the Plan.

Stock Options—General.    The Compensation Committee will determine the conditions to the vesting and exercisability of an option. Upon exercise of an option, including an incentive stock option, the purchase price may be paid in cash, by delivery of previously acquired shares of Common Stock, by withholding shares otherwise deliverable upon exercise or, to the extent legally permissible, by delivery of an irrevocable notice of exercise to a broker acceptable to us.

Non-Qualified Stock Options.    The period for the exercise of a non-qualified stock option, including the period during which a non-qualified stock option is exercisable following termination of employment, will be determined by the Compensation Committee, but may not be greater than seven years. The exercise price of a non-qualified stock option will not be less than the fair market value of the Common Stock on the date of grant of such option.

Incentive Stock Options.    No incentive stock option will be exercisable more than seven years after its date of grant, except that if the recipient of the incentive stock option owns more than ten percent of the voting power of all shares of our capital stock (a “ten percent holder”), such incentive stock option will be exercisable for no more than five years after its date of grant. The exercise price of an incentive stock option will not be less than the fair market value of the Common Stock on the date of grant of such option, except that if the recipient of the incentive stock option is a ten percent holder, the exercise price will not be less than 110% of the fair market value of the Common Stock on the date of grant of such option.

In the event of the termination of a participant’s employment by reason of death or permanent and total disability (as defined in Section 22(e)(3) of the Code), incentive stock options will be exercisable to the extent exercisable on the date of termination for a period of one year after such termination (or such shorter period as specified by the Compensation Committee in the award agreement), but in no event after the expiration of the incentive stock option. In the event of the termination of a participant’s employment for any other reason, incentive stock options will be exercisable to the extent exercisable on the date of termination for a period of three months after such termination, but in no event after the expiration of the incentive stock option. If the holder of an incentive stock option dies during the applicable exercise period following termination of employment, such incentive stock option will be exercisable only to the extent such option was exercisable on the date of the holder’s death, and may thereafter be exercised for a period of one year (or such shorter period as specified by the Compensation Committee in the option agreement), but in no event after expiration of the incentive stock option.

Bonus Stock and Restricted Stock Awards.    The 2006 Plan provides for the grant of stock awards which are vested upon grant (“bonus stock”), and stock awards which may be subject to a restriction period (“restricted stock”). Shares of restricted stock are non-transferable and, as determined by the Compensation Committee, subject to forfeiture if, during the restriction period, (i) the holder does not remain continuously employed by us, (ii) specified performance measures are not satisfied, or (iii) the holder does not satisfy any other applicable conditions.

All terms relating to the termination of the restriction period, or the cancellation or forfeiture of a restricted stock award upon the termination of employment of a holder of such award will be determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee, the holder of a restricted stock award will have rights as our stockholder, including the right to vote and receive dividends or distributions with respect to the shares of restricted stock. The applicable award agreement will specify what happens in the event a holder of restricted stock or bonus stock has a termination of employment or service.

Restricted Stock Unit Awards.    The 2006 Plan provides for the grant of restricted stock unit awards (“RSUs”). An RSU is a right to receive, upon vesting, shares of Common Stock, cash, or a combination thereof with a value equal to the fair market value of our Common Stock on the date of vesting. RSUs are subject to forfeiture if, during the restriction period, (i) the holder does not remain continuously employed by us, (ii) specified performance measures are not satisfied, or (iii) the holder does not satisfy any other applicable conditions. Prior to the settlement of an RSU award, the holder of such RSU has no rights as our stockholder with respect to the shares subject to the award. However, the award agreement may allow the holder of the RSU to receive, on a current or deferred basis, dividend equivalents with respect to the shares of our Common Stock subject to the award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. The applicable award agreement will specify what happens in the event a holder of RSUs has a termination of employment or service before the RSU is fully vested.

Performance Awards.    The 2006 Plan provides for the grant of performance awards. A performance award is a right, contingent upon the attainment of performance measures within a specified performance period, to receive shares of our Common Stock or cash of a specified amount. The number of shares of Common Stock subject to the performance award, the applicable performance measures and the performance period will be determined by the Compensation Committee. All terms relating to the vesting and forfeiture of such award upon the satisfaction of, or to failure satisfy, the performance measures will be determined by the Compensation Committee. The applicable award agreement will specify what happens in the event a holder of a performance award has a termination of employment or service before the performance award is fully vested.

Grants of Awards to Non-Employee Directors

The 2006 Plan authorizes the grant of discretionary awards to our non-employee directors, the terms and conditions of which are to be determined by our Board of Directors. Historically, our non-employee directors received an automatic grant of nonqualified stock options under the NED Plan on an annual basis. As there are no longer enough shares available for grant under the NED Plan to make the annual stock option grant to directors, non-employee directors receive grants of nonqualified stock options under the 2006 Plan. Non-employee directors are eligible to receive 7,500 nonqualified stock options when they join our Board or Directors and automatic annual grants of nonqualified stock options upon their re-election to our Board. Each annual grant entitles the optionee to purchase the granted number of shares of Common Stock (which number is equal to a target value of $130,000 based on the Black-Scholes method of option valuation) at an exercise price equal to the fair market value of Common Stock on the date of such grant. Each grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a change in control.

Equity Award Grants as of March 27, 2009

The following table sets forth summary information concerning the number of shares of our Common Stock subject to option, RSU and performance award grants made under the 2006 Plan to our current named executive officers and current non-employee directors, and all employees (current and past), as of March 27, 2009.

Equity Award Transactions

Name	Number of Shares Underlying Option Grants (#)	Weighted Average Exercise Price ($)	Number of Shares Underlying Restricted Stock Unit Grants (#)		Number of Shares Underlying Performance Award Grants (#)
Jay M. Gellert President and Chief Executive Officer	0	—	37,500		112,500
James E. Woys Executive Vice President and Chief Operating Officer	0	—	70,500		150,500
Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	0	—	40,000		82,500
Stephen D. Lynch Former President, Health Plan Division	0	—	36,250		18,750
Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	50,000	$48.9000	45,000		55,000
All named executive officers as a group (5 persons)	50,000	$48.9000	229,250		419,250
Theodore E. Craver, Jr.	26,600	$38.9804	—		—
Vicki B. Escarra	24,813	$39.3405	—		—
Thomas T. Farley	26,600	$38.9804	—		—
Gale S. Fitzgerald	26,600	$38.9804	—		—
Patrick Foley	26,600	$38.9804	—		—
Roger E. Greaves	26,600	$38.9804	—		—
Bruce G. Willison	26,600	$38.9804	—		—
Frederick C. Yeager	26,600	$38.9804	—		—
All current non-employee directors as a group (8 persons)	211,013	$39.0227	0		0
All employees (current and past), including officers (current and past), who are not current executive officers, as a group	590,497	$38.4807	1,953,971	(1)	340,355	(1)

(1)	Each restricted stock unit and performance award grant under the 2006 Plan reduces the number of shares of Common Stock available for issuance under the 2006 Plan by two shares of Common Stock for each share of Common Stock subject to the award. Accordingly, the total number of shares underlying the restricted stock unit awards reduce the total number of shares available for grant under the 2006 Plan by 4,366,442, and the total number of shares underlying the performance awards reduce the total number of shares available for grant under the 2006 Plan by 1,519,210. Effective March 6, 2009, any award granted under the 2006 Plan, other than a stock option, will reduce the number of shares of Common Stock available for issuance under the 2006 Plan by 1.75 shares of Common Stock for each share of Common Stock subject to the award.

Federal Income Tax Consequences Associated with the 2006 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2006 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.

Non-Qualified Stock Options.    If an optionee is granted a non-qualified stock option under the 2006 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee will recognize ordinary income at the time of exercise in an amount equal to the difference between the option exercise price and the fair market value of a share of our Common Stock at such time, multiplied by the number of shares for which the non-qualified stock option is exercised. The optionee’s basis in the stock for purposes of determining gain or loss on subsequent disposition of such shares will be equal to the fair market value of the Common Stock on the date the optionee exercises such option. Any subsequent gain or loss should be taxable as long-term or short-term capital gain or loss, depending on how long the optionee has held the shares at the time of disposition.

Incentive Stock Options.    No taxable income should be recognized by the optionee at the time of the grant of an incentive stock option, and no taxable income should be recognized for regular tax purposes at the time the option is exercised; however, the excess of the fair market value of the shares of Common Stock received over the option exercise price paid will be an “item of adjustment” for alternative minimum tax purposes. The optionee should recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition, the optionee should recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date (or, if less, the price at which the shares are sold) over the exercise price paid for the shares should be taxable to the optionee as ordinary income. Any additional gain or loss recognized upon the disposition should be taxable as long-term or short-term capital gain or loss, depending on how long the optionee has held the shares at the time of disposition.

An option will only qualify as an incentive stock option to the extent that the aggregate fair market value of the shares with respect to which the option first becomes exercisable in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of the shares is determined as of the date the incentive stock option is granted. To the extent a stock option intended to qualify as an incentive stock option under Section 422 of the Code is exercisable for shares in excess of this $100,000 limitation, the excess portion of the stock option will be taxable as a non-qualified stock option. In addition, an incentive stock option exercised more than three months after an optionee terminates employment, other than by reason of death or disability, generally will be taxable as a non-qualified stock option.

We will not be entitled to any federal income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the shares, then generally, we will be entitled to a federal income tax deduction for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Restricted Stock.    In general, a participant should not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date or the vesting conditions are satisfied) or the shares become transferable, the participant should recognize ordinary income on the difference, if any, between the fair market value of the shares of restricted stock (disregarding any restrictions which may lapse, such as vesting restrictions) on the date the restrictions lapsed or the shares become transferable and the amount the participant paid, if any, for such restricted stock. Recipients of restricted stock under the 2006 Plan may, however, make an election under Section 83(b) of the Code to be taxed at the time the restricted stock is transferred to the recipient in an amount equal to the difference, if any, between the fair market value of the restricted stock (disregarding any restrictions which may lapse, such as vesting restrictions) on the date of transfer and the amount the participant paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the participant should not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Bonus Stock.    A participant who receives bonus stock generally should recognize taxable ordinary income in an amount equal to the fair market value of the shares received.

Restricted Stock Units.    A recipient of an RSU award generally will not recognize taxable income upon the grant of such award. When an award is settled, whether in cash or shares of Common Stock, the recipient generally will recognize ordinary income in an amount equal to the fair market value of the shares received.

Performance Awards.    A recipient of a performance award generally will not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of Common Stock, the participant will recognize ordinary income equal to value received.

Tax Deductions and Section 162(m) of the Code.    Except as otherwise described above with respect to incentive stock options, we generally should be entitled to a federal income tax deduction at the same time and for the same amount as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2006 Plan may qualify as “performance-based compensation” for purposes of Section 162(m), including performance shares, if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described above.

The 2006 Plan is structured in a manner that is intended to provide the Compensation Committee with the ability to provide awards that satisfy the requirements for qualified “performance-based compensation” under Section 162(m) of the Code. In the event the Compensation Committee determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code.    Certain awards under the 2006 Plan may be considered “non-qualified deferred compensation” subject to Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount will be subject to income tax at regular income tax rates plus an additional 20 percent tax, as well as potential premium interest tax.

New Plan Benefits under the Amendment

As of March 27, 2009, no equity awards had been granted under the 2006 Plan on the basis of the increase to the number of shares of Common Stock that may be issued under the 2006 Plan pursuant to this proposal 3. Awards under the 2006 Plan are made in the discretion of the Compensation Committee. Accordingly, in general, future awards under the 2006 Plan are not determinable at this time.

Required Vote

Please see “Quorum and Votes Required—Proposal 2 and Proposal 3—Approval of the Amended and Restated Executive Officer Incentive Plan and Approval of an Amendment to the 2006 Long-Term Incentive Plan” for the stockholder vote required in order to approve the amendment to the 2006 Plan.

The Board of Directors recommends a vote FOR Proposal 3 to approve the amendment to the Health Net, Inc. 2006 Long-Term Incentive Plan.

PROPOSAL 4—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has served in this capacity since June 3, 1994. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

The Board of Directors is submitting the ratification of the selection of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent registered accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in our and our stockholders best interests.

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote to ratify the selection of Deloitte & Touche LLP.

The Board of Directors recommends a vote FOR Proposal 4

to ratify the selection of Deloitte & Touche LLP as our

independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be made at the 2010 Annual Meeting of Stockholders must be received at our principal executive offices by December 9, 2009 in order to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be made at the 2010 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, written notice of the stockholder’s intent to make such proposal must be delivered to or mailed and received at our principal executive offices not later than February 22, 2010. Our bylaws require that notice of stockholder proposals to be made at the 2010 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act be submitted to us in accordance with the requirements of the bylaws no earlier than January 21, 2010 or later than February 19, 2010, provided that, in the event that the 2010 Annual Meeting of Stockholders is called for a date that is earlier than April 6, 2010 or later than June 15, 2010, notice of stockholder proposals, including for director nominations, to be timely, must be received not later than the close of business on the tenth day following the day on which our notice of the date of the 2010 Annual Meeting of Stockholders was mailed or public disclosure of such date was made, whichever first occurs.

Pursuant to our bylaws, notice of stockholder proposals must be in proper written form, setting forth, as to each matter the stockholder proposes to bring before the meeting, the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of such stockholder;

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of such stockholder therein; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Similarly, stockholder nominations for director must set forth the following in writing:

•

as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including, but not limited to, the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	as to the stockholder making the nomination:

•	their name and record address, as they appear on our books,

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice; and

•

any other information required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367, or contact Investor Relations by telephone at (800) 291-6911. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our Internet Web site, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

COMMUNICATION WITH DIRECTORS

Communications with Directors.    The Board of Directors has established a process to receive communications from stockholders and other interested parties (collectively, “Interested Parties”). Interested Parties may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Company Secretary” at 21650 Oxnard Street, Woodland Hills, California 91367.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Upon written request by any stockholder, we will provide without charge a copy of our Annual Report on Form 10-K and/or proxy statement for our most recent fiscal year, including the financial statements and the financial statement schedules required to be filed with the SEC. Such written requests should be directed to Angie McCabe, Vice President, Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the 2009 Annual Meeting of Stockholders. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

APPENDIX A

HEALTH NET, INC.

AMENDED AND RESTATED

EXECUTIVE OFFICER INCENTIVE PLAN

I.	PURPOSE

The purposes of the Health Net, Inc. Amended and Restated Executive Officer Incentive Plan (the “Plan”) are to retain and motivate the Executive Officers of Health Net, Inc. (“the Company”) who have been designated by the Committee to be Participants for a Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. This Plan is an amendment and restatement of the Health Net, Inc. 2006 Executive Officer Incentive Plan, as amended (the “Prior Plan”), which the stockholders of the Company previously approved on May 12, 2005.

It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of Section 162(m), the U.S. Treasury regulations and interpretive guidance promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

II.	DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

1.	“Annual Base Salary” shall mean for any Executive Officer an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Executive Officer during the Performance Period but for his or her election to defer receipt thereof. Notwithstanding the previous sentence, the Committee, in its sole discretion, may provide at the time it selects an Executive Officer to be a Participant that such Participant’s Annual Base Salary shall have a different meaning, provided that the dollar amount of such Annual Base Salary is fixed at the time the applicable performance goals are established.

2.	“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles (GAAP) in the United States, International Financial Reporting Standards, or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

3.	“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissable under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

4.	“Board” shall mean the Board of Directors of the Company.

5.

“Cause” shall mean “cause” as defined in any employment agreement between an Executive Officer and the Company, or if not defined in such agreement, or if there is no agreement, “Cause” shall include, without limitation, (a) an act of dishonesty causing harm to the Company, (b) the knowing disclosure of confidential information relating to the Company’s business, (c) habitual drunkenness or narcotic drug addiction, (d) conviction of a felony, (e) willful refusal to perform or gross neglect of the duties assigned to the Participant, (f) the Participant’s willful breach of any law that, directly or indirectly, affects the Company, (g) the Participant’s material breach of his or her duties or responsibilities following a Change of Control that do not differ in any material respect from the Participant’s duties and responsibilities during the 90-day period immediately prior to such Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Participant’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach.

6.	A “Change in Control” shall mean:

(i)	Consummated Transaction. Consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a Merger, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the liquidation or dissolution of the Company.

(ii)	Control Purchase. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company’s Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the “beneficial owner”(as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent (20%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities);

(iii)	Board Change. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan;

(iv)	Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

7.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

8.	“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof that consists solely of two or more members of the Board of Directors who shall qualify as “outside directors” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

9.	“Company” shall mean Health Net, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

10.

“Common Stock” shall mean the Common Stock, $.001 par value, of the Company and any other equity security which (i) is designated by the Board to be available for awards under the Plan or (ii) becomes available for awards under the Plan by reason of a conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of shares of Common Stock.

11.	“Disability” shall mean “disability” as defined in any employment agreement between the Participant and the Company or any of its subsidiaries) or, if not defined therein or if there is no such agreement, as defined in the Company’s long-term disability plan.

12.	“Executive Officer” shall have the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, in each case as amended from time to time.

13.	“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

14.	“Merger” shall mean any merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger.

15.	“Participant” shall mean an Executive Officer of the Company who is designated by the Committee to participate in the Plan for a Performance Period.

16.	“Performance Period” shall mean any period commencing on or after January 1, 2010 for which performance goals are established pursuant to Article V. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

17.	“Plan” shall mean the Health Net, Inc. Executive Officer Incentive Plan as set forth herein, as it may be amended from time to time.

III.	ADMINISTRATION

1.	General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan, any Individual Award Opportunity granted hereunder and any applicable award agreement evidencing an Individual Award Opportunity (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and any applicable award agreement, and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation, construction or administration of the Plan or any Incentive Award Opportunity unless such action or inaction is attributable to his or her own willful misconduct or lack of good faith.

2.	Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 1 of this Article III:

(a)	to designate within the Applicable Period the Participants for a Performance Period;

(b)	to establish within the Applicable Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including the extent to which any incentive payment shall be made to a Participant in the event of (A) the Participant’s termination of employment due to death, Disability, or any other termination of employment with the Company (or any of its subsidiaries), including, without limitation, a termination with or without Cause, or (B) a Change of Control;

(c)	to determine in writing prior to the payment under any Incentive Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Incentive Award Opportunities have been satisfied;

(d)	to decide whether, and under what circumstances and subject to what terms, Incentive Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(e)	to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

IV.	OTHER PLAN PARTICIPATION

Notwithstanding any provision in any other plan of incentive compensation of the Company or any of its subsidiaries, an Executive Officer who is a Participant in the Plan for any Performance Period shall not participate in any such other plan during such Performance Period.

V.	PERFORMANCE GOALS

1.	Establishing Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division or operating unit measures: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; total shareholder return over a specified period of time (which may be relative to a peer group); earnings per share; earnings before interest, taxes, depreciation or amortization (or any combination thereof); direct margin; expense reduction; customer satisfaction survey results; employee satisfaction survey results; member retention; net income; operating income; revenues; profit margin; cash flow(s); financial return ratios; return on equity; and strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period, subject to the requirements of Section 162(m) of the Code.

2.	Impact of Extraordinary Items or Changes in Accounting. The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with Applicable Accounting Standards and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with Applicable Accounting Standards or (ii) changes in accounting principles, unless, in each case, the Committee decides otherwise within the Applicable Period.

In addition, the Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals. Such adjustments may include one or more of the following: (i) items relating to financing activities; (ii) expenses for restructuring, reorganization or productivity initiatives; (iii) other non-operating items; (iv) items related to acquisitions; (v) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vi) items related to the disposal of a business or segment of a business; (vii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (viii) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (ix) litigation or claim judgments or settlements; (x) items relating to unusual or extraordinary corporate transactions, events or developments, (xi) items related to amortization of acquired intangible assets; (xii) items that are outside the scope of the Company’s core, on-going business activities; or (xiii) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Incentive Award Opportunities intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

VI.	INCENTIVE AWARD OPPORTUNITIES

1.	Terms. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standards which may be based upon the Participant’s Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment under any Incentive Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made, but the Committee shall not have the discretion to increase the amount of any payment under an Incentive Award Opportunity that would otherwise be due upon the attainment of the performance goals.

2.

Incentive Payments. Payments under Incentive Award Opportunities shall be in cash and, unless a participant elects to defer receipt of a payment, shall be made at the time determined by the Committee after the end of the Performance Period for which the Incentive Awards are payable, except that no such payment shall be made unless and until the Committee, based on the Company’s audited financial results for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied. Notwithstanding the foregoing sentence, all payments under the Plan shall be made no later than March 15th following the calendar year in which an incentive payment is earned and vests. The Committee, in its sole discretion, may permit a Participant to defer payment of an award under a deferred compensation plan or plans of the Company, as may be in effect from time to time, in accordance with the requirements of Section 409A of the Code.

3.	Maximum Incentive Payment. Notwithstanding any provision in the Plan to the contrary, in no event shall the maximum aggregate amount of cash that may be paid to any Participant pursuant to any Incentive Award Opportunity during any calendar year exceed $5,000,000.

4.	Award Agreements. Each Incentive Award Opportunity shall be evidenced by an award agreement. Award agreements evidencing Incentive Award Opportunities intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

5.	Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Committee, any Incentive Award Opportunity which is granted to a Participant and is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code shall be subject to any additional limitations or requirements set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder, and the Plan and any applicable award agreement shall be deemed amended to the extent necessary to conform to such requirements.

VII.	GENERAL PROVISIONS

1.	Amendment or Termination. The Committee at any time may amend or terminate the Plan or any award agreement, subject to any shareholder approval required by law, provided that, without the Participant’s written consent, no such amendment or termination shall adversely affect the right of any Participant to receive a payment under any Incentive Award Opportunity previously awarded to such Participant.

2.	Applicable Law. All issues arising under the Plan shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

3.	Tax Withholding. The Company shall have the right to withhold any and all federal, state and local taxes that the Company deems may be required to be withheld in respect of any payment under any Incentive Award Opportunity.

4.	No Employment Right Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant’s employment at any time with or without cause or notice.

5.	Other Plans. Payments under Incentive Award Opportunities shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides compensation such as payments made pursuant to Incentive Award Opportunities are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.	Costs and Expenses. All administrative costs and expenses of the Plan and the Incentive Award Opportunities granted hereunder shall be borne by the Company.

7.	Non-Transferability of Rights. Except as and to the extent required by law, a Participant’s rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right of the Participant shall be subject to any obligation or liability of the Participant other than any obligation or liability owed by the Participant to the Company or any of its subsidiaries.

8.	Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 1 of Article VII.

9.	Effective Date. The Plan is effective for Performance Periods commencing on or after January 1, 2010, subject to stockholder approval of the Plan by the Company’s stockholders. If approved, the Plan shall remain in effect until December 31, 2014, unless terminated earlier.

APPENDIX B

AMENDMENT NUMBER TWO

TO THE

HEALTH NET, INC.

2006 LONG-TERM INCENTIVE PLAN

WHEREAS, Health Net, Inc. (the “Company”) maintains the Health Net, Inc. 2006 Long-Term Incentive Plan (the “Plan”) for the benefit of key employees and directors of the Company;

WHEREAS, the Company desires to amend the Plan to increase the number of shares of common stock of the Company, par value $0.001, reserved for issuance under the Plan and to amend the term of options granted under the Plan in the future, subject to approval by the Company’s stockholders, and to make certain other changes that are not subject to approval by the Company’s stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has the power to amend the Plan pursuant to Section 8.2 thereof; and

WHEREAS, the Compensation Committee of the Board has recommended that the Board amend the Plan as provided below.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the Plan as follows, subject to approval by the Company’s stockholders:

1. Subject to approval by the Company’s stockholders at the 2009 annual meeting of stockholders:

(a) Section 3.3 of the Plan is hereby amended by striking “6,750,000” in the first sentence thereof and replacing it with “13,750,000”; and

(b) Section 4.2(b) of the Plan is hereby amended by adding the following sentence to the end thereof:

“For options granted on or after May 21, 2009, no Incentive Stock Option or Nonqualified Stock Option shall be exercised later than seven years after its date of grant; provided, however, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant.”

2. Section 3.5 of the Plan is hereby amended as follows:

(a) In the first sentence thereof, by striking references to the phrase “two (2)” and replacing it with “1.75”, and

(b) In the last sentence thereof, by striking the phrase “is cancelled or forfeited” and replacing it with “or is cancelled, forfeited or settled in cash”.

3. Section 8.8 of the Plan is hereby amended by striking the first sentence thereof and replacing it with the following:

“In the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under the Plan, the maximum number of securities with respect to which stock options or Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards

B-1

may be granted to any individual, the number and class of securities subject to each outstanding stock option and the purchase price per security, the maximum number of securities with respect to which Stock Awards or stock options may be granted to any person, the terms of each outstanding stock option, the terms of each outstanding Restricted Stock Award, Restricted Stock Unit Award, and Performance Award, and the number and class of securities subject to each outstanding Stock Award and Restricted Stock Unit Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options without an increase in the aggregate purchase price or base price.”

4. Section 8.9 of the Plan is hereby amended as follows:

(a) In the first sentence thereof, by adding the words “the Committee may provide for any of the following actions, which shall be designated in the applicable Agreement (including, without limitation, any additional conditions required in order for any of the following actions to become effective)” after the words “upon the occurrence of a Change in Control, as defined below”; and

(b) At the end of the first sentence thereof, by striking the words “, except as otherwise provided in the applicable Agreement”

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be signed on this 5th day of March, 2009.

HEALTH NET, INC.

By:	/s/ Karin Mayhew
Name: Title:	Karin Mayhew Senior Vice President, Organization Effectiveness

B-2

APPENDIX C

HEALTH NET, INC.

2006 LONG-TERM INCENTIVE PLAN

I. INTRODUCTION

The purposes of the Health Net, Inc. 2006 Long-Term Incentive Plan (the “Plan”) are to (i) align the interests of the stockholders of Health Net, Inc., a Delaware corporation (the “Company”), and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) advance the interests of the Company by attracting and retaining directors and key employees of the Company and its subsidiaries and (iii) motivate such directors and employees to act in the long-term best interests of the Company’s stockholders.

II. DEFINITIONS

For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

“Agreement” shall mean the written instrument evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Bonus Stock” shall mean shares of Common Stock which are not subject to a Restriction Period at the time of grant.

“Bonus Stock Award” shall mean an award of Bonus Stock.

“Cause” shall have the meaning set forth in Section 8.10(b).

“Change in Control” shall, unless otherwise determined by the Committee, have the meaning set forth in Section 8.9(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof that, in each case, consists solely of two or more members of the Board of Directors who each qualify as an “outside director” within the meaning of Section 162(m) of the Code, a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual.

“Common Stock” shall mean the Common Stock, $.001 par value, of the Company and any other equity security into which the Common Stock is converted by reason of a recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares or other similar change in capitalization or similar event.

“Company” shall mean Health Net, Inc., a Delaware corporation, or any successor thereto.

“Disability” shall mean the termination of employment or service of a Participant due to such individual’s inability, as determined solely by the Committee, to perform substantially such holder’s duties and responsibilities for a continuous period of at least six months, provided, however, that in the case of awards which are subject to the provisions of section 409A of the Code, the existence of Disability shall be determined in accordance with such section and the regulations and guidance promulgated thereunder from time to time.

“Employer” shall mean the Company or any Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing price of a share of Common Stock as reported in The Wall Street Journal on the New York Stock Exchange Composite Transactions list for the date as of which such value is being determined or, if there shall be no reported transaction for such date or if such date is not a trading day, on the next immediately preceding date for which a transaction was reported or which was a trading day; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of section 422 of the Code, or any successor provision, and which is intended by the Committee to constitute, and designated as, an Incentive Stock Option.

“Mature Shares” shall mean previously acquired shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months (or such shorter period as the Committee may permit, provided that the Company will not be required to recognize any increased compensation expense under applicable accounting principles in connection with its receipt of such shares hereunder) or (ii) has purchased on the open market.

“Merger” shall mean any merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Participants” shall mean those individuals described in Section 3.1.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option, (ii) as a condition to the grant of a Stock Award or a Restricted Stock Unit Award or (iii) during the applicable Restriction Period or Performance Period as a condition to the holder’s receipt, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or a Performance Award, of the shares of Common Stock subject to such award or the cash amount payable with respect to such award. To the extent necessary for an award to be qualified performance-based compensation under section 162(m) of the Code, such criteria and objectives shall include one or more of the following: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; total shareholder return over a specified period of time (which may be relative to a peer group); earnings per share; earnings before interest, taxes, depreciation or amortization (or any combination thereof); direct margin; expense reduction; customer satisfaction survey results; employee satisfaction survey results; member retention; net income; operating income; revenues; profit margin; cash flow(s); financial return ratios; return on equity; and strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof.

Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Performance Period. The Performance Measures for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Performance Period. If the Committee desires that compensation payable pursuant to any award subject to Performance Measures be qualified performance-based compensation within the meaning of Section 162(m) of the Code, the Performance Measures (i) shall be established in writing by the Committee no later than 90 days after the beginning of the Performance Period or Restriction Period, as applicable (or such other time designated by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such Performance Measures be stated in terms of an objective formula or standard. Subject to Section 162(m) of the Code with respect to an award that is intended to be qualified performance-based compensation, the Committee, in its sole discretion, may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting principles.

“Performance Period” shall mean any period designated by the Committee during which the Performance Measures applicable to a Performance Award shall be measured.

“Performance Award” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive payment in cash or in shares of Common Stock of a specified amount.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period.

“Restricted Stock Award” shall mean an award of Restricted Stock.

“Restricted Stock Unit” shall mean a right which entitles the holder thereof to receive, upon vesting, shares of Common Stock, cash, or a combination thereof, with an aggregate valve equal to the Fair Market Value of one share of Common Stock on the date of vesting. Restricted Stock Units may or may not be granted with dividend equivalent rights.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units.

“Restriction Period” shall mean any period designated by the Committee during which (i) Common Stock subject to a Restricted Stock Award shall not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such award or (ii) the restrictions applicable to a Restricted Stock Unit Award shall remain in effect.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock Award” shall mean a Restricted Stock Award or a Bonus Stock Award.

“Subsidiary” shall mean any corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of reference, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Tax Date” shall have the meaning set forth in Section 8.6.

“Ten Percent Holder” shall have the meaning set forth in Section 4.2(a).

III. ELIGIBILITY AND ADMINISTRATION

3.1    Eligibility. Participants in the Plan shall consist of non-employee directors of the Company and such key employees and persons expected to become key employees (“Participants”) of an Employer as the Committee in its sole discretion may select from time to time. The Board or Committee’s selection of an individual to participate in the Plan at any time shall not require the Board or Committee to select such individual to participate in the Plan at any other time. For purposes hereof, a non-employee director shall be a member of the Board who is not an employee of the Company or any of its Subsidiaries.

3.2    Administration. (a)    In General. The Plan shall be administered by the Committee. The Committee may grant to Participants any one or a combination of the following awards under the Plan: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options, (ii) Stock Awards in the form of Restricted Stock or Bonus Stock, (iii) Restricted Stock Unit Awards and (iv) Performance Awards. The Committee shall, subject to the terms of the Plan, select Participants for participation in the Plan and determine the form, amount and timing of each award to such individuals and, if applicable, the number of shares of Common Stock, the number of Restricted Stock Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements imposed under Section 162(m) of the Code and regulations promulgated thereunder in the case of an award intended to be qualified performance-based compensation, take action with respect to an award such that (i) any or all outstanding options shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award or Restricted Stock Unit Award shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Performance Award shall lapse, and (iv) the Performance Measures applicable to any outstanding award (if any) shall be deemed to be satisfied at the maximum or any other level. The Committee shall, subject to the terms of the Plan, interpret the Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Plan, make any determinations necessary or desirable to effectuate the purposes of the Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations, determinations and conditions shall be final, binding and conclusive. Notwithstanding anything in the Plan to the contrary, the functions of the Committee as set forth herein shall be performed by the Board with respect to Participants who are non-employee directors.

(b)    Delegation. To the extent permitted by applicable law, the Committee may delegate some or all of its power and authority hereunder to such executive officer or officers of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to (i) the grant of an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding or (ii) the grant of an award to an officer or other person subject to Section 16 of the Exchange Act (or decisions concerning the timing, pricing or amount of an award to such an officer or other person).

(c)    Indemnification. No member of the Board of Directors or Committee, nor any executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board of Directors and the Committee and any such executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s Certificate of Incorporation or By-laws, and under any directors’ and officers’ liability insurance of the Company that may be in effect from time to time.

3.3    Shares Available. Subject to Section 3.5 and subject to adjustment as provided in Section 8.8, 6,750,000 shares of Common Stock shall be available under the Plan, which number shall be increased by the amount of shares of Common Stock that are presently subject to awards under the Health Net, Inc. 2005 Long-Term Incentive Plan (which shall be deemed to include shares subject to or issued pursuant to awards under the Health Net, Inc. 2002 Stock Option Plan or the Health Net, Inc. 1997 Stock Option Plan) which remain unissued upon the cancellation or termination of such award. To the extent that shares of Common Stock subject to an outstanding award under this Plan are not issued or delivered by reason of the (i) expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under the Plan. Subject to adjustment as provided in Section 8.8, the total number of shares of Common Stock available under this Plan for Incentive Stock Option Awards shall not exceed 350,000 shares of Common Stock. Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof. For the avoidance of doubt, shares of Common Stock actually or constructively (i.e., by attestation) tendered by a Participant in satisfaction of the Participant’s exercise price or tax obligations shall not be made available again for issuance under the Plan.

3.4    Individual Limitation. Subject to the provisions of Section 8.8, the total number of shares of Common Stock subject to awards (including awards which may be payable in cash but denominated as shares of Common Stock), awarded to any Participant shall not exceed 3,000,000 shares during the term of the Plan.

3.5    Effect of Awards. The grant of any award other than an Option shall, for purposes of Section 3.3, reduce the number of shares of Common Stock available for issuance under the Plan by two (2) shares of Common Stock for each such share actually subject to the award and shall be deemed, for purposes of Section 3.4, as an award of two (2) shares of Common Stock for each such share actually (or nominally) subject to the award. The grant of an Option shall be deemed, for purposes of Sections 3.3 and 3.4, as an Award of one share of Common Stock for each such share actually subject to the award, and the exercise of an Option shall be treated for purposes of Section 3.3 as an issuance of the full number of shares of Common Stock subject to the Option. In the event that an award expires, terminates, is cancelled or forfeited, the number of shares of Common Stock deemed subject to such award under this Section 3.5 shall again become available under the Plan.

IV. STOCK OPTIONS

4.1    Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such Participants as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. Each Incentive Stock Option shall be granted within ten years of the date this Plan is approved by the Company’s shareholders. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by an option holder during any calendar year (under the Plan or any other plan of the Company or any subsidiary corporation as defined in section 424 of the Code and the regulations thereunder) exceeds $100,000 (or any other applicable dollar limitation established under the federal tax laws), such options shall constitute Nonqualified Stock Options.

4.2    Terms of Stock Options. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)    Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to an employee who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any subsidiary corporation as defined in section 424 of the Code and the regulations thereunder) (a “Ten Percent Holder”), then the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required under the Code in order to constitute an Incentive Stock Option.

(b)    Exercise Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option or Nonqualified Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which must be satisfied as a condition either to a grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or noncumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c)    Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefore in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having a Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Committee determines that such withholding of shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles, (D) to the extent legally permissible, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case, except as otherwise set forth in the Agreement relating to the option and (ii) by executing such documents and taking any other actions as the Company may reasonably request. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. The Company shall not be required to deliver certificates representing shares of Common Stock until the Company has confirmed the receipt of good and available funds in payment of the full purchase price therefor and any withholding taxes thereon, as described in Section 8.6.

4.3    Termination of Employment or Service.

(a)    In General. Subject to Sections 8.10 and paragraph 4.5(b) below in the case of an Incentive Stock Option, all of the terms relating to the exercise, cancellation or other disposition of an option in the event the holder of such option is no longer employed by an Employer (or, in the case of a non-employee director, ceases to serve on the Board), whether by reason of Permanent and Total Disability, retirement, death or other termination of employment or service, shall be determined by the Committee. Such determination shall be made at the time of the grant of such option and shall be specified in the Agreement relating to such option.

(b)    Incentive Stock Options. Each Incentive Stock Option held by an optionee who ceases to be employed by any Employer by reason of Permanent and Total Disability or death shall be exercisable only to the extent that such option is exercisable on the date of such optionee’s termination of employment. In the case of the optionee’s Permanent and Total Disability, the option may thereafter be exercised by such optionee (or such optionee’s legal representative or similar person) for a period of one year (or such shorter period as the Committee may specify in the Agreement) after the effective date of such optionee’s termination of employment by reason of Permanent and Total Disability or until the expiration of the term of such Incentive Stock Option, whichever period is shorter. In the case of the optionee’s death, the option may thereafter be exercised by the beneficiary or beneficiaries duly designated by the optionee or, if none, the executor or administrator of the optionee’s estate or, if none, the person to whom the optionee’s rights under such option shall pass by will or by the applicable laws of descent and distribution for a period of one year (or such other period as the Committee may specify in the Agreement) after the date of such optionee’s death or until the expiration of the term of such Incentive Stock Option, whichever period is shorter.

(c)    Each Incentive Stock Option held by an optionee who ceases to be employed by any Employer for any reason other than Permanent and Total Disability or death shall be exercisable only to the extent such option is exercisable on the effective date of such optionee’s termination of employment, and may thereafter be exercised by such optionee (or such optionee’s legal representative or similar person) for a period of three months after the effective date of such optionee’s termination of employment or until the expiration of the term of the Incentive Stock Option, whichever period is shorter.

(d)    If an optionee dies during the exercise period specified in the Agreement evidencing the award of such option following the termination of the optionee’s employment by reason of Permanent and Total Disability, or if the optionee dies during the three-month period following termination of employment for any reason other than death or Permanent and Total Disability, each Incentive Stock Option held by such optionee shall be exercisable only to the extent such option is exercisable on the date of the optionee’s death and may thereafter be exercised by the beneficiary or beneficiaries duly designated by the optionee or, if none, the executor or administrator of the optionee’s estate or, if none, the person to whom the optionee’s rights under such option shall pass by will or by the applicable laws of descent and distribution for a period of one year (or such shorter period as the Committee may specify in the Agreement) after the date of death or until the expiration of the term of such Incentive Stock Option, whichever period is shorter.

(e)    Notwithstanding anything in the Plan to the contrary, no option issued under the Plan may be repriced, regranted through cancellation or otherwise amended in each case to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a change in the Company’s capitalization or in connection with a corporate transaction) without the approval of the Company’s stockholders.

V. STOCK AWARDS

5.1    Stock Awards. The Committee may, in its discretion, grant Stock Awards to such Participants as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or Bonus Stock Award.

5.2    Terms of Stock Awards. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable, including such terms as the Committee may determine with respect to dividends payable in respect of shares of Common Stock subject to such Stock Award.

(a)    Number of Shares and Other Terms. The Committee shall determine the number of shares of Common Stock subject to a Restricted Stock Award or Bonus Stock Award. The Committee may determine that the grant of a Stock Award is contingent upon the satisfaction of one or more Performance Measures. In the case of a Restricted Stock Award, the Committee shall determine the price, if any, to be paid by the holder for each share of Restricted Stock subject to the award.

(b)    Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of Common Stock subject to such award (x) if specified Performance Measures are satisfied during the specified Restriction Period or (y) if the holder of such award remains continuously in the employment of any one or more Employers through the specified Restriction Period and satisfies any other applicable conditions and (ii) for the forfeiture of all or a portion the shares of Common Stock subject to such award (v) if specified Performance Measures are not satisfied during the specified Restriction Period or (w) the holder of such award does not remain continuously in the employment of any one or more Employers through the specified Restriction Period or does not satisfy any other applicable conditions. Bonus Stock Awards shall not be subject to any Restriction Periods.

(c)    Share Certificates. During the Restriction Period, at the Company’s sole discretion, the shares of Common Stock subject to a Restricted Stock Award either (i) shall be held be the Company in book entry form, with the restrictions on the shares duly noted, or (ii) shall be represented by a certificate or certificates registered in the holder’s name, which may bear a legend, in addition to any legend which may be required pursuant to Section 8.7, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company or its agent, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of any applicable conditions), or upon the grant of a Bonus Stock Award, in each case subject to the Company’s right to require payment of any taxes in accordance with Section 8.6, either (i) a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award or (ii) a notation of noncertificated shares shall be made on the stock records of the Company.

(d)    Rights With Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award and the Plan, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a dividend or distribution with respect to shares of Common Stock, other than a regular cash dividend or any other distribution as the Committee may in its sole discretion designate, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such dividend or distribution was made. Any such dividends and distributions on deposit with the Company shall not be required to be segregated in separate accounts and shall not bear interest. Any breach of any restrictions, terms or conditions applicable to a Restricted Stock Award by the holder of such award shall cause a forfeiture of Restricted Stock, any related distributions, and all rights under the Agreement.

5.3    Termination of Employment or Service. Subject to Section 8.10, all of the terms relating to the termination of the Restriction Period or other conditions relating to a Restricted Stock Award, or any cancellation or forfeiture of such Restricted Stock Award in the event the holder of such Restricted Stock Award is no longer employed by an Employer (or, in the case of a non-employee director, ceases to serve on the Board), whether by reason of Disability, retirement, death or other termination of employment or service, shall be specified in the Agreement relating to such Restricted Stock Award.

VI. RESTRICTED STOCK UNIT AWARDS

6.1    Restricted Stock Unit Awards. The Committee may, in its discretion, grant Restricted Stock Unit Awards to such Participants as may be selected by the Committee. Each Restricted Stock Unit shall contain terms and conditions with comply with the provisions of Section 409A of the Code and shall be interpreted in a manner so as to comply with such section.

6.2    Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)    Number of Restricted Stock Units and Other Terms. The Committee shall determine the number of Restricted Stock Units subject to a Restricted Stock Unit Award and the Performance Measures (if any) and Restriction Period applicable to a Restricted Stock Unit Award.

(b)    Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of such award (w) if specified Performance Measures are satisfied or met during the specified Restriction Period or (x) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period and (ii) for the forfeiture of such award (y) if specified Performance Measures are not satisfied or met during the specified Restriction Period or (z) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period.

(c)    Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award (i) shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Restricted Stock Unit Award in shares of Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

6.3    Termination of Employment or Service. Subject to Section 8.10, all of the terms relating to the termination of a Restricted Stock Unit Award, or any cancellation or forfeiture of such Restricted Stock Unit Award in the event the holder of such Restricted Stock Unit Award is no longer employed by an Employer (or, in the case of a non-employee director, ceases to serve on the Board), whether by reason of Disability, retirement, death or other termination of employment or service, shall be specified in the Agreement relating to such Restricted Stock Unit Award.

VII. PERFORMANCE AWARDS

7.1     Performance Awards. The Committee may, in its discretion, grant Performance Awards to such Participants as may be selected by the Committee.

7.2    Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)    Amount of Performance Award, Performance Measures and Performance Period. The Committee shall determine the amount of a Performance Award and the Performance Measures and Performance Period applicable to such award.

(b)    Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such award, if specified Performance Measures are satisfied or met during the specified Performance Period, and for the forfeiture of such award, if specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)    Settlement of Vested Performance Awards. The Agreement relating to a Performance Award (i) shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Performance Award in shares of Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

7.3    Termination of Employment or Service. Subject to Section 8.10, all of the terms relating to the termination of a Performance Award, or any cancellation or forfeiture of such Performance Award in the event the holder of such Performance Award is no longer employed by an Employer (or, in the case of a non-employee director, ceases to serve on the Board), whether by reason of Disability, retirement, death or other termination of employment or service, shall be specified in the Agreement relating to such Performance Award.

VIII. GENERAL

8.1    Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 2006 annual meeting of stockholders, provided that, the total vote cast on the amended and restated Plan represents over 50% in interest of all securities entitled to vote on the amended and restated Plan, shall become effective on the date of such meeting. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

In the event that the Plan is not approved by the stockholders of the Company within twelve months of the date the Board adopts the Plan, subject to stockholder approval, the Plan and any awards granted hereunder shall be null and void.

8.2    Amendments. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code; provided, however, that no amendment shall be made without stockholder approval if required by applicable law or the rules of any exchange on which the Common Stock is listed. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

8.3    Agreement. Each award under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by a duly authorized representative of the Company and the recipient of such award. Each award under the Plan shall be subject to forfeiture if the Agreement evidencing such award is not executed by the recipient and delivered to the Company. An Agreement may be modified or amended at any time by the Committee, provided that no modification or amendment may adversely affect the rights of the holder of the award evidenced by the Agreement without the holder’s consent.

8.4    Designation of Beneficiaries. Each Participant may designate a beneficiary or beneficiaries with respect to each of his or her awards by executing and filing with the Company during his or her lifetime a written beneficiary designation on a form prescribed by the Committee. The Participant may change or revoke any such designation by executing and filing with the Company during his or her lifetime a new beneficiary designation. If all designated beneficiaries predecease the individual or, in the case of corporations, partnerships, trusts or other entities which are designated beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the individual’s death, or if the individual fails to designate a beneficiary, then the following persons in the order set forth below shall be the individual’s beneficiaries:

(i)	Participant’s spouse, if living; or if none,

(ii)	Participant’s then living descendants, per stirpes; or if none,

(iii)	Participant’s estate.

8.5    Transferability of Awards. No Incentive Stock Option shall be transferable other than pursuant to a beneficiary designation effective on the optionee’s death. No other award shall be transferable other than

(a) pursuant to a beneficiary designation effective on the holder’s death or (b) as permitted by the Committee, provided, however, that in no event shall an award be transferred to a third party for consideration. Each option may be exercised during the optionee’s or holder’s lifetime only by the optionee or holder (or the optionee’s or holder’s legal representative). Except as permitted by the preceding sentences, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such an award and all rights thereunder shall immediately become null and void.

8.6    Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. The holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, equal to the minimum amount necessary to satisfy any such obligation, (C) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option, to the extent legally permissable, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C); in each case, except as otherwise set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

8.7    Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of shares thereunder, such award shall not be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act and the rules and regulations thereunder.

8.8    Adjustment. In the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under the Plan, the maximum number of securities with respect to which options or Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards, may be granted during any calendar year to any individual, the number and class of securities subject to each outstanding option and the purchase price per security, the maximum number of securities with respect to which Stock Awards or options may be granted during any calendar year to any person, the terms of each outstanding option, the terms of each outstanding Restricted Stock Award, Restricted Stock Unit Award, and Performance Award, and the number and class of securities subject to each outstanding Stock Award and Restricted Stock Unit Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an award under the Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on such vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.

8.9    Acceleration of Awards.

Notwithstanding any provision in the Plan, upon the occurrence of a Change in Control, as defined below, (i) all outstanding options shall immediately become exercisable in full, (ii) the Restriction Period applicable to any outstanding Restricted Stock Award or Restricted Stock Unit Award shall lapse, (iii) the Performance Period applicable to any outstanding Performance Award shall lapse, (iv) the Performance Measures applicable to any outstanding award shall be deemed satisfied, as determined by the Board, at the minimum, target or maximum level, except as otherwise provided in the applicable Agreement.

(a)    Definition of Change in Control. Unless otherwise determined by the Committee, a “Change in Control” shall mean:

(i)    Consummated Transaction. Consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a Merger, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the liquidation or dissolution of the Company;

(ii)    Control Purchase. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company’s Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities);

(iii)    Board Change. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

(iv)    Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

The Agreement evidencing options or Restricted Stock granted under the Plan may contain such provisions limiting the acceleration of the exercisability of options and the acceleration of the vesting of Restricted Stock as provided in this Section as the Committee deems appropriate to ensure that the penalty provisions of

Section 4999 of the Code, or any successor thereto in effect at the time of such acceleration, will not apply to any stock, cash or other property received by the holder from the Company.

8.10     Termination of Employment or Service.

(a)    Acceleration of Exercisability or Vesting. Notwithstanding any provisions to the contrary in an Agreement, if the employment or service of the holder of an award shall terminate for any reason (including, without limitation, the holder’s death, Permanent and Total Disability, retirement, resignation or voluntary termination other than for Cause (as defined in subsection (b) hereof) as determined by the Committee in its sole discretion), the Committee may determine the following, subject to such action not causing a violation of Section 409A of the Code:

(i)    All of the terms relating to the satisfaction of Performance Measures shall be deemed to be satisfied and any Restriction Period applicable to any Restricted Stock Award shall be deemed to have expired upon the holder’s termination of employment or service, and all Restricted Stock subject to such award shall become vested;

(ii)    Any option shall become exercisable in full upon the holder’s termination of employment or service; and

(iii)    All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award shall be deemed to be satisfied.

(b)    Termination By Company For Cause. If the employment or service of a holder of a Performance Award, Restricted Stock Award or Restricted Stock Unit Award shall terminate for Cause, then all Performance Awards, Restricted Stock Awards and Restricted Stock Unit Awards shall be forfeited immediately on the effective date of such holder’s termination of employment or service. If the employment or service of a holder of an option shall terminate for Cause, all options held by such holder shall immediately terminate and be canceled on the effective date of such holder’s termination of employment or service. For purposes of this Section 8.10, “Cause” shall have the meaning ascribed thereto in any employment agreement to which such holder is a party or, in the absence thereof, shall include, but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his or her duties and responsibilities for any reason other than illness or incapacity; provided, however, “Cause” shall mean only a felony conviction for fraud, misappropriation or embezzlement, regardless of whether the holder has an employment agreement with an Employer, if the holder’s employment termination occurs within 12 months after a Consummated Transaction, Control Purchase or Board Change (as such events are described in Section 8.9(a)); provided, however, that with respect to non-employee directors Cause shall mean removal by the Company’s stockholders for cause.

(c)    General. For purposes of the Plan, a leave of absence, unless otherwise determined by the Committee prior to the commencement thereof, shall not be considered a termination of employment. Awards made under the Plan shall not be affected by any change of employment so long as the holder continues to be an employee of an Employer.

8.11    No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by any Employer or service as a director or affect in any manner the right of an Employer to terminate the employment of any person at any time without liability hereunder.

8.12    Rights As Stockholder. Subject to Section 5.2(d), no person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

8.13    Section 409A Compliance. Awards under the Plan are intended to comply with Section 409A of the Code and all awards shall be interpreted in accordance with such section and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Agreement to the contrary, in the event that the Committee determines that any award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt any award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to award, or (ii) comply with the requirements of Section 409A of the Code.

8.14    Non-Exclusivity. The Plan shall not be construed as creating any limitations on the Company or the Committee to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options and the awards of either shares of Common Stock or cash to any individual.

8.15    Governing Law. The Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

AMENDMENT NUMBER ONE

TO THE

HEALTH NET, INC.

2006 LONG-TERM INCENTIVE PLAN

WHEREAS, Health Net, Inc. (the “Company”) maintains the Health Net, Inc. 2006 Long-Term Incentive Plan (the “Plan”) for the benefit of key employees and directors of the Company;

WHEREAS, the Company desires to amend the Plan to permit the Company to withhold fractional shares of common stock of the Company, par value $0.001 (“Common Stock”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has the power to amend the Plan pursuant to Section 8.2 thereof; and

WHEREAS, the Compensation Committee of the Board has recommended that the Board amend the Plan as provided below.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	Section 4.2(c) of the Plan is hereby amended by deleting the third sentence thereof, which states “Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee” and replacing it with the following sentence:

“In the event the Company rounds up and withholds a whole share of Common Stock in order to satisfy the exercise price obligation in respect of the exercise price of any fraction of a share of Common Stock, the Company shall refund an amount in cash to optionee, which amount shall equal the difference between the Fair Market Value of the whole share of Common Stock withheld to satisfy the exercise price obligation, less the Fair Market Value of such fractional share of Common Stock.”

2.	Section 8.6 of the Plan is hereby amended by deleting the last sentence thereof, which states “Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder” and replacing it with the following sentence:

“Notwithstanding the foregoing sentence, in the event the Company rounds up and withholds a whole share of Common Stock in order to satisfy such tax obligation in respect of any fraction of a share of Common Stock, the Company shall refund an amount in cash to optionee, which amount shall equal the difference between the Fair Market Value of the whole share of Common Stock withheld to satisfy such tax obligation, less the Fair Market Value of such fractional share of Common Stock.”

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be signed on this 14th day of January, 2009.

HEALTH NET, INC.

By:	/S/ KARIN MAYHEW
Name:	Karin Mayhew
Title:	Senior Vice President, Organization Effectiveness

HEALTH NET, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 21, 2009 10:00 a.m.

21281 Burbank Boulevard Woodland Hills, CA 91367

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Jay M. Gellert and Linda V. Tiano, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.eproxy.com/hnt

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 20, 2009.

PHONE 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m.

(CT) on May 20, 2009.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

Address Change? Mark Box to the right and Indicate changes below:

ADDRESS BLOCK

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. To elect nine directors to serve for a term of one year or until the 2010 Annual Meeting of Stockholders.

01 Theodore F. Craver, Jr.

02 Vicki B. Escarra

03 Thomas T. Farley

04 Gale S. Fitzgerald

05 Patrick Foley

06 Jay M. Gellert

07 Roger F. Greaves

08 Bruce G. Willison

09 Frederick C. Yeager

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees listed

Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To approve the Amended and Restated Executive Officer Incentive Plan, which in part provides compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

For

Against

Abstain

3. To approve an amendment to the 2006 Long-Term Incentive Plan, which in part increases the number of shares of Common Stock reserved for issuance under the plan from 6,750,000 to 13,750,000.

For

Against

Abstain

4. To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2009.

For

Against

Abstain

5. To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.